Exhibit 10.6

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

GILEAD SCIENCES, INC.,

GRYPHON ACQUISITION SUB, INC.,

CORUS PHARMA, INC.

AND

RODNEY A. FERGUSON, PH.D, AS CHAIRMAN OF AND ON BEHALF OF THE

STOCKHOLDER REPRESENTATIVE COMMITTEE

DATED AS OF APRIL 12, 2006

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of April 12, 2006, by and among GILEAD SCIENCES, INC., a Delaware corporation (“Acquiror”), GRYPHON ACQUISITION SUB, INC., a Delaware corporation and wholly owned subsidiary of Acquiror (“Merger Sub”), CORUS PHARMA, INC., a Delaware corporation (the “Company”) and RODNEY A. FERGUSON, PH.D., as Chairman of and on behalf of the Stockholder Representative Committee (the “Stockholder Representative Committee”).

RECITALS

A. The Company, Acquiror and Merger Sub believe it advisable and in their respective best interests to effect a merger of the Company and Merger Sub pursuant to this Agreement (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Acquiror.

B. The Board of Directors of the Company has approved this Agreement and the Merger unanimously in accordance with applicable Law. This Agreement and the Merger will be submitted to the Stockholders for adoption and approval in accordance with the Delaware General Corporation Law (the “DGCL”).

C. The Boards of Directors of Acquiror and Merger Sub have approved this Agreement and the Merger in accordance with applicable Law.

D. Contemporaneously with the execution and delivery of this Agreement: (i) Acquiror and the Company are entering into a Series C Preferred Stock Purchase Agreement (2006 Extension) (the “Series C Preferred Stock Purchase Agreement”), pursuant to which Acquiror is purchasing from the Company 21,551,724 shares of Series C Preferred Stock (the “Acquiror-Held Series C Shares”); (ii) in connection with the purchase of such shares, Acquiror and the Company are entering into this Agreement, and Acquiror, the Company and certain Stockholders are entering into (A) an amendment to the Registration Rights Agreement and (B) the Stockholders’ Agreement; (iii) Acquiror and the Company are entering into a 1040 Product Agreement with respect to the Company 1040 Product (the “1040 Product Agreement”); (iv) the Stockholders identified on Annex I (the “Key Stockholders”) are entering into Key Stockholder Agreements in favor of Acquiror (the “Key Stockholder Agreements”); (v) A. Bruce Montgomery, M.D. and William Baker, Ph.D are entering into Noncompetition Agreements in favor of the Company and Acquiror (the “Noncompetition Agreements”), to be effective as of the Closing; (vi) the officers and directors of the Company, each of the Key Stockholders and certain additional Stockholders are entering into General Releases in favor of the Company and Acquiror (the “General Releases”), to be effective as of the Closing; (vii) certain employees of the Company are executing Countersigned Offer Letters, to be effective as of the Closing; and (viii) Acquiror, the Company, A. Bruce Montgomery, M.D. and William Baker, Ph.D are entering into a Joint Defense, Common Interest and Confidentiality Agreement (the “Joint Defense Agreement”).

E. Certain capitalized terms used in this Agreement are defined in Article X. Annex II includes an index of all defined terms used in this Agreement.

AGREEMENT

In consideration of the terms hereof, the parties to this Agreement (the “Parties”) agree as follows:

ARTICLE I

THE MERGER

1.1	The Merger

Upon the terms and subject to the conditions hereof, (a) at the Effective Time the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”), and (b) from and after the Effective Time, the Merger shall have all the effects of a merger under the DGCL and other applicable Law.

1.2	The Closing

Subject to Section 7.3, and on the terms and subject to the conditions of this Agreement, the Closing shall take place on a date selected by Acquiror, which shall be no more than ten Business Days after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Articles IV and V (other than the conditions set forth in Sections 4.3, 4.4, 4.9, 5.3 and 5.4, which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), at the offices of Orrick, Herrington & Sutcliffe LLP, 719 Second Avenue, Suite 900, Seattle, Washington, or such other date, time or location as Acquiror and the Company shall agree (the date on which the Closing actually takes place being referred to in this Agreement as the “Closing Date”).

1.3	Effective Time

On the Closing Date and on the terms and subject to the conditions hereof, the Certificate of Merger shall be delivered for filing with the Secretary of State of the State of Delaware (the “Delaware Secretary”). The Merger shall become effective at the Effective Time. If the Delaware Secretary requires any changes in the Certificate of Merger as a condition to filing or issuing a certificate to the effect that the Merger is effective, Merger Sub and the Company shall execute any necessary revisions incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement.

1.4	Certificate of Incorporation of the Surviving Corporation

At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to conform to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Corus Pharma, Inc.”

1.5	Bylaws of the Surviving Corporation

At the Effective Time, the Bylaws of the Surviving Corporation shall be amended and restated to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time.

1.6	Directors and Officers

(a) At the Effective Time, the directors of the Company shall resign and the directors of the Surviving Corporation shall be those individuals designated by Acquiror in its sole discretion, who shall hold office in accordance with and subject to the Certificate of Incorporation and the Bylaws of the Surviving Corporation.

(b) At the Effective Time, the officers of the Company shall resign and the officers of the Surviving Corporation shall be those individuals designated by the board of directors of the Surviving Corporation in its sole discretion, who shall hold office in accordance with and subject to the Certificate of Incorporation and Bylaws of the Surviving Corporation, provided, however, that any such resignation of an officer of the Company pursuant to this Section 1.6(b) shall not be deemed for any purpose to be a voluntary termination of such officer’s employment with the Company.

1.7	Merger Consideration

1.7.1 Conversion of Shares

Subject to the other provisions of this Section 1.7 (including Sections 1.7.1(h) and 1.7.2) and Article VIII, at the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company or any Stockholder:

(a) The following shares of Company Capital Stock shall be canceled and no consideration shall be delivered in respect thereof: (i) all shares of any class of Company Capital Stock held by the Company as treasury shares; and (ii) all Acquiror-Held Company Securities.

(b) Each share of Series A Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive:

(i) an amount in cash equal to the sum of (x) the Series A Preference Amount plus (y) the product of (A) the Closing Distribution Percentage multiplied by (B) 1.8240647 multiplied by (C) the Residual Per Share Amount; and

(ii) an interest in any Holdback Payment made in accordance with Section 8.5, payable to the holder thereof when such Holdback Payment is made hereunder, to the extent provided herein.

(c) Each share of Series B Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive:

(i) an amount in cash equal to the sum of (x) the Series B Preference Amount plus (y) the product of (A) the Closing Distribution Percentage multiplied by (B) the Residual Per Share Amount; and

(ii) an interest in any Holdback Payment made in accordance with Section 8.5, payable to the holder thereof when such Holdback Payment is made hereunder, to the extent provided herein.

(d) Except as otherwise provided in Section 1.7.1(a), each share of Series C Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive:

(i) an amount in cash equal to the sum of (x) the Series C Preference Amount plus (y) the product of (A) the Closing Distribution Percentage multiplied by (B) the Residual Per Share Amount; and

(ii) an interest in any Holdback Payment made in accordance with Section 8.5, payable to the holder thereof when such Holdback Payment is made hereunder, to the extent provided herein.

(e) Each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive:

(i) an amount in cash equal to the product of (x) the Closing Distribution Percentage multiplied by (y) the Residual Per Share Amount; and

(ii) an interest in any Holdback Payment made in accordance with Section 8.5, payable to the holder thereof when such Holdback Payment is made hereunder, to the extent provided herein.

(f) Each Company Stock Option outstanding immediately prior to the Effective Time, whether vested or unvested, shall be assumed by Acquiror at the Effective Time. Each such Company Stock Option so assumed by Acquiror under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the agreement evidencing such Company Stock Option and in the Company Option Plan, immediately prior to the Effective Time, including provisions with respect to restrictions on exercise, term, exercisability, vesting and acceleration, except that (i) each such assumed Company Stock Option will be exercisable for that number of whole shares of Acquiror Common Stock equal to the product (rounded down to the nearest whole share) of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio, and (ii) the per share exercise price under each such Company Stock Option shall be adjusted by dividing the per share exercise price of each such Company Stock Option by the Option Exchange Ratio, and rounding up to the nearest whole cent. The terms of each such assumed Company Stock Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction with respect to Acquiror Common Stock subsequent to the Effective Time. Acquiror shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Acquiror Common Stock for delivery upon the exercise of the Company Stock Options assumed by Acquiror. Acquiror will use commercially reasonable efforts to file, within 10 days following the Closing Date, a registration statement on Form S-8 (or any successor to Form S-8) so as to register the Acquiror Common Stock subject to the Company Stock Options assumed by Acquiror pursuant to this Section 1.7.1(f), and shall use its reasonable efforts to effect such registration and to maintain the effectiveness of such registration statement (and the current status of the prospectus contained therein) for so long as such assumed Company Stock Options remain outstanding. At or before the Effective Time, the Company shall (1) take all actions that may be necessary or that Acquiror considers reasonably appropriate (under the Company Option Plan and otherwise) to effectuate the provisions of this Section 1.7.1(f) and to ensure that, from and after the Effective Time, holders of Company Stock Options have no rights with respect to such Company Stock Options other than those specifically provided in this Section 1.7.1(f), and (2) cause to be effected, in a manner reasonably satisfactory to Acquiror, any amendments to the Company Option Plan necessary to give effect to the foregoing provisions of this Section 1.7.1(f).

(g) The Company Warrant will not be assumed by Acquiror in the Merger. As a result, pursuant to the terms of the Company Warrant, the Company Warrant, to the extent not exercised prior to the Closing, shall be treated as set forth in Section 6.14.

(h) By executing the applicable Letter of Transmittal and delivering their certificates representing shares of Company Capital Stock to the Paying Agent in accordance with the provisions of Section 1.7.3, or by executing the Stockholder Consent personally or by proxy (or both), each Non-Dissenting Holder shall be deemed to have agreed to be bound with respect to the indemnification obligations and the procedures set forth in Article VIII.

(i) If any share of Company Common Stock outstanding immediately prior to the Effective Time is unvested or is subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other Contract under which the Company has any rights, then the consideration otherwise payable with respect to such share of Company Common Stock pursuant to Section 1.7.1(e) will, except to the extent it vests by its terms as a result of this Agreement and the transactions contemplated hereby, also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and need not be paid or otherwise delivered to the former holder of such share of Company Common Stock until such time as such repurchase option, risk of forfeiture or other condition lapses or otherwise terminates. The Company shall, prior to the Effective Time, take all action that may be reasonably necessary to ensure that (and Acquiror shall have the right, from and after the Effective Time, to take all action that may be necessary to ensure that): (1) such consideration shall remain so unvested and subject to such repurchase option, risk of forfeiture or other condition; (2) such consideration need not be paid or otherwise delivered until such time as such repurchase option, risk of forfeiture or other condition lapses or otherwise terminates; and (3) Acquiror is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other Contract.

(j) Each issued and outstanding share of capital stock of Merger Sub shall be converted into one share of common stock of the Surviving Corporation.

1.7.2 Dissenters’ Rights

(a) Notwithstanding any provision of this Agreement to the contrary, any issued and outstanding shares of Company Capital Stock held by a Dissenting Holder shall not be converted into or represent a right to receive consideration pursuant to Section 1.7.1(b), Section 1.7.1(c), Section 1.7.1(d) or Section 1.7.1(e), as applicable, and such Dissenting Holder shall be entitled to only such rights with respect to its Dissenting Shares as are granted under Section 262 of the DGCL to a holder of Dissenting Shares.

(b) Notwithstanding the provisions of Section 1.7.2(a), if any Dissenting Holder who demands appraisal of such Dissenting Holder’s Dissenting Shares under Section 262 of the DGCL shall effectively withdraw or lose his, her or its right to appraisal, then within 10 Business Days after the latest of (i) the Effective Time, (ii) the occurrence of such withdrawal or loss of such rights to appraisal and (iii) delivery of a duly executed Letter of Transmittal in the form attached hereto as Exhibit A and such other documents as may be reasonably required by Acquiror or the Paying Agent, and surrender by such holder of a certificate or certificates representing such Dissenting Shares, Acquiror shall deliver the consideration which such holder would have otherwise been entitled to receive in the Merger under Section 1.7.1(b)(i), Section 1.7.1(c)(i), Section 1.7.1(d)(i) or Section 1.7.1(e)(i), as applicable, with respect to such Dissenting Shares, without interest thereon, and such Dissenting Holder shall thereafter be entitled to receive, as and when payable pursuant to this Agreement, the remaining consideration which such holder would have otherwise been entitled to receive in the Merger under Section 1.7.1(b), Section 1.7.1(c), Section 1.7.1(d) or Section 1.7.1(e), as applicable, with respect to such Dissenting Shares, without interest thereon.

(c) The Company shall give Acquiror (A) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL, and (B) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless Acquiror shall have given its written consent to such payment or settlement offer.

1.7.3 Exchange of Stock Certificates

(a) The Company shall mail, or cause the Paying Agent to mail, promptly following the Closing Date, to (i) each holder of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (“Certificates”), other than shares to be cancelled in accordance with Section 1.7.1(a) and Dissenting Shares, a duly executed Letter of Transmittal in the form attached hereto as Exhibit A and such other documents as may be reasonably required by Acquiror or the Paying Agent, and instructions for effecting the surrender of Certificates in exchange for the right to receive the consideration specified in Section 1.7.1(b), Section 1.7.1(c), Section 1.7.1(d) or Section 1.7.1(e), as applicable. Upon delivery of a Letter of Transmittal to the Paying Agent, duly executed and a Certificate representing shares of Company Capital Stock, and such other documents as may reasonably be required by Acquiror or the Paying Agent, the holder of such Certificate shall be entitled, within 10 Business Days after receipt of the foregoing by the Paying Agent, to receive in exchange therefor a check or wire transfer representing the consideration that such Stockholder has the right to receive at Closing pursuant to Section 1.7.1(b)(i), Section 1.7.1(c)(i), Section 1.7.1(d)(i) or Section 1.7.1(e)(i), as applicable, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 1.7.3, each Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender the consideration specified in Section 1.7.1(b), Section 1.7.1(c), Section 1.7.1(d) or Section 1.7.1(e), as applicable.

(b) In the event that any Certificate held by a Non-Dissenting Holder shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by such Non-Dissenting Holder claiming such Certificate to be lost, stolen or destroyed, and delivery by such Non-Dissenting Holder of such other documents as may be reasonably required by Acquiror or the Paying Agent, the Paying Agent shall deliver the consideration that such Non-Dissenting Holder is entitled to receive pursuant to Section 1.7.1(b)(i), Section 1.7.1(c)(i), Section 1.7.1(d)(i) or Section 1.7.1(e)(i), as applicable, without interest; provided, however, that Acquiror may in its discretion and as a condition precedent to the delivery thereof, require such Stockholder to provide Acquiror with a bond and/or an indemnity agreement against any claim that may be made against Acquiror, the Surviving Corporation or the Paying Agent with respect to the Certificate alleged to have been lost, stolen or destroyed. If the consideration (or any portion thereof) is to be delivered to any Person other than the Person in whose name the Certificate representing shares of Company Capital Stock surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Person requesting such exchange shall pay to Acquiror any transfer or other Taxes required by reason of the payment of such amount to a Person other than the registered holder of the Certificate so surrendered, or shall establish to the reasonable satisfaction of Acquiror that such Tax has been paid or is not applicable.

(c) Notwithstanding anything to the contrary in this Agreement, (a) Acquiror and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable to any holder or former holder of Company Capital Stock pursuant to this Agreement such amounts as Acquiror or the Surviving Corporation determines in good faith are required to be deducted or withheld therefrom under the Code or under any other Laws, and to the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid, and (b) neither Acquiror nor any other Party shall be liable to a holder of shares of Company Capital Stock for any cash amount delivered to a public official pursuant to applicable Law, including abandoned property, escheat and similar Laws.

1.7.4 No Further Transfers

After the Effective Time, there shall be no transfers of any shares of Company Capital Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, any

Certificates are presented to the Surviving Corporation together with the applicable Letter of Transmittal, they shall be forwarded to Acquiror and shall be canceled and exchanged in accordance with this Section 1.7.

1.7.5 No Further Issuances of Securities of the Company

After the Secondary Period Commencement Date, except as otherwise expressly permitted by Section 6.2(c), there shall be no further issuances of Company Capital Stock, Company Stock Options or Company Stock Rights; provided, however, that nothing in this Section 1.7.5 shall preclude a Stockholder from receiving Company Common Stock prior to the Closing upon proper exercise of a Company Stock Option, Company Warrant or other Company Stock Right duly authorized, issued and outstanding on the date of execution of this Agreement, or preclude Acquiror from receiving Company Capital Stock prior to the Closing upon proper exercise of any Company Stock Right held by Acquiror.

1.7.6 Automatic Adjustment to Provisions of Section 1.7

In the event that at the time the Aggregate Closing Transaction Value is determined, the Aggregate Closing Transaction Value is or could be insufficient to fully pay the aggregate preferences of the Company Preferred Stock, the Parties will make such changes to Section 1.7 (and any other related provisions of the Agreement) as may be necessary to reflect such insufficiency, consistent with the liquidation preferences and distribution priorities among classes and series of Company Capital Stock set forth in the Company Certificate of Incorporation in the event of a “Liquidation Event” (as defined therein), provided that no such changes shall have any adverse effect on Acquiror, the Holdback Amount or the rights of any of the Indemnified Parties hereunder.

1.8	Closing Payment Schedule

The Company shall deliver to Acquiror, on or prior to the Closing Date, an accurate and complete schedule (the “Closing Payment Schedule”) setting forth: (A) the name of each Person who is a Stockholder of the Company immediately prior to the Effective Time (after giving effect to any exercises of Company Stock Options or the Company Warrant); (B) the number of shares of Company Capital Stock of each class and series held by each such Stockholder immediately prior to the Effective Time (after giving effect to any exercises of Company Stock Options or the net exercise of the Company Warrant); (C) subject to Section 6.17, the Pre-Merger Specified Litigation Loss Amount (accompanied by a detailed breakdown of the components thereof and reasonable backup for the amounts included in the calculation thereof); (D) the consideration that each such Stockholder is entitled to receive pursuant to Section 1.7.1(b)(i), Section 1.7.1(c)(i), Section 1.7.1(d)(i) or Section 1.7.1(e)(i), as applicable; (E) the maximum amount of consideration that each such Stockholder may become entitled to receive pursuant to Section 1.7.1(b)(ii), Section 1.7.1(c)(ii), Section 1.7.1(d)(ii) or Section 1.7.1(e)(ii), as applicable; and (F) the holder of, the exercise price per share of, the number of shares of Company Common Stock subject to, the vesting schedule (including the effect of any vesting as a result of the Merger or any of the other Contemplated Transactions, alone or together with any other event) applicable to and the expiration date of each Company Stock Option outstanding immediately prior to the Effective Time (after giving effect to any exercises of Company Stock Options prior to the Effective Time).

1.9	Further Action

If, at any time after the Effective Time, any further action is determined by Acquiror to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Acquiror with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Acquiror shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as is otherwise set forth in the particular schedule to the Disclosure Memorandum corresponding to the particular Section or subsection in this Article II in which a representation and warranty of the Company appears (it being understood, however, that a disclosure in a particular schedule to the Disclosure Memorandum will also be deemed to qualify a representation and warranty that does not appear in the corresponding Section or subsection in this Article II if it is reasonably apparent on the face of such disclosure that such disclosure would also qualify such representation and warranty), the Company represents and warrants to Acquiror and Merger Sub as of the date of this Agreement, as of the Secondary Period Commencement Date and as of the Closing Date as follows in this Article II. For all purposes of this Article II (including for purposes of the defined terms used in this Article II), each Predecessor Entity shall be deemed part of the “Company” and all references to the “Company” shall (unless the context otherwise requires) be deemed to include references to each of the Predecessor Entities.

2.1	Organization; Power and Authority

(a) The Company (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, (ii) has all requisite corporate power and authority to own, operate and lease its properties and Assets and to carry on its business as currently conducted and as currently proposed to be conducted by the Company, and (iii) is duly qualified and licensed as a foreign corporation to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the character of its properties occupied, owned or held under lease or the nature of the business it conducts makes such qualification or licensing necessary, except where the failure to be so qualified and licensed or in good standing would not have a Company Material Adverse Effect.

(b) The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “Corus Pharma, Inc.” or the names of the Predecessor Entities.

(c) Schedule 2.1(c) to the Disclosure Memorandum accurately sets forth, as of the date of this Agreement, (i) the names of the members of the board of directors of the Company; and (ii) the names and titles of the officers of the Company.

(d) The Company has Made Available to Acquiror accurate and complete copies of: (a) the Company Certificate of Incorporation, and the Company Bylaws, including all amendments thereto; (b) the stock records of the Company and the Predecessor Entities; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company and the Predecessor Entities, the boards of directors of the Company and the Predecessor Entities and all committees of the boards of directors of the Company and the Predecessor Entities. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects.

(e) The mergers of the Predecessor Entities into the Company were effected in full conformity with all applicable Laws and did not (i) result in a default (with or without the giving of notice or lapse of time, or both) under, or acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any Material Contract; (ii) result in the creation of any Encumbrance upon any material Assets of the Company or any of the Predecessor Entities, or upon any outstanding shares or other securities of the Company; (iii) conflict with or result in a breach of or constitute a default under any provision of the Company Certificate of Incorporation or Company Bylaws or the organizational documents of any of the Predecessor Entities; or (iv) invalidate or adversely affect any Consent, permit, license or authorization material to the conduct of the business of the Company or any of the Predecessor Entities. The merger of each of Abaris, Salus and Summanus with and into the Company became effective on January 1, 2004.

2.2	Enforceability

The Company has full corporate power and authority to enter into and perform its obligations under this Agreement and the other Operative Documents to which it is or is to become a party, and to consummate the Contemplated Transactions. All corporate action on the part of the Company and its officers, directors and Stockholders necessary for the authorization, execution, delivery and performance of this Agreement and the other Operative Documents to which the Company is or is to become a party, the consummation of the Merger, and the performance of all of the Company’s obligations under this Agreement and the other Operative Documents to which the Company is or is to become a party has been taken or (with respect to the adoption by the Stockholders of the Merger Agreement and the approval by the Stockholders of the Merger, as provided under the DGCL and the Company Certificate of Incorporation and Company Bylaws) will be taken as of or prior to the Effective Time. The Board of Directors of the Company (at a meeting duly called and held) has unanimously (a) determined that the Merger is advisable and in the best interests of the Stockholders and is on terms that are fair to the Stockholders, (b) authorized and approved the execution, delivery and performance of this Agreement by the Company and approved the Merger and (c) recommended that the Stockholders execute the Stockholder Consent adopting this Agreement and approving the Merger. This Agreement has been, and each of the other Operative Documents to which the

Company is or is to become a party has been or will have been, at the Closing, duly executed and delivered by the Company, and this Agreement is, and each of the other Operative Documents to which the Company is or is to become a party is or will be, at the Closing, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as to the effect, if any, of the Enforceability Exceptions.

2.3	Capitalization

(a) The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 128,030,982 shares of Company Preferred Stock, of which 8,468,757 shares are designated as Series A Preferred Stock, 41,113,949 shares are designated as Series B Preferred Stock and 78,448,276 shares are designated as Series C Preferred Stock.

(b) As of the date of this Agreement, the issued and outstanding Company Capital Stock consists of 10,019,401 shares of Company Common Stock and 127,173,051 shares of Company Preferred Stock (of which 8,468,757 shares are Series A Preferred Stock, 41,113,949 shares are Series B Preferred Stock and 77,590,359 shares are Series C Preferred Stock), which are held of record and beneficially by the Stockholders as set forth on Schedule 2.3(b) to the Disclosure Memorandum. Such outstanding shares are, and any additional shares of Company Capital Stock issued on or after the date of this Agreement and prior to the Effective Time will be, duly authorized and validly issued, fully paid and nonassessable, not subject to statutory or, to the knowledge of the Company, contractual preemptive rights or rights of first refusal, and issued in compliance with all applicable federal and state securities Laws. To the Company’s knowledge, no Person other than the Stockholders holds any interest in any of the outstanding shares of Company Capital Stock.

(c) As of the date of this Agreement, other than (i) Company Stock Options to purchase up to 10,662,241 shares of Company Common Stock that have been granted under the Company Option Plan, and (ii) the Company Warrant, which will be exercised or terminated prior to the Effective Time, there are no outstanding Company Stock Rights other than the rights of holders of Company Preferred Stock to convert such shares into shares of Company Common Stock. The Company has reserved 13,000,000 shares of Company Common Stock for issuance under the Company Option Plan. Schedule 2.3(c) to the Disclosure Memorandum sets forth a spreadsheet accurately and completely reflecting, as of the date of this Agreement, the Company Stock Options outstanding, the grant dates, vesting schedules and exercise prices thereof and, in each case, the names of the holders. The Company has Made Available to Acquiror accurate and complete copies of the Company Option Plan, the Company’s standard form of stock option agreement and all exercise documentation relating to Company Stock Options granted thereunder and all agreements relating to the Company Warrant and any other Company Stock Rights. No Company Stock Option has been granted pursuant to an agreement that deviates in any material respect from the standard form of stock option agreement attached as an exhibit to the Company Option Plan. None of the Company Option Plan or any such agreements and exercise documentation have been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such Company Option Plan and agreements, in any case from the form Made Available to Acquiror. Schedule 2.3(c) to the Disclosure Memorandum also identifies all Company Stock Options or other Company Stock Rights that have been offered in connection with any employee or consulting agreement but that, as of the date of this Agreement, have not been issued or granted. No Company Stock Option is held by a Person residing or domiciled outside of the United States.

(d) Other than the Operative Documents, the Company is neither a party nor subject to any Contract, and, to the Company’s knowledge, there is no Contract between any Persons, that affects or relates to the voting or giving of written consents with respect to any securities of the Company or the voting by any director of the Company. No Stockholder, and no Affiliate of any Stockholder, is indebted to the Company, and the Company is not indebted to any Stockholder or any Affiliate thereof, other than for payment of employee salaries and expense reimbursements incurred in the ordinary course of business and consistent with past practice.

(e) All rights of first refusal, co-sale rights and registration rights granted by the Company with respect to the Company Capital Stock or Company Stock Rights are described on Schedule 2.3(e) to the Disclosure Memorandum.

(f) The Company does not have the right nor is the Company under any obligation, nor is the Company bound by any Contract pursuant to which it may have the right or become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock or any other securities. Schedule 2.3(f) to the Disclosure Memorandum provides an accurate and complete description of the terms of each repurchase option which is held by the Company and to which any of the shares of Company Capital Stock is subject.

(g) Except as otherwise expressly contemplated by this Agreement, there is no: (i) outstanding subscription, option, call, warrant, right or other Company Stock Right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument, obligation or other Company Stock Right that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; or (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(h) All outstanding shares of capital stock, options, warrants and other securities of the Company have been issued and granted in compliance in all material respects with (i) all applicable securities Laws and other applicable Laws, and (ii) all requirements set forth in applicable Contracts.

(i) The Company has never repurchased, redeemed or otherwise reacquired any shares of Company Capital Stock or other securities, other than Company Stock Options forfeited by Company Associates in connection with the termination of their employment with the Company. All securities so reacquired by the Company were reacquired in compliance with (i) all applicable Laws, and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

(j) The manner in which Company Stock Options are to be treated in connection with the Merger as provided in Section 1.7.1(f) is acknowledged, represented and warranted by the Company to be permissible under all applicable Laws, under the terms of the Company Option Plan and under the terms of all stock option agreements pursuant to which any Company Stock Options have been granted or are otherwise outstanding, and does not require the Consent of the holder of any Company Stock Option or any other Person.

(k) The manner in which the Company Warrant is to be treated in connection with the Merger as provided in Section 6.14 is permissible under all applicable Laws and under the terms of the Company Warrant, and does not require the Consent of the holder of the Company Warrant or any other Person.

(l) The Closing Payment Schedule, when delivered to Acquiror on behalf of the Company, will be accurate and complete.

2.4	Subsidiaries and Affiliates

The Company does not own or control, directly or indirectly, any other Entity. The Company, directly or indirectly, does not own any ownership, equity or voting interest in any other Entity, nor does it have any agreement or commitment to purchase any such interest. There are no other Entities that the Company is required or permitted to consolidate for financial reporting purposes under GAAP. The Company has not agreed nor is the Company obligated to make, nor is the Company bound by any Contract under which it may become obligated to make, any investment in or capital contribution to any other Entity. There are no other Entities that have been merged into or that otherwise are predecessors to the Company, other than Abaris, Salus and Summanus.

2.5	No Approvals; No Conflicts

The execution, delivery and performance by the Company of this Agreement and the other Operative Documents to which the Company is or is to become a party, the execution, delivery and performance by each of the Key Stockholders of its Key Stockholder Agreement and the other Operative Documents to which such Key Stockholder is or is to become a party, the consummation by the Company of the Contemplated Transactions, the effectiveness of the Merger and the performance by the Company of its obligations pursuant to this Agreement and the other Operative Documents to which it is or is to become a party, did not, do not and will not (individually or in combination): (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of Law or any Order applicable to the Company; (b) require any Consent of, or declaration, filing or registration with, any Person, except for (i) the filing of all documents necessary to consummate the Merger with the Delaware Secretary; (ii) the adoption by the Stockholders of this Agreement and the approval by the Stockholders of the Merger, as provided under the DGCL and the Company Certificate of Incorporation and Company Bylaws; and (iii) any required submissions under the HSR Act that the Company or Acquiror reasonably determines should be made, in each case, with respect to the Merger and the other Contemplated Transactions; (c) result in a default (with or without the giving of notice or lapse of time, or both) under, or acceleration or termination of, or the creation in any Person of the right to accelerate, terminate, modify or cancel, any Material Contract; (d) result in the creation of any Encumbrance upon any material Assets of the Company, or upon any outstanding shares or other securities of the Company; (e) conflict with or result in a breach of or constitute a default under any provision of the Company Certificate of Incorporation or Company Bylaws; or (f) invalidate or adversely affect any Governmental Authorization material to the business of the Company as currently conducted or as currently proposed to be conducted by the Company.

2.6	Financial Statements

(a) The Company has Made Available to Acquiror (a) audited balance sheets, statements of operations, statements of cash flows and statements of convertible preferred stock and stockholders’ deficit of the Company as of and for each of the fiscal years ended December 31, 2002, 2003 and 2004 (including related footnotes and the opinion of Ernst & Young with respect thereto) and (b) an unaudited balance sheet, statement of operations, statement of cash flows and statement of stockholders’ deficit of the Company as of and for the interim period ended on the Balance Sheet Date (collectively, the financial statements described in clauses “(a)” and “(b)” being referred to in this Agreement as the “Company Financial Statements”). The Company Financial Statements have been prepared (and the financial statements referred to in Section 6.5(c) will be prepared) in conformity with GAAP on a basis consistent with prior accounting periods (except for normal, recurring period-end adjustments that could not be reasonably expected to be material and except that the Company Financial Statements that are unaudited do not include all required footnotes), are (and in the case of the financial statements referred to in Section 6.5(c) will be) accurate and complete in all material respects and fairly present (and in the case of the financial statements referred to in Section 6.5(c) will fairly present) the financial position, results of operations and changes in financial position of the Company as of the dates and for the periods indicated. The Company has no Liabilities that are not fully reflected or reserved against in the Company Balance Sheet, except Liabilities under the Operative Documents and Liabilities incurred since the Balance Sheet Date in the ordinary course of business and consistent with past practice that are not in excess of $250,000 in the aggregate or $100,000 individually. The Company maintains standard systems of accounting that are adequate for its business. The Company is not a guarantor, indemnitor, surety or other obligor of any indebtedness of any other Person.

(b) There are no (and there have not at any time been any) securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K of the SEC) effected or maintained in effect by the Company.

(c) The Company maintains books and records reflecting its Assets and Liabilities that are accurate and complete and maintains adequate internal accounting controls so that: (i) transactions are entered into only with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Assets and Liabilities of the Company; (iii) access to the Assets of the Company is permitted only in accordance with management’s authorization; (iv) the reporting of the Assets and Liabilities of the Company is compared with existing Assets and Liabilities at regular intervals; and (v) all Assets, Liabilities, rights, obligations and transactions are recorded accurately.

2.7	Absence of Certain Changes or Events

Except for transactions specifically contemplated in this Agreement or as expressly set forth in Schedule 2.7 to the Disclosure Memorandum, since the Balance Sheet Date, (1) there has not been any Company Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Company Material Adverse Effect, (2) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material Assets of the Company (whether or not covered by insurance), and (3) neither the Company nor any of its Representatives (on behalf of the Company) has:

(a) taken any action or entered into or agreed to enter into any transaction, agreement or commitment other than in the ordinary course of business and consistent with past practice;

(b) forgiven or canceled any indebtedness or waived any claims or rights of material value (including any indebtedness owing by any Stockholder, officer, director, employee or Affiliate of the Company);

(c) granted any increase in the compensation of directors, officers, employees or consultants (including any such increase pursuant to any employment agreement or bonus, pension, profit-sharing, lease payment or other plan or commitment) or any increase in the compensation payable or to become payable to any director, officer, employee or consultant, except in such case as granted to non-officer employees in the ordinary course of business and consistent with past practice;

(d) suffered any change having a Company Material Adverse Effect;

(e) borrowed or agreed to borrow any funds, or, incurred or become subject to, whether directly or by way of assumption or guarantee or otherwise, any indebtedness for borrowed money in excess of $100,000 individually or in excess of $250,000 in the aggregate, except Liabilities that are incurred in the ordinary course of business and consistent with past practice, or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

(f) paid, discharged or satisfied any material claims or Liabilities other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of claims and Liabilities reflected or reserved against in the Company Balance Sheet or incurred in the ordinary course of business and consistent with past practice or in connection with the transactions contemplated by this Agreement or in connection with the Specified Litigation since the Balance Sheet Date, or prepaid any obligation having a fixed maturity of more than 90 days from the date such obligation was issued or incurred;

(g) knowingly permitted or allowed any of its property or Assets to be subjected to any Encumbrance, except in the ordinary course of business and consistent with past practice;

(h) purchased or sold, transferred or otherwise disposed of any of its material properties or Assets other than in the ordinary course of business and consistent with past practice;

(i) disposed of or permitted to lapse any rights to the use of any material trademark, trade name, patent or copyright, or disposed of or disclosed to any Person without obtaining a commercially reasonable confidentiality agreement from any such Person any material trade secret, formula, process or know-how not theretofore a matter of public knowledge;

(j) made any single capital expenditure or commitment in excess of $100,000 for additions to property, plant, equipment or intangible capital Assets or made aggregate capital expenditures in excess of $250,000 for additions to property, plant, equipment or intangible capital Assets;

(k) made any change in accounting methods or practices or internal control procedure or become aware of any material misstatements or significant deficiencies or material weaknesses in internal control;

(l) issued any capital stock or other securities or Company Stock Rights, or declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company or Company Stock Rights, or otherwise permitted the withdrawal by any of the holders of Company Capital Stock of any cash or other Assets, in compensation or reimbursement of expenses, indebtedness or otherwise, other than pursuant to the exercise of Company Stock Options and payments of compensation or reimbursement of expenses in the ordinary course of business and consistent with past practice;

(m) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or Assets to, any of the Stockholders or any Affiliate of any of the Stockholders or the officers, directors or employees of the Company, except compensation paid to directors, officers and employees in the ordinary course of business consistent with past practice and except for advances and reimbursements for travel and other business-related expenses incurred in the ordinary course of business consistent with past practice; or

(n) agreed or committed, whether in writing or otherwise, to take any action described in this Section 2.7.

2.8	Taxes

(a) The Company has timely filed and will timely file with the appropriate Governmental Entities all Tax Returns that are required to be filed by it prior to the Closing Date. All such Tax Returns were correct and complete in all material respects and, in the case of Tax Returns to be filed, will be correct and complete in all material respects. All Taxes shown on such Tax Returns have been timely paid and, in the case of Tax Returns to be filed, will be timely paid. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made in writing by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation in that jurisdiction. There are no security interests or other liens on any of the Assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, other than liens for Taxes not yet due and payable.

(b) The Company has timely withheld and paid to the appropriate Governmental Entity all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(c) There is no dispute concerning any Tax Liability of the Company raised by any Governmental Entity in writing to the Company that remains unpaid, and the Company has not received written notice of any threatened audits or investigations relating to any Taxes.

(d) The Company has not waived any statute of limitations in respect of Taxes or agreed to, or requested, any extension of time with respect to a Tax assessment or deficiency.

(e) The unpaid Taxes of the Company did not, as of the Balance Sheet Date, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (disregarding any notes thereto). The Company has not incurred any Tax Liability since the Balance Sheet Date other than any Tax Liability incurred in the ordinary course of business and consistent with past practice.

(f) The Company has Made Available to Acquiror accurate and complete copies of all Tax Returns filed by the Company on or prior to the date of this Agreement for all Tax periods beginning on or after December 31, 2002.

(g) There are no agreements relating to the allocating or sharing of Taxes to which the Company is or is to become a party.

(h) The Company is not a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar provision of Law to which the Company may be subject, and has not at any time been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar provision of Law to which the Company may be subject, other than, prior to January 1, 2004, the affiliated group comprised of the Company together with Abaris, Salus and Summanus.

(i) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j) The Company has not agreed nor is it required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law by reason of a change in accounting method initiated by it or any other relevant party, and the IRS has not proposed any such adjustment or change in accounting method in writing, nor does the Company have any application pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to the business or Assets of the Company.

(k) No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign Law has been entered into by or with respect to the Company.

(l) The Company has not participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(m) There is no agreement, plan, arrangement or other Contract covering any Company Associate that, individually or collectively, could give rise directly or indirectly to the payment of any amount or the provision of any benefit that would not be deductible pursuant to Section 280G or Section 162 of the Code. The grant of Company Stock Options to one of the CIC Employees on October 27, 2005 was not made contingent upon the Merger or any of the Contemplated Transactions for purposes of Section 280G of the Code and the Treasury Regulations thereunder.

(n) The Company is not and has never been a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract.

2.9	Property

(a) The Company does not own any real property other than the leasehold interests described on Schedule 2.9(a) to the Disclosure Memorandum, which contains an accurate and complete list of all leases of real property currently being used by the Company (the “Real Property”). The Company has Made Available to Acquiror or its counsel accurate and complete copies of all written leases, subleases, rental agreements, contracts of sale, tenancies, licenses or other Contracts relating to the Real Property and written summaries of the terms of any oral leases, subleases, rental agreements, contracts of sale, tenancies or licenses to which the Real Property is subject. The Company has not exercised its right of first refusal under the lease for the Company’s headquarters in Seattle, Washington.

(b) Schedule 2.9(b) to the Disclosure Memorandum contains an accurate and complete list of each item of personal property having a value in excess of $50,000 that is owned, leased, rented or used by the Company, other than Company Intellectual Property (the “Personal Property”). The Company has Made Available to Acquiror accurate and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses to which the Personal Property is subject.

(c) The Real Property and the Personal Property include all the properties and Assets (other than, in the case of the Personal Property, property rights with an individual value of less than $50,000 and Company Intellectual Property) reflected in the Company Balance Sheet (except for such properties or Assets sold since the Balance Sheet Date in the ordinary course of business and consistent with past practice) and all the properties and Assets purchased by the

Company since the Balance Sheet Date (other than, in the case of the Personal Property, property rights with an individual value of less than $50,000 and the Company Intellectual Property). The Real Property and the Personal Property include all material property used in the business of the Company, other than the Company Intellectual Property. The offices and other structures of the Company and the Personal Property that is material to the operation of the Company’s business are in good operating condition and repair, normal wear and tear excepted, and are adequate for the uses to which they are being put.

(d) The leasehold interest of the Company in each parcel of the Real Property is free and clear of all Encumbrances, except for Encumbrances related to Taxes not yet due and payable. Each lease of any portion of the Real Property is valid, binding and enforceable in accordance with its terms against the Company and, to the knowledge of the Company, the other parties thereto and against any other Person with an interest in such Real Property, the Company has performed in all material respects all obligations imposed on it thereunder, and neither the Company nor (to the knowledge of the Company) any other party thereto is in default thereunder, nor is there any event that with notice or lapse of time, or both, would constitute a default thereunder by the Company or (to the knowledge of the Company) any other party. The Company has not granted any lease, sublease, tenancy or license of, or entered into any rental agreement or contract of sale with respect to, any portion of the Real Property.

(e) The Personal Property is free and clear of all Encumbrances, except for Encumbrances related to Taxes not yet due and payable, and, other than leased Personal Property that is so noted on the list supplied pursuant to Section 2.9(b), the Company owns such Personal Property. Each lease, license, rental agreement, contract of sale or other agreement to which the Personal Property is subject is valid, binding and enforceable in accordance with its terms against the Company and, to the knowledge of the Company, the other parties thereto, the Company has performed in all material respects all obligations imposed on it thereunder, and neither the Company nor, to the knowledge of the Company, any other party thereto is in default thereunder, nor is there any event that with notice or lapse of time, or both, would constitute a default by the Company or, to the knowledge of the Company, any other party thereunder. The Company has not granted any lease, sublease, tenancy or license of any portion of the Personal Property, except in the ordinary course of business and consistent with past practice.

(f) The Company owns, and has good, valid and marketable title, free and clear of any Encumbrances, to all material Assets purported to be owned by it, including: (i) all material Assets reflected on the Company Balance Sheet (other than any Assets sold in the ordinary course of business, consistent with past practices, since the Balance Sheet Date); (ii) all of the Company’s rights under the Contracts identified in Schedule 2.10(a) to the Disclosure Memorandum; and (iii) all other material Assets reflected in the books and records of the Company as being owned by the Company. All of said Assets are owned by the Company free and clear of any Encumbrances.

2.10	Material Contracts

(a) Schedule 2.10(a) to the Disclosure Memorandum contains an accurate and complete list of all Company Contracts that constitute Material Contracts. All such Material

Contracts are valid, binding and enforceable (except as to the effect, if any, of the Enforceability Exceptions) in accordance with their terms against the Company and, to the knowledge of the Company, each other party thereto, and are in full force and effect. The Company has performed in all material respects all obligations imposed on it under each Company Contract that constitutes a Material Contract, and neither the Company nor (to the knowledge of the Company) any other party thereto is in default thereunder nor is there any event or circumstance that with notice or lapse of time, or both, could (i) constitute a default by the Company or (to the knowledge of the Company) any other party under any Company Contract that constitutes a Material Contract, (ii) result in a material violation or breach of any of the provisions of any Company Contract that constitutes a Material Contract, (iii) give any Person the right to declare a default or exercise any remedy under any Company Contract that constitutes a Material Contract, (iv) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Company Contract that constitutes a Material Contract, (v) give any Person the right to accelerate the maturity or performance of any Company Contract that constitutes a Material Contract, or (vi) give any Person the right to cancel, terminate or modify any Company Contract that constitutes a Material Contract.

(b) The Company has not received any notice or other communication (in writing or, to the knowledge of the Company, otherwise) regarding any actual or possible violation or breach of, or default under, any Company Contract that constitutes a Material Contract; and the Company has not waived any of its material rights under any Company Contract that constitutes a Material Contract.

(c) Accurate and complete copies of each written Company Contract that constitutes a Material Contract (and accurate and complete written summaries of the terms of each oral Company Contract that constitutes a Material Contract) have been Made Available to Acquiror by the Company (it being understood that to the extent any Material Contract is based on a standard-form Contract of the Company, the Company has only Made Available the standard-form Contract unless such Material Contract deviates in any material respect from such standard-form Contract, in which case the Company has also provided an accurate and complete copy of such Material Contract as well). Except as set forth in Schedule 2.10(c) to the Disclosure Memorandum, each of the CRO Contracts is terminable and may be discontinued by the Company at will (upon delivery of notice of not more than 90 days) without penalty or cost (other than reimbursement for previously incurred or committed expenses) in connection with the termination by the Company of the applicable research program to which such Contract relates or the preclinical or clinical development program to which such Contract relates.

(d) Each of the Company Contracts entered into to establish a clinical trial at any clinical site conforms in form substantially with the standard form used by the Company as of the date of such Company Contract. To the knowledge of the Company, there has not been any material adverse effect to any clinical trial conducted by the Company resulting in whole or in part from the breach of any such Company Contracts by the clinical site or sponsor participating therein under any such Company Contracts.

(e) Neither (i) the execution, delivery or performance of this Agreement nor (b) the consummation of any of the Contemplated Transactions will constitute or give rise to a default under any Material Contract or require the Consent of any other party to any Material Contract, except for those Consents listed on Schedule 2.10(e) to the Disclosure Memorandum.

(f) Schedule 2.10(f) to the Disclosure Memorandum contains all Company Contracts that relate to the Company’s license and development rights to the Company 1040 Product (the “Product Contracts”), and all such Product Contracts are valid, binding and enforceable (except as to the effect, if any, of the Enforceability Exceptions) in accordance with their terms against the Company, and, to the knowledge of the Company, each other party thereto, and are in full force and effect; the Company has not received any notice or other communication (in writing or, to the knowledge of the Company, otherwise) regarding any actual or possible violation or breach of, or default under any Product Contract, and the Company has not waived any of its material rights under any Product Contract; the Company has Made Available accurate and complete copies of each written Product Contract to Acquiror; and neither the execution, delivery or performance of the 1040 Product Agreement nor the contemplated activities hereunder will constitute or give rise to a default under any Product Contract or require the Consent of any other party to any Product Contract, except for those Consents included in the list on Schedule 2.10(e) to the Disclosure Memorandum.

2.11	Corporate Books and Records

The Company has Made Available to Acquiror or its Representatives for their examination accurate and complete copies of (a) the Company Certificate of Incorporation and Company Bylaws as currently in effect, including all amendments thereto, (b) the minute books of the Company and the Predecessor Entities, and (c) the stock transfer books of the Company and the Predecessor Entities. Such minutes reflect all meetings of the Stockholders, the Board of Directors of the Company and any committees thereof since the inception of the Company, as applicable, and such minutes accurately reflect in all material respects the events of and actions taken at such meetings. Such stock transfer books accurately reflect all issuances and transfers of shares of capital stock of the Company since the inception of the Company.

2.12	Claims and Legal Proceedings; Orders

(a) Other than the Specified Litigation, there are no claims or Legal Proceedings pending or that have been threatened in writing or (to the knowledge of the Company) otherwise against, or otherwise involving, the Company or affecting its business or any of its Assets.

(b) Other than the Specified Litigation, to the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to give rise to or serve as a basis for the commencement of any Legal Proceeding against the Company.

(c) Except in connection with the Specified Litigation: (i) there is no Order to which the Company, or any of the material Assets owned or used by the Company, is subject; (ii) to the knowledge of the Company, none of the Stockholders is subject to any Order that relates to the business of the Company or to any of the material Assets owned or used by the Company;

and (iii) to the knowledge of the Company, no officer or key employee of the Company is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company.

(d) Except in connection with the Specified Litigation, no event has occurred, and no circumstance or condition exists, that has resulted in, or that will or could reasonably be expected to result in, any claim by any Company Associate for indemnification or reimbursement (other than a claim for reimbursement by the Company, in the ordinary course of business, of travel expenses, accrued vacation or other out-of-pocket expenses of a routine nature incurred by an employee of the Company in the course of performing such employee’s duties for the Company) pursuant to (i) the terms of the Company Certificate of Incorporation or the Company Bylaws, (ii) any indemnification agreement or other Contract between the Company and any such Company Associate, or (iii) any applicable Law.

(e) Neither the Company, nor (to the knowledge of the Company) any Company Associate, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) taken any action that would constitute a violation of the Foreign Corrupt Practices Act of 1977, as amended, if the Company were publicly held.

(f) The Company has complied in all respects with all discovery requests in the Specified Litigation, other than (i) pursuant to valid objections that are permitted by Law and have not been overturned, (ii) pursuant to protective orders granted by an applicable court or discovery referee, as described in any order or finding of an applicable court or discovery referee or (iii) with respect to matters currently the subject of a notice of dispute between the Parties.

2.13	Bank Accounts; Receivables; Customers

(a) Schedule 2.13(a) to the Disclosure Memorandum provides accurate information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution.

(b) Schedule 2.13(b) to the Disclosure Memorandum contains an accurate and complete list as of the date of this Agreement of all loans and advances made by the Company to any Company Associate, other than routine travel advances made to employees in the ordinary course of business.

2.14	Employee Benefit Plans

(a) Schedule 2.14(a) to the Disclosure Memorandum accurately sets forth, with respect to each individual who is an employee of the Company (including any such employee who is on a leave of absence or on layoff status) as of the date of this Agreement:

(i) the name of such employee and the date as of which such individual was originally hired by the Company;

(ii) such employee’s title;

(iii) the aggregate dollar amount of the cash compensation (including wages, salary, commissions, director’s fees, bonuses, profit-sharing payments and other payments of any type) and a description of non-cash benefits received by such employee from the Company during 2005 and 2006;

(iv) such employee’s annual salary, target bonus, 2005 bonus and accrued 2006 bonus as of the date of this Agreement; and

(v) to the knowledge of the Company, any Governmental Authorization that is held by such employee and that is necessary for or contributes to the operation of the business of the Company;

(b) Schedule 2.14(b) to the Disclosure Memorandum accurately identifies as of the date of this Agreement each former employee of the Company or any Predecessor Entity who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits from the Company (or for which the Company may reasonably be held responsible) relating to such former employee’s employment with the Company or such Predecessor Entity; and Schedule 2.14(b) to the Disclosure Memorandum accurately describes such benefits.

(c) The employment of each of the Company Associates employed or engaged by the Company is terminable by the Company at will, without payment of severance or other termination benefits. The Company has Made Available to Acquiror accurate and complete copies of all material employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of the Company.

(d) To the knowledge of the Company as of the date of this Agreement: (i) no current Company Associate employed or engaged by the Company intends to terminate such Company Associate’s employment or engagement with the Company; (ii) to the knowledge of the Company, no current Company Associate has received a pending offer to join or provide services to a business that may be competitive with the business of the Company; and (iii) no current Company Associate is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such Company Associate of any of his or her duties or responsibilities to the Company; or (B) the business or operations of the Company.

(e) Schedule 2.14(e) to the Disclosure Memorandum accurately sets forth, with respect to each independent contractor of the Company as of the date of this Agreement:

(i) the name of such independent contractor and the date as of which such independent contractor was originally hired by the Company;

(ii) the aggregate dollar amount of the cash compensation (including all payments of any type) and a description of non-cash benefits received by such independent contractor from the Company during 2005 and 2006;

(iii) the terms of compensation of such independent contractor; and

(iv) to the knowledge of the Company, any Governmental Authorization that is held by such independent contractor and that is necessary for the operation of the business of the Company.

(f) None of the current or former independent contractors of the Company could be reasonably reclassified as an employee under current applicable law. There are, and at no time have been, any independent contractors who have provided services to the Company or any ERISA Affiliate for a period of six consecutive months or longer. The Company has never had any temporary or leased employees. No independent contractor of the Company is eligible to participate in any Company Benefit Plan.

(g) The Company is not a party to or bound by, and the Company has never been a party to or bound by, any employment agreement (other than any such agreement relating to at-will employment) or any union contract, collective bargaining agreement or similar Contract.

(h) The Company is not engaged, and the Company has never been engaged, in any unfair labor practice of any nature that could reasonably be expected to give rise to any material Liability or expense. To the knowledge of the Company, there has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Company or any of its employees. There is not now pending, and no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. No event has occurred, and no condition or circumstance exists, that might reasonably give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. There are no actions, suits, claims, labor disputes or grievances pending or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Company Associate, including charges of unfair labor practices or discrimination complaints.

(i) Schedule 2.14(i) to the Disclosure Memorandum contains an accurate and complete list as of the date of this Agreement of each material Company Benefit Plan and each Company Employee Agreement. The Company does not intend nor has the Company agreed or committed to (i) establish or enter into any new Company Benefit Plan or Company Employee Agreement, or (i) to modify any Company Benefit Plan or Company Employee Agreement (except to conform any such Company Benefit Plan or Company Employee Agreement to the requirements of any applicable Laws, in each case as previously disclosed to Acquiror in writing or as required by this Agreement).

(j) The Company has Made Available to Acquiror accurate and complete copies of: (i) all documents setting forth the material terms of each Company Benefit Plan and each Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA, the Code or any other applicable Law in connection with each Company Benefit Plan; (iii) for each Company Benefit Plan that is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Company Benefit Plan Assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Company Benefit Plan; (v) all material written Contracts relating to each Company Benefit Plan, including administrative service agreements and group insurance Contracts; (vi) all written materials provided to any Company Associate relating to any Company Benefit Plan and any proposed Company Benefit Plans, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events, in each case, that would result in material Liability to the Company or any ERISA Affiliate; (vii) all material correspondence to or from any Governmental Entity relating to any Company Benefit Plan in the possession of the Company or its Representatives; (viii) all insurance policies in the possession of the Company or any ERISA Affiliate pertaining to fiduciary liability insurance covering the fiduciaries for each Company Benefit Plan; and (x) the most recent IRS determination or opinion letter issued with respect to each Company Benefit Plan intended to be qualified under Section 401(a) of the Code.

(k) The Company and the ERISA Affiliates have performed all obligations required to be performed by them under each Company Benefit Plan in all material respects and are not in default or violation of, and the Company has no knowledge of any material default or violation by any other party to, the terms of any Company Benefit Plan, and each Company Benefit Plan has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Laws, including ERISA and the Code with respect to each Company Associate. Any Company Benefit Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Benefit Plan. There are no claims or Legal Proceedings pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits), against any Company Benefit Plan or against the Assets of any Company Benefit Plan involving any Company Associate. The participation by the Company in each Company Benefit Plan (other than any Company Benefit Plan to be terminated prior to the Closing in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Acquiror, the Company, or any ERISA Affiliate (other than ordinary administration expenses and any obligations arising from prior operation of such plan), subject to applicable Laws. To the knowledge of the Company, there are no audits, inquiries or Proceedings pending or threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Benefit Plan. Neither the Company nor any ERISA Affiliate has ever incurred any penalty or Tax with respect to any Company Benefit Plan under Section 502(i) of ERISA, under Sections 4975 through 4980 of the Code, or under any other applicable Law. No Company Associate is entitled to compensation for any excise Tax imposed by Section 4999 of the Code.

(l) Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; or (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to, any Company Pension Plan in which stock of the Company or any ERISA Affiliate is or was held as a plan asset. The fair market value of the Assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan, and none of the Contemplated Transactions shall cause any such Assets or insurance obligations to be less than such benefit obligations.

(m) No Company Benefit Plan provides (except at no cost to the Company or any ERISA Affiliate), or reflects or represents any Liability of the Company or any ERISA Affiliate to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Company Associate for any reason, except as may be required by COBRA or other applicable Laws. Other than commitments made that involve no future costs to the Company or any ERISA Affiliate, neither the Company nor any ERISA Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Company Associate (either individually or to Company Associates as a group) or any other Person that such Company Associate or other person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Laws.

(n) Except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of any of the Contemplated Transactions will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Benefit Plan, Company Employee Agreement, trust or loan that will or may result in any material payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate.

(o) The Company and the ERISA Affiliates: (i) are, and at all times have been, in substantial compliance with all applicable Laws respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Company Associates, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA and the provisions of similar Laws; (ii) have withheld and reported all amounts required by applicable Laws to be withheld and reported with respect to wages, salaries and other payments to Company Associates; (iii) are not liable for any arrears of wages or any Taxes or any penalty for failure to comply with the Laws applicable of the foregoing; and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Associates (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the knowledge of the Company, threatened or reasonably anticipated claims or Proceedings against the Company or any ERISA Affiliate under any worker’s compensation policy or long-term disability policy.

(p) To the knowledge of the Company, no Company Associate is obligated under any Contract or subject to any judgment, decree, or order of any court or other Governmental Entity that would interfere with such Person’s employment with the Company or that would interfere with the business of the Company or any ERISA Affiliate. Neither the execution nor the delivery of this Agreement, nor the carrying on of the business of the Company or any ERISA Affiliate as currently conducted nor any activity of such Company Associates in connection with the carrying on of the business of the Company or any ERISA Affiliate as currently conducted will, to the knowledge of the Company, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any of such Company Associates is now bound.

2.15	Intellectual Property

(a) Schedule 2.15(a) to the Disclosure Memorandum accurately identifies all Patent Rights included within the Company Intellectual Property necessary or currently intended for use in the manufacture, development or commercialization of the Company 1020 Product that is owned by or licensed to the Company (all such Patent Rights required to be identified in Schedule 2.15(a) to the Disclosure Memorandum being referred to as “Product IP”), and, for each item of Product IP: (i) whether it is Product IP that is registered, filed or issued under the authority of, with or by any governmental body, including all patents, registered copyrights and registered trademarks and all applications for and of the foregoing (“Registered IP”), and if it is Registered IP the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (ii) the identity of any other Person that has an ownership interest in such item of Product IP and the nature of such ownership interest; (iii) the identity of any license agreement or other Contract under which the Company has obtained rights in such item of Product IP; and (iv) any Contract pursuant to which the Company has granted or made any license, material right (including any right to receive any royalty payment, milestone payment, success payment or maintenance fee or similar fee) or material Encumbrance to, under or in connection with such item of Product IP to or in favor of any other Person.

(b) Schedule 2.15(b) to the Disclosure Memorandum accurately identifies all Patent Rights included within the Company Intellectual Property that are not identified in Schedule 2.15(a) to the Disclosure Memorandum, together with all registered and unregistered trademarks, trade names and service marks, and registered copyrights included in the Company Intellectual Property, and for each item identified in Schedule 2.15(b): (i) whether it is Registered IP, and if it is Registered IP the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (ii) the identity of any other Person that has an ownership interest in such item of Company Intellectual Property and the nature of such ownership interest; (iii) the identity of any license agreement under which the

Company has obtained rights in such item of Company Intellectual Property; and (iv) any Contract pursuant to which the Company has granted or made any license, material right (including any right to receive any royalty payment, milestone payment, success payment or maintenance fee or similar fee) or material Encumbrance to, under or in connection with such item of Company Intellectual Property to or in favor of any other Person.

(c) The Company has obtained the unconditional and irrevocable assignment of all Patent Rights, and an unlimited assignment of or unrestricted license under all other Intellectual Property Rights, in each case without further payment obligation, developed by or on behalf of Teva or Plantex or any Affiliate of either such company arising out of services performed under arrangements with the Company or any current or former Affiliate of the Company in connection with aztreonam lysine or the manufacture thereof. Such assignments have been duly recorded in the patent office of the respective countries in which the patent applications have been filed, and have transferred to the Company the full right, title and interest in and to the subject patent applications.

(d) The Company has sufficient right, title and interest in and to the Company Intellectual Property:

(i) to conduct the business of the Company in an unrestricted manner in substantially the same manner as currently conducted or as currently proposed to be conducted by the Company, including the development, manufacture and sale of the Company 1020 Product on a worldwide basis in accordance with the current plans of the Company (A) with no payment obligations to any Person or with respect to any Company Intellectual Property other than as set forth in any license agreement listed in Schedule 2.15(a) to the Disclosure Memorandum and (B) without infringing (directly, contributorily, by inducement or otherwise), misappropriating or otherwise violating any Intellectual Property Rights of any other Person; and

(ii) to exclude all other Persons from making, having made, importing, offering for sale, selling or otherwise developing and commercializing the Company 1020 Product in the countries listed in Schedule 2.15(a) to the Disclosure Memorandum to the extent allowable by any such country.

(e) Euticals has sufficient right, title and interest in and to Intellectual Property Rights to manufacture and sell to the Company the active pharmaceutical ingredient aztreonam in accordance with the Euticals Agreement, using its current manufacturing process and with the specifications currently in effect as well as any other specifications contemplated by the Company, without infringing (directly, contributorily, by inducement or otherwise), misappropriating or otherwise violating any Intellectual Property Rights of any other Person.

(f) PARI has sufficient right, title and interest in and to Intellectual Property Rights to develop, manufacture and sell PARI Devices to the Company in accordance with the PARI Agreement, using its current manufacturing methodologies, without infringing (directly, contributorily, by inducement or otherwise), misappropriating or otherwise violating any Intellectual Property Rights of any other Person.

(g) Each granted claim of the Patent Rights included within the Company Intellectual Property is valid, subsisting and enforceable.

(h) Nothing contained in the Development Agreement dated April 3, 2003, between Abaris and PARI, or any other Contract between the Company or any Affiliate of the Company with PARI, limits or modifies the rights of the Company set forth in the PARI Agreement.

(i) Schedule 2.15(i) to the Disclosure Memorandum accurately identifies (A) all Persons who participated under arrangements with the Company or otherwise in connection with the Company in the development of a formulation of aztreonam, or the manufacturing process for the active pharmaceutical ingredient aztreonam or a formulation of aztreonam (other than any Person whose participation was immaterial in nature and who has not acquired any rights of any nature in or with respect to the Company 1020 Product), and (B) any Contract pursuant to which such development or manufacturing work was conducted. Except as expressly set forth on Schedule 2.15(i), all such Persons identified or required to be identified on Schedule 2.15(i) have unconditionally and irrevocably assigned to the Company, or granted the Company an unrestricted license under, all of the right, title and interest in Intellectual Property Rights developed in the course of such work, without restriction or further payment obligation on the part of the Company.

(j) The execution, delivery and performance of this Agreement will not, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (A) a loss of, or Encumbrance on, any Company Intellectual Property; (B) a breach of any Contract listed or required to be listed in Schedule 2.15(a) or Schedule 2.15(i) to the Disclosure Memorandum; (C) the release, disclosure or delivery of any Company Intellectual Property by or to any escrow agent or other Person; or (D) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company Intellectual Property. Schedule 2.15(j) to the Disclosure Memorandum identifies any Consent that that Company was, is or will be required to obtain from any Person under any Contract related to the Company 1020 Product listed or required to be listed in Schedule 2.15(a) or Schedule 2.15(i) to the Disclosure Memorandum in connection with the execution, delivery or performance of this Agreement or the consummation of the Merger or any other transaction contemplated by this Agreement.

(k) No Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company Intellectual Property. Schedule 2.15(k) to the Disclosure Memorandum accurately identifies in all material respects each written or electronic communication or correspondence that has been sent or otherwise delivered by or to any party to a Contract listed or required to be listed in Schedule 2.15(a) or Schedule 2.15(i) to the Disclosure Memorandum, or any Representative of any such other party to such a Contract, regarding any actual, alleged or suspected infringement or misappropriation of any Company Intellectual Property and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(l) With respect to the Company 1020 Product: (i) the Company has never infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person, and (ii) none of the parties to any of the Contracts listed or required to be listed in Schedule 2.15(a) or Schedule 2.15(i) to the Disclosure Memorandum has, with respect to their activities related to the Company or the Company 1020 Product, infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person.

(m) Other than the Specified Litigation, no adversarial Legal Proceeding involving any Intellectual Property Right owned by or licensed to the Company is or at any time has been pending, or to the knowledge of the Company is or at any time has been threatened.

(n) Other than the Specified Litigation:

(i) there are no claims or Legal Proceedings that have been brought by or on behalf of the Company, asserting that:

(A) any Person bound by a Company Contract affecting or relating to the protection or disclosure of the Company Intellectual Property related to the Company 1020 Product has breached such Company Contract;

(B) any Person has acquired, disclosed or misused the Company 1020 Product in violation of any such Company Contract; or

(C) any Person has acquired, disclosed or misused the Company 1020 Product in violation of any Legal Requirement; and

(ii) there are no claims or Legal Proceedings that have been made, brought or threatened against the Company, or have been made, brought or threatened against an employee of the Company or any other Person identified or required to be identified on Schedule 2.15(a) or Schedule 2.15(j) to the Disclosure Memorandum, asserting that any such Person has breached any Contract affecting or relating to the protection or disclosure of the Company 1020 Product, or otherwise improperly disclosed, acquired or misused a trade secret, that, if adversely determined, could reasonably be expected to materially and adversely affect the development, manufacturing, use, distribution or sale of the Company 1020 Product.

(o) The Company has taken all commercially reasonable steps to protect and preserve the confidentiality of all of the Company’s confidential information. Each employee, consultant and independent contractor of the Company has entered into a proprietary information and confidentiality agreement, specifying no exceptions of any nature, substantially in the Company’s standard form applicable to employees, consultants and independent contractors, as the case may be, which forms have been Made Available to Acquiror.

(p) The Company has sufficient right, title and interest in and to the Company Intellectual Property to make, have made, use, sell, offer for sale and import the Company 1040 Product in an unrestricted manner and to transfer such rights to research, develop and commercialize the Company 1040 Product to Acquiror as contemplated in the 1040 Product

Agreement; the Company has not granted any right to any other Person, and will not grant any right to any other Person during the term of the 1040 Product Agreement, that would conflict with the rights granted to the Acquiror under the 1040 Product Agreement; and the Company has never infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Rights of any other Person in connection with the Company’s manufacture, research and development activities relating to the Company 1040 Product, either through its internal research program or through a third party contractor.

2.16	Compliance with Laws

The Company is and has at all times been in compliance in all material respects with all Laws and Orders applicable to it, all Laws and Orders applicable to its employees and all Laws and Orders applicable to the Real Property and the Personal Property, including, as and to the extent specified in Section 2.15, all such Laws and Orders relating to intellectual property protection, and including, as and to the extent specified in Section 2.20, all such Laws and Orders relating to environmental protection, and also including all such Laws and Orders relating to antitrust matters, consumer protection, currency exchange, equal employment opportunity, health and occupational safety, pension and employee benefit matters, securities and investor protection matters, labor and employment matters and trading-with-the-enemy matters. The Company has not received any written notification of any asserted unremedied failure by the Company to comply with any such Law or Order.

2.17	Insurance

Schedule 2.17 to the Disclosure Memorandum sets forth an accurate and complete list of all insurance policies maintained by or for the benefit of the Company and includes the policy number, amount of coverage and contact information for each such policy. All such insurance policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date this representation is made have been paid, and no notice of cancellation or termination has been received with respect to any such policy or binder. Such policies or binders are sufficient for compliance with all requirements of Law currently applicable to the Company and with all agreements to which the Company is a party, will remain in full force and effect through the respective expiration dates of such policies or binders without the payment of additional premiums, and will not in any way be affected by, or terminate or lapse by reason of, any of the Contemplated Transactions. The Company has not been refused any insurance with respect to its Assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. The Company has not received any notice or other communication (in writing or, to the knowledge of the Company, otherwise) regarding any (a) cancellation or invalidation of any insurance policy identified or required to be identified in Schedule 2.18 to the Disclosure Memorandum, (b) refusal of any coverage or rejection of any claim under any such insurance policy, or (c) material increase in the amount of the premiums payable with respect to any such insurance policy.

2.18	Brokers or Finders

Except for the investment banking fees of the Independent Advisor pursuant to that certain engagement letter dated April 20, 2005, a copy of which has been provided to Acquiror, the Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by or on behalf of the Company, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Merger, this Agreement or the other Operative Documents or any of the other Contemplated Transactions.

2.19	Insider Interests

(a) No Related Party has any interest (other than as a Stockholder) (i) in any Real Property, Personal Property or Company Intellectual Property used in or directly pertaining to the business of the Company, including inventions, patents, trademarks or trade names, or (ii) in any Contract relating to the Company, its present or prospective business or its operations other than offer letters, employment agreements, option agreements and other agreements and arrangements incident to employment relationships in the ordinary course of business and consistent with past practice.

(b) There are no agreements, understandings or proposed transactions between the Company and any of the Related Parties.

(c) Neither the Company nor any Related Party has any interest, either directly or indirectly, in any other Entity (whether as an employee, officer, director, stockholder, agent, independent contractor, security holder, creditor, consultant or otherwise) that (i) provides any services, produces or sells any products or product lines, or engages in any activity that is the same, similar to or competitive with any activity or business in which the Company is now engaged or proposes to engage, (ii) is a supplier, customer or creditor or (iii) has any direct or indirect interest in any properties or Assets of the Company or any property or Asset that is necessary or desirable for the business of the Company as currently conducted or as currently proposed to be conducted by the Company.

2.20	Compliance With Environmental Laws

(a) The Company has not received written notice of actual or threatened material liability under CERCLA or any similar state or local statute or ordinance from any Governmental Entity or any third party.

(b) The Company has not entered into or agreed to enter into, nor does it contemplate entering into, any Order, and the Company is not subject to any Order relating to compliance with any applicable Environmental Laws.

(c) The Company has not received written notice that it is subject to any material Liability incurred or imposed or based on any provision of any Environmental Law and arising out of any act or omission of the Company, or any of its employees, agents or Representatives.

(d) To the knowledge of the Company, the Company possesses all material permits and other Governmental Authorizations required under applicable Environmental Laws, and is in material compliance with the terms and conditions thereof. The Company has not received any notice or other communication (in writing or, to the knowledge of the Company, otherwise), whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that the Company is not in compliance in all material respects with any Environmental Law. To the knowledge of the Company, (a) all real property that is leased to and occupied or controlled by the Company, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any material environmental contamination of any nature, (b) none of the property leased to and occupied or controlled by the Company contains any underground storage tanks, asbestos, equipment using PCBs, underground injection wells, and (c) none of the property leased to and occupied or controlled by the Company contains any septic tanks in which process wastewater or any Hazardous Materials have been disposed of.

2.21	Governmental Authorizations; Regulatory Matters

(a) The Company holds all material Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which such business is currently conducted or as currently proposed to be conducted by the Company. The Company has not received any written notifications of any asserted failure by it to have obtained any such Governmental Authorization, or any past and unremedied failure to obtain any such Governmental Authorizations. All regulatory filings made with respect to the Company’s products have been accurate and complete and have complied in all material respects with all applicable Laws. All clinical trials of investigational products have been and are being conducted by the Company according to the applicable Laws in all material respects, together with appropriate monitoring of clinical investigator trial sites for their compliance. The Company has disclosed to Acquiror all regulatory filings and all material communications between Representatives of the Company and any regulatory agency or other Governmental Entity.

(b) The Company 1020 Product has been and is being developed, tested, manufactured, labeled, stored and distributed in compliance in all material respects with all applicable Laws, including those relating to investigational use, premarket clearance, good manufacturing practices, good clinical practices, good laboratory practices, recordkeeping, filing of reports and security.

(c) The Company has Made Available to Acquiror (i) accurate and complete copies of each Investigational New Drug Application (“IND”) and each similar state or foreign regulatory filing made on behalf of the Company, including all related supplements, amendments and annual reports, and (ii) all material correspondence received from the FDA, the EMEA or any similar state or foreign Governmental Entity that concerns the Company 1020 Product. The Company has accurately described in all material respects to Acquiror the nature and content of all material verbal communications with representatives of the FDA, the EMEA and any similar state and foreign Governmental Entities that could reasonably be expected to materially affect the prospect for approval of the Company 1020 Product.

(d) The Company has no knowledge of any facts or circumstances that could reasonably be construed as indicating that marketing approval for the Company 1020 Product (including the modified eFlow inhalation device contemplated by the eKey Agreement between PARI and the Company dated May 18, 2005) will not be obtained in the United States or the countries of the European Union on the schedule, and for the target patient population, contemplated by the Company’s current executive summary attached as Schedule 2.21(d) to the Disclosure Memorandum, assuming that the primary endpoint(s) required by the FDA for the Company’s current clinical trials is achieved, without the commencement of clinical trials not currently underway or the collection of data not being collected in the Company’s current clinical trials.

(e) The Company 1020 Product has been designated as an Orphan Drug by the FDA (for inhaled aztreonam) and the European Medicines Agency (the “EMEA”) (for aztreonam lysinate). Such designations remain in full force and effect and the Company has no knowledge of any facts or circumstances that could reasonably be construed as indicating that they may be rescinded or modified.

(f) The Company has Made Available to Acquiror in an accurate and complete manner all clinical data from clinical trials (including all adverse events) known to the Company regarding the Company 1020 Product.

(g) The Company has not made an untrue statement of a material fact or fraudulent statement to the FDA, the EMEA or any similar state or foreign Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA, the EMEA or any similar state or foreign Governmental Entity, or committed an act, made a statement or failed to make a statement, that (in any such case) establishes a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the EMEA or any similar state or foreign Governmental Entity to invoke any similar policy. The Company has not, and no officer, employee or agent of the Company or principal investigator or sub-investigator of any clinical investigation sponsored by the Company has, on account of actions taken for or on behalf of the Company, been convicted of any crime under 21 U.S.C. Section 335a(a) or any similar state or foreign Law or under 21 U.S.C. Section 335a(b) or any similar state or foreign Law.

(h) Neither the Company 1020 Product nor (to the knowledge of the Company) any PARI inhalation device containing the same functionality as either of the PARI Devices has been recalled, suspended or discontinued as a result of any action by the FDA, the EMEA or any similar state or foreign Governmental Entity. No clinical trial of the Company 1020 Product has been suspended, put on hold or terminated prior to completion, and no IND for the Company 1020 Product has been suspended, withdrawn, rejected or refused, in each case, as a result of any action by the FDA, the EMEA or any similar state or foreign Governmental Entity or voluntarily by the Company based on serious adverse effects on human health. Neither the Company nor any of its collaborators has received any written notice or other communication indicating that the FDA, the EMEA or any similar state or foreign Governmental Entity has commenced or threatened to initiate any action to withdraw approval, terminate clinical development, request the recall of the Company 1020 Product, or to enjoin or place any material restriction on the production, sale, marketing, reimbursement or testing of the Company 1020 Product.

2.22	Vote Required

The affirmative votes of the holders of (a) a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class, and (b) sixty-six and two-thirds (66-2/3%) in interest of the outstanding shares of Company Preferred Stock (the votes referred to in clauses “(a)” and “(b)” of this sentence being referred to collectively as the “Required Company Stockholder Vote”) are the only votes of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement or approve the Merger and the other Contemplated Transactions. Acquiror is entitled, pursuant to the Company Certificate of Incorporation, the Company Bylaws and Applicable Law, to vote the Acquiror-Held Series C Shares in favor of the adoption of this Agreement, and such vote will be valid and enforceable. The Key Stockholders collectively own of record (and will continue to own of record at all times through the Closing) a sufficient number of shares of Company Capital Stock to obtain the Required Company Stockholder Vote. The Required Company Stockholder Vote shall have been obtained upon the execution and delivery of the Stockholder Consent by or on behalf of each of the Key Stockholders, whether or not any other Stockholder executes and delivers the Stockholder Consent, and the Stockholder Consent shall remain in full force and effect at all times during the Pre-Closing Period.

2.23	Inventories and Supply

(a) Schedule 2.23 to the Disclosure Memorandum provides, as of the date of this Agreement, (i) in Schedule 2.23(i) to the Disclosure Memorandum, an accurate and complete summary in all material respects (by quantity and expiration/retest date) of the Company’s inventories of bulk aztreonam manufactured by Euticals under the Euticals Agreement, formulated and lyophilized by Ben Venue under the Ben Venue Terms and Conditions and of finished and packaged aztreonam manufactured by Fisher Clinical Services (successor in interest to McKesson BioServices Corporation) and (ii) in Schedule 2.23(ii) to the Disclosure Memorandum, an accurate and complete summary in all material respects (by quantity and delivery date for each such order) of the Company’s outstanding firm orders placed with, and accepted by, Euticals (with respect to bulk aztreonam), Ben Venue (with respect to formulation and lyophilization) and Fisher Clinical Services (with respect to finished and packaged aztreonam). The inventories referred to above in this subsection were manufactured by each of Euticals and Ben Venue in accordance with the requirements of and warranties specified in the Euticals Agreement and Ben Venue Terms and Conditions, respectively.

(b) The total of the Company’s inventories of bulk aztreonam and finished and packaged aztreonam, plus the quantities thereof represented by Company’s firm orders therefor, are reasonably sufficient for the conduct of all clinical trials being conducted by or on behalf of the Company thereon through June 30, 2007.

(c) Euticals has sufficient available capacity in the facility it is currently using for the manufacture of aztreonam to supply the Company with quantities of commercial grade aztreonam manufactured in accordance with the specifications required by the Euticals Agreement sufficient to meet the foreseeable worldwide commercial requirements of the Company. Such facility has been approved by the FDA and the EMEA for the supply of other human pharmaceutical products, and the Company has no knowledge of any facts or circumstances that could reasonably be construed as indicating that such facility will not be approved by such Governmental Entities in the ordinary course for the supply of aztreonam.

2.24	Covenants in Other Agreements

The Company has duly performed in all material respects all covenants required to be performed by it as set forth in the Joint Defense Agreement, the 1040 Product Agreement and the other Operative Documents.

2.25	Full Disclosure

(a) This Agreement (including the Disclosure Memorandum) does not, none of the certificates referred to in Article IV will, and none of the Operative Documents do or will, (i) contain any representation, warranty or information that is false, misleading or incomplete with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false, misleading or incomplete; provided, however, that the Company makes no representation as to any representations or warranties of, or any information provided by, Acquiror or Merger Sub in or with respect to this Agreement or any of the other Operative Documents.

(b) On the date it is delivered to the Stockholders, the Information Statement (i) will comply with all applicable Laws, (ii) will not contain any information that is false, misleading or incomplete with respect to any material fact, or (iii) will not omit to state any material fact necessary in order to make the information contained in the Information Statement (in the light of the circumstances under which such information was provided) not false, misleading or incomplete; provided, however, that the Company makes no representation as to any information with respect to Acquiror provided by Acquiror for inclusion in the Information Statement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Acquiror and Merger Sub represent and warrant to the Company as of the Secondary Period Commencement Date and as of the Closing Date as follows in this Article III.

3.1	Organization

Each of Acquiror and Merger Sub (a) is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, (b) has all requisite corporate power and authority to own, operate and lease its properties and Assets, and to carry on its respective business as currently conducted or as currently proposed to be conducted by

Acquiror or Merger Sub, and (c) is duly qualified and licensed as a foreign corporation to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the character of its properties occupied, owned or held under lease or the nature of the business it conducts makes such qualification or licensing necessary. All the issued and outstanding shares of capital stock of Merger Sub are held of record and beneficially by Acquiror.

3.2	Enforceability

Each of Acquiror and Merger Sub has full corporate power and authority to execute, deliver and perform this Agreement and the other Operative Documents to which it is or is to become a party, and to consummate the Contemplated Transactions. All corporate action on the part of Acquiror and Merger Sub and their respective officers, directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement and the other Operative Documents to which Acquiror or Merger Sub is or is to become a party, the consummation of the Merger and the performance of all of their respective obligations under this Agreement and the other Operative Documents to which Acquiror or Merger Sub is or is to become a party has been taken or will be taken prior to the Effective Time. This Agreement has been, and each of the other Operative Documents to which Acquiror or Merger Sub is or is to become a party will have been, at the Closing, duly executed and delivered by Acquiror and Merger Sub, as applicable, and this Agreement is, and each of the other Operative Documents to which Acquiror or Merger Sub is or is to become a party will be, at the Closing, a legal, valid and binding obligation of Acquiror or Merger Sub, as applicable, enforceable against Acquiror or Merger Sub, as applicable, in accordance with its terms, except as to the effect, if any, of the Enforceability Exceptions.

3.3	No Approvals; No Conflicts

The execution, delivery and performance by Acquiror and Merger Sub, as applicable, of this Agreement and the other Operative Documents to which it is or is to become a party, the consummation by them of the Contemplated Transactions, the effectiveness of the Merger and the performance by Acquiror and Merger Sub of their respective obligations pursuant to this Agreement and the other Operative Documents to which it is or is to become a party will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of Law or any Order applicable to Acquiror or Merger Sub; (b) require any consent, approval or authorization of, or declaration, filing or registration with, any Person, except (i) the filing of all documents necessary to consummate the Merger with the Delaware Secretary and (ii) any required submissions under the HSR Act that the Company or Acquiror determines must be made, in each case, with respect to the Merger and the other contemplated transactions; (c) result in a default (with or without the giving of notice or lapse of time, or both) under any material agreement to which Acquiror or any of its Subsidiaries is a party or by which it is bound or to which any Assets of Acquiror or any of its Subsidiaries are subject; or (d) conflict with or result in a breach of or constitute a default under any provision of the Certificate of Incorporation, as amended, or Bylaws of Acquiror or the Certificate of Incorporation or Bylaws of Merger Sub.

3.4	Brokers or Finders

Acquiror has not incurred, and will not incur, directly or indirectly, as a result of any action taken by or on behalf of Acquiror, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Merger, this Agreement or the other Operative Documents or any transaction contemplated hereby or thereby that would result in a claim against the Company or the Stockholders.

3.5	Available Cash

Acquiror and Merger Sub will at the Closing have sufficient funds available to them to pay the consideration payable pursuant to Sections 1.7.1(b)(i), 1.7.1(c)(i), 1.7.1(d)(i) and 1.7.1(e)(i) and to consummate the Contemplated Transactions.

3.6	Information Supplied by Acquiror

None of the information with respect to Acquiror or Merger Sub to be provided by Acquiror or Merger Sub in writing expressly for inclusion in the Information Statement will contain any information that is false, misleading or incomplete in any material respect with respect to any material fact as of the date on which such information is provided; provided, however, that Acquiror makes no representation as to any information provided by the Company for inclusion in the Information Statement.

ARTICLE IV

CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIROR AND MERGER SUB

The obligations of Acquiror and Merger Sub to effect the Merger and otherwise consummate the Contemplated Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions, which may be expressly waived only in a writing signed by Acquiror and Merger Sub:

4.1	Accuracy of Representations and Warranties

Each of the representations and warranties of the Company set forth in this Agreement or in any of the other Operative Documents (i) shall have been accurate in all material respects as of the Secondary Period Commencement Date as if made on and as of the Secondary Period Commencement Date, and (ii) shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except that any representation and warranty that is made exclusively as of, and that refers specifically to, a specified date need only have been accurate in all material respects as of such specified date); provided, however, that: (1) in determining the accuracy of such representations and warranties for purposes of this Section 4.1, no effect shall be given to any “Company Material Adverse Effect” or other materiality qualifications, or any similar qualifications, that are contained or incorporated directly or indirectly in such representations or warranties and that would otherwise limit the scope or effect of such representations or warranties, and (2) any update of or modification to the Disclosure Memorandum made or purported to have been made on or after the Secondary Period Commencement Date shall be disregarded.

4.2	Performance of Agreements

The Company shall have performed in all material respects each obligation and agreement, and complied with each covenant, contained in this Agreement or any other Operative Document to be performed or complied with by the Company at or prior to the Closing.

4.3	Compliance Certificate

Acquiror shall have received a certificate of the President and the Chief Financial Officer of the Company, dated the Closing Date, in form and substance reasonably satisfactory to Acquiror:

(a) certifying, representing and warranting that the conditions set forth in Sections 4.1, 4.2, 4.8, 4.10, 4.13 and 4.14 have been duly satisfied; provided, however, that the certifications to Sections 4.13 and 4.14 shall be made to the knowledge of the Company; and

(b) certifying, representing and warranting as to the accuracy and completeness of the Closing Payment Schedule (subject to the final proviso of Section 1.8).

4.4	Proceedings and Documents; Secretary’s Certificate

Acquiror shall have received a certificate of the Secretary of the Company, in form and substance reasonably satisfactory to Acquiror, certifying, representing and warranting as to the authenticity and effectiveness of the actions of the Board of Directors of the Company and the Stockholders and the authorization by the Company of the Merger and the other Contemplated Transactions, and as to the accuracy and completeness of the copies of (a) the Company Certificate of Incorporation, certified by the Delaware Secretary, (b) the Company Bylaws, (c) the resolutions of the Board of Directors of the Company relating to the Contemplated Transactions and (d) the Stockholder Consent, attached to such certificate.

4.5	Approvals and Consents

(a) All permits, licenses and other Governmental Authorizations and all notices to Governmental Entities required in connection with the Contemplated Transactions, or for the continued operation of the Company, shall have been obtained and made and shall be in full force and effect, and all waiting periods specified by Law shall have expired or been terminated.

(b) The consummation of the Merger will not result in the violation of any Law or Order.

(c) The applicable waiting periods, together with any extensions thereof, under the HSR Act or any other applicable pre-clearance requirement of any foreign competition Law shall have expired or been terminated, and any Consent required under any applicable foreign competition Law in connection with any of the Contemplated Transactions shall have been obtained and shall be in full force and effect.

(d) All of the Consents identified in Annex 4.5(d), and any other material Consents required for or in connection with the consummation of any of the Contemplated Transactions (other than any Consent that Acquiror has agreed in writing may be omitted from Annex 4.5(d)), shall have been obtained and shall be in full force and effect.

4.6	Legal Proceedings

(a) No Order of any Governmental Entity shall be in effect that enjoins, restrains, conditions or prohibits consummation of the Merger or any of the other Contemplated Transactions.

(b) Other than the Specified Litigation, no Legal Proceeding shall be pending or threatened (a) seeking a material amount of damages in connection with the Merger or any of the other Contemplated Transactions, (b) seeking to prohibit or limit the exercise by Acquiror of any material right pertaining to its ownership of stock of Merger Sub or the Surviving Corporation, (c) challenging, or that may have the effect of preventing, delaying, restraining, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions, or (d) seeking to compel the Company, Acquiror or any Subsidiary of Acquiror to dispose of or hold separate any material Assets as a result of the Merger or any of the other Contemplated Transactions.

(c) There shall not have been any Law enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

4.7	Stockholder Approval

This Agreement shall have been duly adopted and the Merger shall have been duly approved by the Required Company Stockholder Vote, and all of the Key Stockholders, in their capacities as stockholders of the Company, shall have executed and delivered the Stockholder Consent personally or by proxy. The number of shares of Company Capital Stock that are or that may become Dissenting Shares shall be less than 5% of the number of shares of Company Capital Stock outstanding immediately prior to the Closing.

4.8	No Company Material Adverse Effect

Since the last day of the most recent fiscal quarter of the Company prior to the commencement of the Secondary Period for which financial statements of the Company are available, except for any matters expressly set forth in Schedule 2.7 to the Disclosure Memorandum as last updated by the Company prior to the Secondary Period Commencement Date, there shall not have occurred any Company Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Company Material Adverse Effect.

4.9	Agreements and Documents

Acquiror shall have received the following agreements and documents, each of which shall be in full force and effect:

(a) the Key Stockholder Agreements, executed by each of the Key Stockholders;

(b) the Noncompetition Agreements, executed by each of A. Bruce Montgomery, M.D. and William Baker, Ph.D;

(c) the General Releases, executed by the officers and directors of the Company and each of the Key Stockholders, as signed as of the date of this Agreement, and as re-signed as of the Closing Date;

(d) the Closing Payment Schedule;

(e) the FIRPTA Certificate, executed on behalf of the Company;

(f) a legal opinion of Orrick, Herrington & Sutcliffe LLP, counsel to the Company, dated as of the Closing Date and addressed to Acquiror and the Surviving Corporation, substantially in the form set forth as Exhibit B;

(g) written resignations (provided pursuant to Section 1.6) of all officers and directors of the Company, effective as of the Effective Time; and

(h) the Countersigned Offer Letters.

4.10	Employee Retention

A. Bruce Montgomery, M.D., shall not have (a) ceased to be employed by, or expressed in writing to any Person (or orally to an officer or director of Acquiror or the Company which oral statement has not been retracted in writing) an intention to terminate employment with, the Company, (b) become incapable of fulfilling any of his material duties to the Company, or (c) expressed in writing to any Person (or orally to an officer or director of Acquiror or the Company which oral statement has not been retracted in writing) an intention to decline to accept, or an intention to terminate, employment with Acquiror, the Surviving Corporation or any other Subsidiary of Acquiror.

4.11	No Company Stock Rights

The Company shall have provided Acquiror with evidence, reasonably satisfactory to Acquiror, as to the exercise or termination of the Company Warrant and other Company Stock Rights (other than Company Stock Options).

4.12	FIRPTA Compliance

The Company shall have provided written authorization for Acquiror to deliver the FIRPTA Certificate to the IRS on behalf of the Company upon the Closing.

4.13	Manufacture or Supply of Inhalation Devices

No adverse development event shall have occurred, and no adverse circumstance shall exist, that would reasonably be expected to have a significant impact on (i) the right or ability of PARI to manufacture either of the PARI Devices or to supply either of the PARI Devices to the Company or Acquiror, or (ii) the right or ability of PARI, the Company or Acquiror to deliver, or provide the delivery of, aztreonam through either of the PARI Devices.

4.14	Specified Litigation

(a) Unless the Litigation Resolution Date (as defined in Section 7.1(c)) has occurred, no adverse development or event shall have occurred with respect to the Specified Litigation, and no adverse circumstance relating to the Specified Litigation shall exist or shall have been discovered by Acquiror, that would reasonably be expected to have a significant impact on the outcome of or the Company’s potential exposure in the Specified Litigation, on the nature or scope of any remedy to be awarded in the Specified Litigation, on the cost of defending the Specified Litigation, on the timing of the resolution of the Specified Litigation or on the prospects for settling the Specified Litigation.

(b) A final decision shall have been issued in any arbitration proceeding commenced for the purpose of determining the Lump Sum Equivalent Amount of any settlement entered into by the Company or Final Judgment entered by the court in connection with the Specified Litigation.

4.15	Secondary Period Election Notice

Acquiror shall have delivered a Secondary Period Election Notice to the Company.

ARTICLE V

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to effect the Merger and otherwise consummate the Contemplated Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions, which may be expressly waived only in a writing signed by the Company.

5.1	Accuracy of Representations and Warranties

Each of the representations and warranties of Acquiror and Merger Sub set forth in this Agreement (a) shall have been accurate in all material respects as of the Secondary Period Commencement Date as if made on and as of the Secondary Period Commencement Date, and (b) shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except that any representation and warranty that is made exclusively as of, and that refers specifically to, a specified date need only have been accurate in all material respects as of such specified date); provided, however, that the condition set forth in this Section 5.1 shall be deemed to have been satisfied notwithstanding the existence of inaccuracies in such representations and warranties if the circumstances rendering such representations and warranties inaccurate have not had and could not reasonably be expected to have or result in a material adverse effect on Acquiror’s ability to consummate the Merger.

5.2	Performance of Agreements

Acquiror and Merger Sub shall have performed in all material respects each obligation and agreement, and complied with each covenant, contained in this Agreement or any other Operative Document to be performed or complied with by Acquiror or Merger Sub at or prior to the Closing.

5.3	Compliance Certificate

The Company shall have received a certificate of an officer of Acquiror, dated the Closing Date, in form and substance reasonably satisfactory to the Company, certifying, representing and warranting that the conditions set forth in Sections 5.1 and 5.2 have been duly satisfied.

5.4	Proceedings and Documents; Secretary’s Certificate

The Company shall have received a certificate of the Secretary of each of Acquiror and Merger Sub, in form and substance reasonably satisfactory to the Company, certifying, representing and warranting as to the authenticity and effectiveness of the actions of the Board of Directors of each of Acquiror and Merger Sub and of the sole stockholder of Merger Sub and the authorization by Acquiror and Merger Sub of the Merger and the Contemplated Transactions. Copies of the resolutions of the Board of Directors of each of Acquiror and Merger Sub, and the sole stockholder of Merger Sub, relating to the Contemplated Transactions shall be attached to such certificate.

5.5	Waiting Period

The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

5.6	Stockholder Approval

This Agreement shall have been duly adopted, and the Merger shall have been duly approved, by the Required Company Stockholder Vote.

5.7	Countersigned Offer Letters

The Company shall have received from Acquiror counterparts of the Countersigned Offer Letters signed on behalf of Acquiror.

5.8	Specified Litigation

A final decision shall have been issued in any arbitration proceeding commenced for the purpose of determining the Lump Sum Equivalent Amount of any settlement entered into by the Company in connection with the Specified Litigation that is not a Lump Sum Settlement, or any Final Judgment entered by the court in connection with the Specified Litigation that is not a Lump Sum Judgment.

5.9	Violation of Applicable Law or Order

The consummation by the Company of the Merger will not result in a violation of any U.S. federal or state Law in effect at the time of the Closing or any pending Order issued by a U.S. federal or state court of competent jurisdiction and binding on the Company, other than any such violation that would not result in the imposition of a material criminal or civil fine or penalty on the Stockholders.

5.10	Secondary Period Election Notice

Acquiror shall have delivered a Secondary Period Election Notice to the Company.

ARTICLE VI

COVENANTS

The Parties covenant and agree as set forth in this Article VI.

6.1	Conduct of Business by the Company During the Primary Period

Unless Acquiror shall otherwise agree in writing, during the Primary Period, the Company covenants and agrees to conduct the Company’s business in and only in, and the Company shall not take any action except in, the ordinary course of business and consistent with past practice and in accordance with applicable Law and the provisions of all Company Contracts, in each case in all material respects. Without limiting the generality of the foregoing, during the Primary Period, the Company (1) shall use commercially reasonable efforts consistent with past practice to preserve intact the business organization of the Company, to keep available the services of the current officers, employees and consultants of the Company and to preserve the current relationships of the Company with, and the goodwill of, suppliers, customers, development partners, landlords, creditors, licensors, licensees, key employees and other Persons with which the Company has significant business relations, (2) shall use commercially reasonable efforts to keep in full force all insurance policies referred to in Section 2.18 and, if any such insurance policy is scheduled to expire during the Primary Period, shall cause such insurance policy to be renewed or replaced (on terms and with coverage substantially equivalent to the terms and coverage of the expiring insurance policy) on or prior to the date of expiration of such insurance policy, and (3) shall as promptly as practicable notify Acquiror in writing of (A) any written notice or (to the knowledge of the Company) other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, and (B) any Legal Proceeding commenced, or, to the knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company or any of its products or Assets. By way of amplification and not limitation, the Company shall not, during the Primary Period, directly or indirectly do, or propose to do, any of the following without the prior written consent of Acquiror:

(a) amend or otherwise change the Company Certificate of Incorporation or Company Bylaws if such amendment or change would have, or could reasonably be expected to have, an adverse effect on Acquiror or the Company or on the Company’s ability to comply with any of its obligations under this Agreement or under any of the Operative Documents;

(b) except (A) for the issuance of shares of Company Capital Stock upon the exercise or conversion of Company Stock Options outstanding on the date of this Agreement or the Company Warrant, (B) for the issuance of shares of Company Capital Stock or equity securities (excluding any convertible debt securities) exercisable or convertible solely into shares of Company Capital Stock, or any combination of the foregoing, solely for cash to a Person who becomes a party to a Key Stockholder Agreement in favor of Acquiror contemporaneously with such issuance, (C) for the issuance of Eligible Debt Securities solely for cash to a Person who becomes a party to a Key Stockholder Agreement in favor of Acquiror contemporaneously with such issuance and (D) for the issuance of Company Stock Options with respect to shares of Company Common Stock (to the extent the reservation of such shares for issuance under the Company Option Plan has been approved by the Stockholders prior to the date of this Agreement), issue, sell, contract to issue or sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant or Encumbrance of (i) any shares of Company Capital Stock, (ii) any Company Stock Option, (iii) the Company Warrant, (iv) any Company Stock Rights or (v) except in the ordinary course of business and consistent with past practice, any Assets of the Company;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock or other securities, property or otherwise, with respect to any shares of Company Capital Stock or other securities, or redeem, purchase or otherwise acquire, directly or indirectly, any shares of Company Capital Stock or other securities (except for repurchases from individuals following their termination of service pursuant to the terms of their pre-existing stock option or purchase agreements);

(d) (i) acquire (including by merger, consolidation or acquisition of stock or Assets) any corporation, partnership or other Entity or business organization or division thereof or (except in the ordinary course of business and consistent with past practice) any material amount of Assets; (ii) except for the issuance of Eligible Debt Securities, incur any indebtedness for borrowed money (other than trade payables in the ordinary course of business or in connection with the transactions contemplated by this Agreement or the Specified Litigation) or issue any debt securities; (iii) assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances (except that the Company may make routine travel advances to employees in the ordinary course of business and consistent with past practice not in excess of $10,000 in the aggregate); (iv) authorize any single capital expenditure not included in the Operating Budget that is in excess of $100,000 or capital expenditures not included in the Operating Budget that are, in the aggregate, in excess of $250,000; or (v) enter into any Contract not included in the Operating Budget in which the obligation of the Company exceeds $100,000 or which shall not terminate or be subject to termination for convenience without penalty within 30 days following execution;

(e) (i) enter into or amend any material employment, consulting or agency Contract, hire any employee or engage any contractor except to the extent contemplated by and consistent with the Operating Budget, or hire any employee at the Vice President level or above (provided that the Company may hire a new Vice President – Clinical Development without the further consent of Acquiror), (ii) materially increase the wages, salary, bonus, commissions, fringe benefits or other compensation or remuneration payable or to become payable to, or grant any severance or termination pay to, or (except for annual salary increases to be made in the ordinary course of business and consistent with past practice that are reflected in the Operating Budget and except for bonuses described in Annex 6.2(e)) pay any bonus or make any discretionary profit-sharing or similar discretionary payment to, any Related Party, (iii) enter into any agreement or arrangement with any current or prospective Company Associate that provides for any of the types of payments or other benefits provided under the Change in Control Agreements, (iv) establish, adopt, enter into, amend or terminate any Employee Benefit Plan except as required by applicable Law, or (v) indemnify, or reimburse any expense of, any Related Party, in connection with the Specified Litigation or otherwise, except to the extent legally or contractually required pursuant to the Company Certificate of Incorporation, the Company Bylaws or any individual agreements identified in Annex 6.2(e) as in effect on the date of this Agreement;

(f) except as provided in the Countersigned Offer Letters, (i) amend any Change in Control Agreement in any manner favorable to the employee of the Company who is a party to such Change in Control Agreement in respect of the Contemplated Transactions, or (ii) amend or waive any of its rights under, or exercise discretion to accelerate the vesting under, any provision of the Company Option Plan, any provision of any Contract evidencing any outstanding Company Stock Option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding Company Stock Option, the Company Warrant or any other security or any related Contract, or fail to exercise any repurchase right with respect to any shares of Company Capital Stock (unless Acquiror consents in writing to the Company failing to exercise any such repurchase right);

(g) pay, discharge or satisfy any Liability to or for the benefit of any Related Party, other than the payment, discharge or satisfaction of Liabilities (i) incurred in the ordinary course of business and consistent with past practice, (ii) required to be incurred in connection with the transactions contemplated by this Agreement or (iii) incurred in connection with the Specified Litigation;

(h) purchase, dispose of, license, relinquish or otherwise give up any right with respect to any material Intellectual Property or Intellectual Property Right;

(i) amend or terminate, or waive or exercise any material right or remedy under, any Material Contract;

(j) commence or settle any Legal Proceeding (except that the Company may settle the Specified Litigation if (i) such settlement is a Lump Sum Settlement or (ii) Acquiror and the Company have agreed as to the Lump Sum Equivalent Amount of such settlement);

(k) make any expenditure with respect to any item included in any of the “Major Categories” of the operating budget of the Company attached as Annex 6.1(k) (subject to Section 6.5(d), the “Operating Budget”) that causes the total expenditures made by the Company with respect to such Major Category to exceed 110% of the amount budgeted for such Major Category in the Operating Budget for any fiscal quarter;

(l) take or fail to take, or permit or fail to permit the taking of, any action with the intent of reducing the value of this Agreement to Acquiror, or take or knowingly fail to take, or knowingly permit or knowingly fail to permit the taking of, any action that could reasonably be expected to have the effect of reducing in any material respect the value of this Agreement to Acquiror; or

(m) agree or commit to do any of the foregoing.

6.2	Conduct of Business by the Company During the Secondary Period

Unless Acquiror shall otherwise agree in writing, during the Secondary Period, the Company covenants and agrees to conduct the Company’s business in and only in, and the Company shall not take any action except in, the ordinary course of business and consistent with past practice and in accordance with applicable Law and the provisions of all Company Contracts, in each case in all material respects. Without limiting the generality of the foregoing, during the Secondary Period, the Company (1) shall use commercially reasonable efforts consistent with past practice to preserve intact the business organization of the Company, to keep available the services of the current officers, employees and consultants of the Company and to preserve the current relationships of the Company with, and the goodwill of, suppliers, customers, development partners, landlords, creditors, licensors, licensees, key employees and other Persons with which the Company has significant business relations, (2) shall use commercially reasonable efforts to keep in full force all insurance policies referred to in Section 2.18 and, if any such insurance policy is scheduled to expire during the Secondary Period, shall cause such insurance policy to be renewed or replaced (on terms and with coverage substantially equivalent to the terms and coverage of the expiring insurance policy) on or prior to the date of expiration of such insurance policy, (3) shall as promptly as practicable notify Acquiror in writing of (A) any written notice or (to the knowledge of the Company) other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, and (B) any Legal Proceeding commenced, or, to the knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company or any of its products or Assets, (4) shall cause its officers to report to Acquiror with reasonable frequency concerning the status of the business of the Company and (5) shall perform and comply with all of its covenants, agreements and obligations in the other Operative Documents. By way of amplification and not limitation, the Company shall not, during the Secondary Period, directly or indirectly do, or propose to do, any of the following without the prior written consent of Acquiror:

(a) amend or otherwise change the Company Certificate of Incorporation or Company Bylaws if such amendment or change would have, or could reasonably be expected to have, an adverse effect on Acquiror or the Company or on the Company’s ability to comply with any of its obligations under this Agreement or under any of the other Operative Documents;

(b) except (A) for the issuance of shares of Company Capital Stock upon the exercise or conversion of Company Stock Options outstanding on the date of this Agreement or the Company Warrant, (B) for the issuance of shares of Company Capital Stock or equity securities (excluding any convertible debt securities) exercisable or convertible solely into shares of Company Capital Stock, or any combination of the foregoing, solely for cash to a Person who becomes a party to a Key Stockholder Agreement in favor of Acquiror contemporaneously with such issuance, (C) for the issuance of Eligible Debt Securities solely for cash to a Person who becomes a party to a Key Stockholder Agreement in favor of Acquiror contemporaneously with such issuance and (D) for the issuance of Company Stock Options with respect to shares of Company Common Stock (to the extent the reservation of such shares for issuance under the Company Option Plan has been approved by the Stockholders prior to the date of this Agreement), issue, sell, contract to issue or sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant or Encumbrance of (i) any shares of Company Capital Stock, (ii) any Company Stock Option, (iii) the Company Warrant, (iv) any Company Stock Rights or (v) except in the ordinary course of business and consistent with past practice, any Assets of the Company;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock or other securities, property or otherwise, with respect to any shares of Company Capital Stock or other securities, or redeem, purchase or otherwise acquire, directly or indirectly, any shares of Company Capital Stock or other securities (except for repurchases from individuals following their termination of service pursuant to the terms of their pre-existing stock option or purchase agreements);

(d) (i) acquire (including by merger, consolidation or acquisition of stock or Assets) any corporation, partnership or other Entity or business organization or division thereof or (except in the ordinary course of business and consistent with past practice) any material amount of Assets; (ii) except for the issuance of Eligible Debt Securities, incur any indebtedness for borrowed money (other than trade payables in the ordinary course of business or in connection with the transactions contemplated by this Agreement or the Specified Litigation) or issue any debt securities; (iii) assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances (except that the Company may make routine travel advances to employees in the ordinary course of business and consistent with past practice not in excess of $10,000 in the aggregate); (iv) authorize any single capital expenditure not included in the Operating Budget that is in excess of $100,000 or capital expenditures not included in the Operating Budget that are, in the aggregate, in excess of $250,000; or (v) enter into any Contract in which the obligation of the Company exceeds $100,000 or which shall not terminate or be subject to termination for convenience without penalty within 30 days following execution;

(e) (i) enter into or amend any material employment, consulting or agency Contract, hire any employee or engage any contractor except in order to fill a position vacated after the date of this Agreement, promote any employee except in order to fill a position vacated after the date of this Agreement or hire any employee at the Vice President level or above, (ii) materially increase the wages, salary, bonus, commissions, fringe benefits or other compensation or remuneration payable or to become payable to any Company Associates, (iii) grant any severance or termination pay to, or enter into any employment or severance arrangement with, any Person who is a director or officer of the Company, (iv) enter into any agreement or arrangement with any current or prospective Company Associate that provides for any of the types of payments or other benefits provided under the Change in Control Agreements, (v) except for bonuses described in Annex 6.2(e), pay any bonus or make any discretionary profit-sharing or similar discretionary payment, or (vi) establish, adopt, enter into, amend or terminate any Employee Benefit Plan except as required by applicable Law;

(f) amend any Change in Control Agreement in any manner favorable to the employee of the Company who is a party to such Change in Control Agreement in respect of the Contemplated Transactions, or amend or waive any of its rights under, or exercise discretion to accelerate the vesting under, any provision of the Company Option Plan, any provision of any Contract evidencing any outstanding Company Stock Option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding Company Stock Option, the Company Warrant or any other security or any related Contract, or fail to exercise any repurchase right with respect to any shares of Company Capital Stock (unless Acquiror consents in writing to the Company failing to exercise any such repurchase right);

(g) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting methods, policies or procedures (including procedures with respect to the payment of accounts payable and collection of accounts receivable);

(h) incur any Tax Liability other than in the normal course of business, or make any material Tax election or settle or compromise any Tax Liability;

(i) pay, discharge or satisfy any Liability, other than the payment, discharge or satisfaction of Liabilities (i) incurred in the ordinary course of business and consistent with past practice, (ii) required to be incurred in connection with the transactions contemplated by this Agreement or (iii) incurred in connection with the Specified Litigation;

(j) take or fail to take any action that could reasonably be expected to result in any of the representations or warranties of the Company set forth in this Agreement or any of the other Operative Documents being untrue in any material respect, or in any obligation, agreement or covenant of the Company set forth in this Agreement or any of the other Operative Documents being breached, or in any of the conditions to the Merger specified in Articles IV and V not being satisfied;

(k) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(l) purchase, dispose of, license, relinquish or otherwise give up any right with respect to any material Intellectual Property or Intellectual Property Right;

(m) enter into or become bound by, or permit any of the Assets owned or used by it to become bound by, any Material Contract, or amend or terminate, or waive or exercise any material right or remedy under, any Material Contract;

(n) make any discretionary filing or fail to make any required material filing with any Governmental Entity;

(o) change in any material respect any of its personnel policies or other business policies, or any of its methods of accounting or accounting practices in any respect;

(p) enter into or amend any lease, sublease, rental agreement, contract of sale, tenancy, license or other Contract relating to any real property;

(q) voluntarily file any petition under the United States Bankruptcy Code or make any similar filing or commence any proceeding under any state Law respecting insolvency, or cooperate in any way with or fail to vigorously opposed any such petition, filing or proceeding made, filed or commenced by any third party;

(r) commence or settle any Legal Proceeding (except that the Company may settle the Specified Litigation if (i) such settlement is a Lump Sum Settlement or (ii) Acquiror and the Company have agreed as to the Lump Sum Equivalent Amount of such settlement);

(s) indemnify, or reimburse any expense of, any Company Associate or agent, in connection with the Specified Litigation or otherwise, except to the extent legally or contractually required pursuant to the Company Certificate of Incorporation, the Company Bylaws or any individual agreements identified in Annex 6.13(a) as in effect on the date of this Agreement;

(t) make any expenditure with respect to any item included in any of the “Major Categories” of the Operating Budget that causes the total expenditures made by the Company with respect to such Major Category to exceed 110% of the amount budgeted for such Major Category in the Operating Budget for any fiscal quarter; or

(u) agree or commit to do any of the foregoing.

6.3	Certain Actions with Respect to Specified Litigation

(a) During the Pre-Closing Period:

(i) the Company (A) shall use its commercially reasonable efforts to expeditiously obtain a Final Judgment in the Specified Litigation, provided, however, that, subject to Section 6.1(j), the Company, after consideration of input from Acquiror, shall retain the right to determine, in its sole discretion, whether to enter into any pre-trial or post-trial settlement with respect to the Specified Litigation, (B) shall not request, agree to or (to the extent the Company has the ability to do so) otherwise permit any continuance of or delay in the trial date (except to the extent needed to accommodate lead trial counsel’s conflicting trial obligation to the extent disclosed by the Company to Acquiror prior to the date of this Agreement), the post-trial motion schedule or the appeal schedule for the Specified Litigation without Acquiror’s prior written consent, and (C) shall keep Acquiror apprised of all significant developments in the Specified Litigation substantially to the same extent and in the same manner as Company’s litigation counsel keeps the Company’s management informed of such developments;

(ii) Acquiror and its Representatives shall be entitled to participate in (to the extent allowed under the governing protective order), and the Company shall cause Acquiror to receive advance notice (immediately after any notice is given to the Company) of, all settlement discussions, settlement negotiations and other settlement proceedings with respect to the Specified Litigation;

(iii) the Company shall invite a Representative of Acquiror designated by Acquiror (“Designated Representative”) to attend (A) all formal and informal meetings of the Litigation Committee of its Board of Directors and (B) any other meetings between Representatives of the Company and its legal advisors where matters material to the Specified Litigation are expected to be discussed;

(iv) the Company shall give the Designated Representative copies of all written notices, written memoranda, written updates, written communications and other written materials provided to any member of the Litigation Committee and shall update the Designated Representative, as promptly as practicable, regarding any information provided to any member of the Litigation Committee with respect to the Specified Litigation by telephone, email or other non-written means;

(v) Acquiror shall have the right to consult with the Company’s counsel for the Specified Litigation on a regular basis and the Company shall arrange for such consultations to occur; and

(vi) subject to Section 6.3(d), the Company shall promptly provide to Acquiror any materials related to the Specified Litigation that Acquiror reasonably requests.

(b) During the Pre-Closing Period, the Company shall promptly (and in any event, within one (1) Business Day after the generation or receipt thereof by the Company) provide to Acquiror copies of (or in the case of oral proposals or communications, oral or written summaries, whichever is more expedient of) all significant pleadings, all significant filings, all settlement proposals and other settlement communications served or made in connection with the Specified Litigation by any party or entity, and all work product of outside counsel that is shared with the Company.

(c) In the event that, during the Pre-Closing Period, a settlement is entered into in connection with the Specified Litigation that is not a Lump Sum Settlement or a Final Judgment is entered by the court in connection with the Specified Litigation that is not a Lump Sum Judgment, the Parties shall attempt in good faith to reach agreement on the “Lump Sum

Equivalent Amount” of such settlement or Final Judgment as expeditiously as possible. If the parties are unable to reach agreement on the Lump Sum Equivalent Amount of such settlement or Final Judgment within three Business Days after the entering into of such settlement or the entry of such Final Judgment, then either Party may require that the Lump Sum Equivalent Amount of such settlement or Final Judgment be determined by arbitration in accordance with the principles and procedures set forth on Annex 6.3(c), and the Parties shall use commercially reasonable efforts to cause such arbitration to be completed within thirty (30) days after the date on which such determination has been submitted to arbitration.

(d) Notwithstanding anything to the contrary in this Section 6.3, the Company shall not be required to take any action or to disclose to Acquiror any information to the extent the Company reasonably determines, after consultation with its litigation counsel, that such action or disclosure would result in a violation of any Law or Order applicable to the Company.

6.4	Further Action; Commercially Reasonable Efforts

(a) Upon the terms and subject to the conditions hereof, except as set forth in Section 6.4(c), during the Secondary Period, each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger and otherwise make effective the Contemplated Transactions, including using commercially reasonable efforts to obtain all Governmental Authorizations (including under the HSR Act) needed to be obtained by such Party for the consummation of the Contemplated Transactions and to satisfy the conditions to the other Party’s obligation to consummate the Merger.

(b) Without limiting the foregoing, but subject to Section 6.4(c), each Party shall use commercially reasonable efforts to file, as soon as practicable after the commencement of the Secondary Period, all notices, reports and other documents required to be filed by such Party with any Governmental Entity with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Entity. Without limiting the generality of the foregoing, but subject to Section 6.4(c), during the Secondary Period (i) each of the Company, Acquiror and Merger Sub shall use its commercially reasonable efforts to make promptly any required submissions under the HSR Act and any other applicable state, federal or foreign antitrust or competition Laws (collectively, the “Antitrust Laws”) in connection with the Merger and the Contemplated Transactions, and (ii) Acquiror, Merger Sub and the Company shall cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign Law or regulation or whether any Consents are required to be or should be obtained from other parties to Company Contracts in connection with the consummation of the Contemplated Transactions and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such Consents. In addition, if, during the Primary Period, Acquiror determines, in its sole discretion, to file a premerger notification and report form under the HSR Act with respect to the Contemplated Transactions, then the Company shall file, as promptly as practicable, a premerger notification and report form under the HSR Act with respect to the Contemplated Transactions. Subject to Section 6.4(c),

during the Secondary Period the Company and Acquiror shall (x) respond as promptly as practicable to (1) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation, and (2) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Entity in connection with antitrust or related matters, (y) use commercially reasonable efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the Antitrust Laws as soon as practicable, and (z) use commercially reasonable efforts to resolve any objections which may be asserted by any Governmental Entity with respect to the Merger under the Antitrust Laws. Acquiror and the Company shall cooperate with respect to any proceedings or negotiations with any Governmental Entity relating to any of the foregoing. At the request of Acquiror, during the Secondary Period the Company shall use commercially reasonable efforts to divest, sell, dispose of, hold separate or otherwise take or commit to take any reasonable action relating to the business, product lines or Assets of the Company, provided that any such action is (I) determined by Acquiror in good faith to facilitate compliance with any Law or any request by any Governmental Entity, and (II) conditioned upon the consummation of the Merger.

(c) Notwithstanding anything to the contrary contained in this Agreement, Acquiror shall not have any obligation, directly or indirectly, whether under this Agreement or otherwise: (i) to dispose of or transfer (or cause the Surviving Corporation to dispose of or transfer) any Assets, or to commit to (or commit to cause the Surviving Corporation to) dispose of or transfer any Assets; (ii) to discontinue offering any product or service, or to commit to (or commit to cause the Surviving Corporation to) discontinue offering any product or service; (iii) to license or otherwise make available to any Person any technology, software or other Intellectual Property or Intellectual Property Right, or to commit to (or commit to cause the Surviving Corporation to) license or otherwise make available to any Person any technology, software or other Intellectual Property or Intellectual Property Right; (iv) to hold separate any Assets or operations (either before or after the Closing Date), or to commit to (or commit to cause the Surviving Corporation to) hold separate any Assets or operations; (v) to make any commitment (to any Governmental Entity or otherwise) regarding its future operations or the future operations of the Surviving Corporation; (vi) to contest any Legal Proceeding relating to the Merger if Acquiror determines in good faith that contesting such Legal Proceeding is not advisable; or (vii) to guarantee to any third party the performance by the Surviving Corporation of any Company Contracts or any obligations or Liabilities of the Company.

(d) During the Secondary Period, (a) the Company shall use commercially reasonable efforts to cause the conditions set forth in Article IV to be satisfied on a timely basis, and (b) subject to Section 6.4(c), Acquiror and Merger Sub shall use commercially reasonable efforts to cause the conditions set forth in Article V to be satisfied on a timely basis.

(e) During the Pre-Closing Period, the Company shall use commercially reasonable efforts to obtain an executed assignment from Teva, in form and substance reasonably acceptable to Acquiror, transferring to the Company all rights held by Teva in U.S. Patent Application Serial Number 10/882,591 and its foreign counterparts, as well as additional executed assignments to the extent necessary or appropriate to transfer ownership in the foreign counterparts associated with the subject U.S. patent application.

6.5	Access to Information

(a) During the Pre-Closing Period, the Company shall afford Acquiror and its Representatives reasonable access during normal business hours to (i) all of the Company’s properties, books, Contracts, work papers, commitments and records and all of the documents, records and work papers of the Company’s Representatives relating to the Company or any of the Contemplated Transactions, and (ii) all other information concerning the business, properties and personnel of the Company as Acquiror may reasonably request that is within the control of the Company or its Representatives, and shall provide Acquiror and Acquiror’s Representatives with copies of such existing books, records, Tax Returns, work papers, Company Contracts and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Acquiror may reasonably request.

(b) During the Pre-Closing Period, the Company shall cause its Representatives to confer on a regular and frequent basis with one or more Representatives of Acquiror to report material operational matters and the general status of ongoing operations.

(c) Within 20 days after the end of each calendar month during the Pre-Closing Period, the Company shall deliver to Acquiror (i) a balance sheet of the Company as of the last day of such calendar month, (ii) a statement of operations for such calendar month and for the period from January 1, 2006 through the end of such calendar month, (iii) a statement of cash flows for such calendar month and for the period from January 1, 2006 through the end of such calendar month, (iv) a statement comparing actual expenses during such calendar month (by “Major Category”) against one-third ( 1/3) of the respective amounts set forth with respect to such items in the Operating Budget with respect to the calendar quarter that includes such calendar month, and (v) a statement comparing the actual cash balance at the end of such calendar month against either (A) if such month is the last month of a calendar quarter, the applicable amount set forth in the Operating Budget as the “Quarter ending cash balance” as of the last day of such calendar quarter, or (B) if such month is not the last month of a calendar quarter, an amount determined by interpolating, on a straight-line basis, between (i) the amount set forth in the Operating Budget as the “Quarter ending cash balance” as of the last day of the calendar quarter that immediately precedes the calendar quarter that includes such calendar month, and (ii) the amount set forth in the Operating Budget as the “Quarter ending cash balance” as of the last day of the calendar quarter that includes such calendar month.

(d) By not later than November 15, 2006 (if the Closing has not occurred by such date), the Company shall develop and deliver to Acquiror an update to the Operating Budget covering calendar year 2007 (the “2007 Budget”), which shall as to form be identical in all material respects to the form of the Operating Budget attached as Annex 6.1(k). The 2007 Budget shall be subject to the written approval of Acquiror, such approval not to be unreasonably withheld. The 2007 Budget, as finally developed by the Company and approved by Acquiror, shall from and after January 1, 2007 be considered for all purposes hereunder (with respect to the operations of the Company during 2007) the “Operating Budget” as that term is used in this Agreement.

(e) During the Pre-Closing Period, the Company shall promptly provide to Acquiror (i) any material notice, report, correspondence, action, document or other communication received by the Company or (to the knowledge of the Company) PARI or Euticals from, or sent on behalf of the Company or (to the knowledge of the Company) PARI or Euticals to, the FDA, the EMEA or any similar state or foreign Governmental Entity relating to the clinical or regulatory status of the Company 1020 Product or (ii) any material notice, report or other document received by the Company from, or sent on behalf of the Company to, any other Governmental Entity.

6.6	Development of Company 1020 Product

During the Pre-Closing Period, the Company shall use diligent efforts to develop the Company 1020 Product (including completion of two Phase 3 studies (005 and 007) including data lock and study report, and completion of the preclinical and CMC sections of the NDA submission.

6.7	Confidentiality

The Parties acknowledge that Acquiror and the Company have previously entered into a Non-Disclosure Agreement dated as of April 26, 2005 and entered into on behalf of Acquiror on June 17, 2005 (the “Non-Disclosure Agreement”), which shall continue in full force and effect in accordance with its terms. In addition, the Parties agree that the terms and conditions of the Contemplated Transactions, and the information exchanged in connection with the execution and performance hereof and pursuant to Section 6.5, shall (to the extent it constitutes “Confidential Information” under the Non-Disclosure Agreement) be subject to the same standard of confidentiality as set forth in the Non-Disclosure Agreement. The parties further agree that, for purposes of Section 7 of the Non-Disclosure Agreement, the term of Acquiror’s obligations under such section shall run until the earlier of (i) the Closing Date and (ii) the first anniversary of the termination of this Agreement.

6.8	Public Disclosure

During the Pre-Closing Period, Acquiror and the Company shall consult with each other before issuing any press release or otherwise making any public disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the Contemplated Transactions. Except as may be required by applicable Law, the Company shall not, without the prior written approval of Acquiror, make any such statement or disclosure regarding this Agreement or any of the Contemplated Transactions.

6.9	Notification of Certain Matters

(a) During the Pre-Closing Period, the Company shall give prompt written notice to Acquiror of (i) the occurrence or nonoccurrence of any event, condition, fact or circumstance that could reasonably be expected to cause any representation or warranty made by the Company contained in this Agreement or in any of the other Operative Documents to be untrue or inaccurate in any material respect (provided that such notice shall be required to be made with respect to any representation or warranty that is made exclusively as of, and that refers specifically to, a specified date only if any event, condition, fact or circumstance results in or evidences the untruth or inaccuracy of such representation or warranty as of such specified date), (ii) any failure by the Company to comply with or satisfy any obligation, agreement or covenant to be complied with or satisfied by it hereunder, (iii) any pending or, to the knowledge of the Company, threatened Legal Proceeding by any Governmental Entity or any other Person (A) concerning any of the Contemplated Transactions, (B) challenging or seeking material damages in connection with this Agreement or any of the Contemplated Transactions, or (C) seeking to restrain or prohibit the consummation of the Merger or any of the Contemplated Transactions or otherwise limit the right of Acquiror or its Subsidiaries to own or operate all or any portion of the businesses or Assets of the Company, and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article IV impossible or unlikely or that has had or could reasonably be expected to have or result in a Company Material Adverse Effect.

(b) At any time during the Primary Period, but not more frequently than once in each calendar month, Acquiror may deliver to the Company a written notice in the form attached hereto as Exhibit C (a “Disclosure Memorandum Update Request”) stating that Acquiror is considering delivering a Secondary Period Election Notice, and requesting that the Company deliver to Acquiror an update to the Disclosure Memorandum (a “Disclosure Memorandum Update”). For purposes of any Disclosure Memorandum Update: (a) the term “as of the date of this Agreement” as used throughout Article 2 shall be deemed to refer to the date on which such Disclosure Memorandum Update is delivered by the Company to Acquiror; and (b) the term “Balance Sheet Date” as used in Section 2.6 shall be deemed to refer to the last day of the most recent fiscal quarter of the Company for which financial statements of the Company are available prior to the date on which such Disclosure Memorandum Update is delivered by the Company to Acquiror. As soon as practicable following its receipt of a Disclosure Memorandum Update Request, and in any event within ten (10) Business Days after Acquiror delivers a Disclosure Memorandum Update Request to the Company, the Company shall deliver to Acquiror an accurate and complete Disclosure Memorandum Update. Except as otherwise expressly provided herein, no Disclosure Memorandum Update, and no matter disclosed pursuant to Section 6.9(a), shall be deemed to supplement or amend the Disclosure Memorandum for the purpose of, or otherwise be taken into account in, (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement or in any other Operative Document, (ii) determining whether the Company has complied with its obligations, agreements and covenants under this Agreement or any other Operative Document or (iii) determining whether any condition set forth in Article IV has been satisfied.

(c) During the Pre-Closing Period, Acquiror shall give prompt written notice to the Company of (i) any pending or, to the knowledge of Acquiror, threatened Legal Proceeding by any Governmental Entity or any other Person (A) concerning any of the Contemplated Transactions, (B) challenging or seeking material damages in connection with this Agreement or any of the Contemplated Transactions, or (C) seeking to restrain or prohibit the consummation of the Merger or any of the Contemplated Transactions or otherwise limit the right of Acquiror or its Subsidiaries to own or operate all or any portion of the businesses or Assets of the Company, and (ii) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article V of the Merger Agreement impossible or unlikely. In addition, during the Secondary Period, Acquiror shall give prompt written notice to the Company of (x) the occurrence or nonoccurrence of any event, condition, fact or circumstance that could reasonably be expected to cause any representation or warranty made by Acquiror contained in this Agreement to be untrue or inaccurate in any material respect (provided that such notice shall be required to be made with respect to any representation or warranty that is made exclusively as of, and that refers specifically to, a specified date only if any event, condition, fact or circumstance results in or evidences the untruth or inaccuracy of such representation or warranty as of such specified date), and (y) any failure by Acquiror to comply with or satisfy any obligation, agreement or covenant to be complied with or satisfied by it hereunder.

6.10	No Specified Transactions

Unless this Agreement shall have been terminated in accordance with its terms, the Company shall not, directly or indirectly, during the Pre-Closing Period, through any Representative or otherwise, (a) solicit, initiate, knowingly encourage or knowingly facilitate the submission of any proposal or offer from any Person relating to any Specified Transaction, (b) participate in any negotiations or discussions or enter into any Contract with any Person (other than Acquiror) relating to any Specified Transaction or any proposal or offer relating to any Specified Transaction, (c) furnish to any Person (other than Acquiror) any information (relating to the Company, the Specified Litigation or otherwise) in connection with any Specified Transaction or any proposal or offer relating to any Specified Transaction, (d) cooperate in any way with any Person (other than Acquiror) in connection with any Specified Transaction or any proposal or offer relating to any Specified Transaction, (e) assist or participate in, knowingly facilitate or knowingly encourage, consider, entertain or accept any proposal or offer from any Person (other than Acquiror) relating to any Specified Transaction or any effort or attempt by any Person (other than Acquiror) to make any such proposal or offer relating to any Specified Transaction or (f) effect or become a party to any Specified Transaction. The Company shall notify Acquiror in writing promptly if any such proposal or offer, or any inquiry or contact with any Person with respect thereto, is made and shall, in any such notice to Acquiror, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party or under which the Company has any rights. Within ten (10) Business Days after the date of this Agreement, the Company shall demand (and the Company shall thereafter use commercially reasonable efforts to obtain) the return of all confidential information provided to any prospective acquirer of the Company or any other Person at any time since January 1, 2005, except that to the extent expressly permitted by the terms of any existing nondisclosure agreement between the Company and any such prospective acquirer, counsel to such prospective acquirer may be entitled to retain an archival copy of such confidential information (subject to the continuing effect of such nondisclosure agreement).

6.11	Stockholder Consent

Immediately following the execution of this Agreement, each Key Stockholder is executing and delivering to the Company and Acquiror a written consent adopting this

Agreement and approving the Merger and approving certain other matters relating to the Contemplated Transactions (the “Stockholder Consent”). The Company shall not cause or permit any Key Stockholder to withdraw such Key Stockholder’s adoption of this Agreement or approval of the Merger or approval of the other matters set forth therein as evidenced by the Stockholder Consent, or take any other action that is inconsistent with such Stockholder Consent or that may have the effect of delaying or interfering with the Merger. As promptly as practicable following the date of this Agreement, the Company shall prepare an information statement accurately and completely describing this Agreement, the Merger, the other Contemplated Transactions and the provisions of Section 262 of the DGCL (the “Information Statement”), and shall (following the review and approval of the Information Statement by Acquiror and its counsel) deliver the Information Statement to those of its Stockholders who did not execute Stockholder Consents for the purpose of informing them of the adoption of this Agreement and approval of the Merger and soliciting either (a) their execution of the Stockholder Consent, or (b) their waiver of their appraisal rights pursuant to Section 262 of the DGCL. The Information Statement shall include a statement to the effect that the Company’s Board of Directors unanimously recommends that the Stockholders execute the Stockholder Consent adopting this Agreement and approving the Merger, and that the Stockholders waive their appraisal rights pursuant to Section 262 of the DGCL, and the Company’s Board of Directors shall not withdraw or adversely modify (or propose to withdraw or adversely modify) such recommendation unless required to do so by their fiduciary duties under the DGCL.

6.12	Dissenting Shares

Without limiting the obligations of the Company pursuant to Section 1.7.2(c), not later than two Business Days prior to the Closing Date, the Company shall furnish Acquiror with the name and address of any Stockholder who, prior to the Closing, has requested appraisal rights pursuant to Section 262 of the DGCL (and who is thus a Dissenting Holder), and the number of Dissenting Shares owned by such Dissenting Holder.

6.13	Indemnification of Officers and Directors

(a) Subject to the terms of the General Releases, Acquiror agrees that all rights to indemnification for acts or omissions occurring prior to the Effective Time existing as of the date of this Agreement in favor of the current directors and officers of the Company as provided in the Company Certificate of Incorporation, the Company Bylaws or any individual agreements identified in Annex 6.13(a) shall survive the Merger and shall continue in full force and effect in accordance with their terms for six years following the Effective Time, and Acquiror shall cause the Surviving Corporation to fulfill and honor such obligations to the maximum extent permitted by, and subject to all limitations contained in, applicable Laws. This Section 6.13 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, all individuals who are officers and directors of the Company as of the date of this Agreement, and shall be binding upon Acquiror and the Surviving Corporation.

(b) For a period of six years after the Effective Time, Acquiror shall maintain in effect, for actions that shall have been taken prior to the Effective Time by the Company’s current officers and directors in their capacities as such, the existing level and scope of directors’ and officers’ liability insurance covering those current directors and officers of the Company who are covered by the Company’s existing directors’ and officers’ liability insurance policy as of the date of this Agreement, to the extent that directors’ and officers’ liability insurance coverage is commercially available; provided, however, that, in satisfying its obligations under this Section 6.13, Acquiror shall not be obligated to pay premiums in excess of $80,000 per annum.

6.14	Company Warrant

The Company shall ensure that the Company Warrant (if not exercised as of the Effective Time) is terminated as of the Effective Time; provided, however, that the Company Warrant shall be deemed to have been exercised on a net exercise basis, as if fully vested and exercisable, immediately prior to the Closing and the shares of Company Common Stock deemed issued with respect to the Company Warrant shall be converted at the Effective Time into the right to receive consideration pursuant to Section 1.7.1(e); provided further, that any such consideration payable to the holder of the Company Warrant shall be subject to applicable Tax withholding.

6.15	Employee Benefits Matters

(a) Acquiror agrees that each employee of the Company who continues employment with Acquiror or the Surviving Corporation after the Effective Time (a “Continuing Employee”) shall, subject to any applicable plan provisions, contractual requirements, insurance policy terms and applicable Laws, (i) be eligible to participate in Acquiror’s health, vacation, severance and 401(k) plans, to substantially the same extent as similarly situated employees of Acquiror, and (ii) receive credit under such plans for such Continuing Employee’s consecutive partial or full years of service with the Company prior to the Effective Time for purposes of determining such Continuing Employee’s eligibility to participate in such plans (but not for purposes of any accruals under any such plans).

(b) Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall obligate Acquiror to make or cause to be made an offer of continuing employment to any particular employee of the Company. The employment by Acquiror or the Surviving Corporation of all Continuing Employees shall be solely on at “at-will” basis. No Continuing Employee, and no other Company Associate, shall be deemed to be a third party beneficiary of this Agreement.

(c) Notwithstanding anything in this Agreement to the contrary, from and after the Effective Time, Acquiror and the Surviving Corporation shall have sole discretion over the hiring, promotion, retention, firing and other terms and conditions of the employment of employees of the Surviving Corporation. Except as otherwise provided in this Section 6.15, nothing in this Agreement shall prevent Acquiror and the Surviving Corporation from amending or terminating any Company Benefit Plan or any benefit plan of Acquiror, in each case, to the extent permitted by its terms.

(d) With respect to any welfare plan maintained by Acquiror in which employees of the Company are eligible to participate after the Effective Time, Acquiror shall,

subject to any applicable plan provisions, contractual requirements, insurance policy terms and applicable Laws, waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans maintained by the Company or its Affiliates prior to the Effective Time.

6.16	FIRPTA Matters

At the Closing, the Company shall deliver to Acquiror a statement (in such form as may be requested by counsel to Acquiror ) conforming to the requirements of Section 1.897-2(h)(1)(i) of the United States Treasury Regulations (the “FIRPTA Certificate”).

6.17	Pre-Merger Specified Loss Amount

Not later than two Business Days prior to the Closing, the Company shall deliver to Acquiror a written statement certifying as to the dollar amount of all Losses that are or will be part of the Pre-Merger Specified Loss Amount; provided, however, that in connection with the delivery of such written statement, the Company shall not be required to certify as to the dollar amount of any such Losses that constitute the Lump Sum Equivalent Amount (as agreed in writing by Acquiror and the Company or as determined pursuant to a final arbitration ruling issued in accordance with the principles and procedures set forth on Annex 6.3(c)) of any settlement of the Specified Litigation that is not a Lump Sum Settlement or any Final Judgment entered by the court in connection with the Specified Litigation that is not a Lump Sum Judgment.

ARTICLE VII

PRE-CLOSING PERIOD, TERMINATION, AMENDMENT AND WAIVER

7.1	Primary Period; Secondary Period

(a) The period commencing upon the date of this Agreement and ending at the Effective Time (the “Pre-Closing Period”) shall be comprised of two time periods (the “Primary Period” and the “Secondary Period”), as follows:

(i) “Primary Period” shall mean the period commencing upon the date of this Agreement and ending upon the earliest of (a) the Primary Period Expiration Time (as it may be extended pursuant to Section 7.1(b)), (b) the delivery by Acquiror to the Company of a written notice in the form attached hereto as Exhibit D (the “Secondary Period Election Notice”), or (c) any termination of this Agreement in accordance with Section 7.2. Notwithstanding anything to the contrary herein, Acquiror shall not deliver a Secondary Period Election Notice until the earliest of (A) one (1) Business Day prior to the day that includes the then-current Primary Period Expiration Time, (B) the date ten (10) Business Days after the delivery by Acquiror to the Company of a Disclosure Memorandum Update Request, or (C) the date on which Acquiror receives from the Company a Disclosure Schedule Memorandum Update in response to such Disclosure Memorandum Update Request.

(ii) “Secondary Period” shall mean the period commencing upon the delivery by Acquiror to the Company of a Secondary Period Election Notice (the date on which such notice is delivered, the “Secondary Period Commencement Date”) and ending upon the earlier of (a) the Effective Time or (b) any termination of this Agreement in accordance with Section 7.3.

As used herein, the term “Primary Period Expiration Time” shall initially mean 11:59 p.m. Pacific Time on December 31, 2006. The Primary Period Expiration Time shall be subject to extension pursuant to Section 7.1(b).

(b) Subject to the provisions of Sections 7.1(c) and 7.1(d), at any time commencing on the 16th day of the calendar month that immediately precedes the month that includes the then-current Primary Period Expiration Time, but in any event prior to 11:59 p.m. Pacific Time on the 15th day of the calendar month that includes the then-current Primary Period Expiration Time (the “Primary Period Extension Deadline”), at the sole and unilateral option and election of Acquiror, exercisable by delivery to the Company of a written notice in the form attached hereto as Exhibit E (the “Primary Period Extension Notice”), Acquiror shall be entitled to extend the Primary Period Expiration Time until the earlier of (i) 11:59 p.m. Pacific Time on the last day of the first full calendar month following the date of such Primary Period Extension Notice (the “Extension Month”), or (ii) the date that is 45 days after the Litigation Resolution Date (as defined in Section 7.1(c)).

(c) Notwithstanding the provisions of Section 7.1(b), (i) in no event shall Acquiror be entitled to deliver a Primary Period Extension Notice if the Litigation Resolution Date (as defined below) is prior to November 15, 2006, and (ii) in no event shall Acquiror be entitled to deliver more than one Primary Period Extension Notice following the date of the earliest to occur of the following (such date, the “Litigation Resolution Date”): (A) the date on which the Company enters into a Lump Sum Settlement of the Specified Litigation; (B) the date on which a Final Judgment that is a Lump Sum Judgment is entered by the court in connection with the Specified Litigation; (C) the date on which Acquiror and the Company enter into a written agreement with respect to the Lump Sum Equivalent Amount of either (x) a settlement of the Specified Litigation that is not a Lump Sum Settlement or (y) a Final Judgment entered by the court in connection with the Specified Litigation that is not a Lump Sum Judgment; or (D) the date on which a final arbitration ruling is issued in accordance with the principles and procedures set forth on Annex 6.3(c) with respect to the Lump Sum Equivalent Amount of either (x) a settlement of the Specified Litigation that is not a Lump Sum Settlement or (y) a Final Judgment entered by the court in connection with the Specified Litigation that is not a Lump Sum Judgment.

(d) Notwithstanding the provisions of Sections 7.1(b), 7.1(c)(ii)(A) and 7.1(c)(ii)(C), (i) if Acquiror approves in writing (which approval Acquiror may grant or withhold in its sole and absolute discretion) the final terms of a definitive, unconditional written settlement agreement pursuant to which the Company and the other parties to the Specified Litigation propose to settle the Specified Litigation, whether or not the approval of Acquiror is required with respect to such settlement agreement pursuant to this Agreement, Acquiror agrees that it will deliver to the Company a Secondary Period Election Notice contemporaneously with the execution and delivery of such definitive settlement agreement, and (ii) if Acquiror enters into a written agreement with the Company as described in Section 7.1(c)(ii)(C), Acquiror agrees that it will deliver to the Company a Secondary Period Election Notice contemporaneously with the execution and delivery of such written agreement.

(e) For each full calendar month commencing on or after January 1, 2007 during the Pre-Closing Period (“Pre-Closing Period Month”), Acquiror shall be obligated to make a loan to the Company (a “Pre-Closing Period Loan”), by not later than the close of business Pacific Time on the first Business Day coinciding with or following the 5th day of such Pre-Closing Period Month, in an amount equal to $3,250,000; provided, however, that if (i) the Primary Period Extension Deadline has been extended to any date other than the last day of such Pre-Closing Period Month, and (ii) Acquiror has not delivered a Secondary Period Election Notice on or prior to the 5th day of such Pre-Closing Period Month, the amount of the required Pre-Closing Period Loan for such Pre-Closing Period Month shall be equal to the product of (A) $3,250,000, multiplied by (B) a fraction (x) whose numerator is the number of days in such Pre-Closing Period Month through the Primary Period Extension Deadline, and (y) whose denominator is the number of days in such Pre-Closing Period Month. However, if (1) the amount of such Pre-Closing Period Loan is less than $3,250,000, and (2) after such Pre-Closing Period Loan is made, Acquiror delivers a Secondary Period Election Notice to the Company prior to the Primary Period Extension Deadline, then within two (2) Business Days after Acquiror delivers such Secondary Period Election Notice to the Company, Acquiror shall make an additional Pre-Closing Period Loan to the Company in an amount equal to the amount by which $3,250,000 exceeds the amount of such earlier Pre-Closing Period Loan. The Company shall, in connection with the making by Acquiror of each Pre-Closing Period Loan, issue to Acquiror a convertible promissory note having a face amount equal to the amount of such Pre-Closing Period Loan and otherwise in all material respects in the form of Exhibit F.

7.2	Termination During Primary Period

(a) This Agreement may be terminated and the Merger may be abandoned at any time during the Primary Period (notwithstanding any adoption of this Agreement and approval of the Merger by the Stockholders) by Acquiror in its sole and absolute discretion, with or without cause or good reason.

(b) This Agreement shall automatically terminate at the Primary Period Expiration Time (as it may be extended pursuant to Section 7.1(b)) unless prior to the Primary Period Expiration Time (as it may be extended pursuant to Section 7.1(b)), Acquiror delivers to the Company a Secondary Period Election Notice.

7.3	Termination During Secondary Period

This Agreement may be terminated and the Merger may be abandoned at any time during the Secondary Period (notwithstanding any adoption of this Agreement and approval of the Merger by the Stockholders):

(a) by mutual written consent of the Company and Acquiror;

(b) by the Company, if the Merger has not been consummated by the End Date; provided, however, that the right to terminate this Agreement under this Section 7.3(b) shall not be available to the Company if the failure of the Company to perform any obligation, agreement or covenant under this Agreement or any of the other Operative Documents, or the failure of any of the Key Stockholders to perform any obligation, agreement or covenant under its Key Stockholder Agreement or any of the other Operative Documents to which such Key Stockholder is a party, has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(c) by Acquiror, if the Merger has not been consummated by the End Date; provided, however, that the right to terminate this Agreement under this Section 7.3(c) shall not be available to Acquiror if the failure of Acquiror or Merger Sub to perform any obligation, agreement or covenant under this Agreement or any of the other Operative Documents has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(d) by Acquiror if:

(i) any representation or warranty of the Company contained in this Agreement or any of the other Operative Documents shall have been inaccurate in any material respect as of the Secondary Period Commencement Date, or shall have become inaccurate in any material respect as of a date subsequent to the Secondary Period Commencement Date (as if made on and as of such subsequent date), such that (in either case) the condition set forth in Section 4.1 would not be satisfied; provided, however, that (A) in determining the accuracy of any representation or warranty for purposes of this provision, no effect shall be given to any “Company Material Adverse Effect” or other materiality qualifications, or any similar qualifications, that are contained or incorporated directly or indirectly in such representation or warranty and that would otherwise limit the scope or effect of such representation or warranty, and (B) any update of or modification to the Disclosure Memorandum made or purported to have been made on or after the Secondary Period Commencement Date shall be disregarded; or

(ii) any of the obligations, agreements or covenants of the Company contained in this Agreement or any of the other Operative Documents shall have been breached in any material respect;

provided, however, that if an inaccuracy in any representation or warranty of the Company as of a date subsequent to the date of this Agreement or a breach of an obligation, agreement or covenant by the Company contained in this Agreement or any of the other Operative Documents is curable by the Company through the use of commercially reasonable efforts during the 30-day period after Acquiror notifies the Company in writing of the existence of such inaccuracy or breach (the “Company Cure Period”), then Acquiror may not terminate this Agreement under this Section 7.3(d) as a result of such inaccuracy or breach prior to the expiration of the Company Cure Period, provided the Company, during the Company Cure Period, continues to exercise commercially reasonable efforts to cure such inaccuracy or breach;

(e) by the Company if:

(i) any representation or warranty of Acquiror or Merger Sub contained in this Agreement shall have been inaccurate in any material respect as of the Secondary Period Commencement Date, or shall have become inaccurate in any material respect as of a date subsequent to the Secondary Period Commencement Date (as if made on and as of such subsequent date), such that (in either case) the condition set forth in Section 5.1 would not be satisfied; provided, however, that in determining the accuracy of any representation or warranty for purposes of this provision, no effect shall be given to any materiality qualifications, or any similar qualifications, that are contained or incorporated directly or indirectly in such representation or warranty and that would otherwise limit the scope or effect of such representation or warranty; or

(ii) if any of Acquiror’s or Merger Sub’s obligations, agreements or covenants contained in this Agreement shall have been breached in any material respect;

provided, however, that if an inaccuracy in or breach of any representation or warranty of Acquiror or Merger Sub as of a date subsequent to the date of this Agreement or a breach of an obligation, agreement or covenant by Acquiror or Merger Sub contained in this Agreement or any of the other Operative Documents is curable by Acquiror through the use of commercially reasonable efforts during the 30-day period after the Company notifies Acquiror in writing of the existence of such inaccuracy or breach (the “Acquiror Cure Period”), then the Company may not terminate this Agreement under this Section 7.3(e) as a result of such inaccuracy or breach prior to the expiration of the Acquiror Cure Period, provided Acquiror or Merger Sub (as the case may be), during the Acquiror Cure Period, continues to exercise commercially reasonable efforts to cure such inaccuracy or breach;

(f) by Acquiror if (i) there shall have occurred any Company Material Adverse Effect, or (ii) any event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Company Material Adverse Effect; provided, however, that if any change, event, effect, claim, violation, inaccuracy, circumstance or other matter is expressly set forth in Schedule 2.7 to the Disclosure Memorandum in any Disclosure Memorandum Update delivered to Acquiror prior to the Secondary Commencement Date, and the Company specifically states in such Disclosure Memorandum Update that such change, event, effect, claim, violation, inaccuracy, circumstance or other matter constitutes a Company Material Adverse Effect, then Acquiror may not terminate this Agreement under this Section 7.3(f) as a result of such Company Material Adverse Effect;

(g) by Acquiror if a court of competent jurisdiction or other U.S. Governmental Entity shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(h) by the Company if a court of competent jurisdiction or other U.S. Governmental Entity shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, and the issuance of such Order or the taking of such action would result in the imposition of a material criminal or civil fine or penalty on the Stockholders; or

(i) by Acquiror if the Required Company Stockholder Vote is not obtained within four hours after the execution and delivery of this Agreement.

7.4	Termination Procedure; Effect of Termination

(a) If Acquiror wishes to terminate this Agreement pursuant to Section 7.2, then Acquiror shall deliver to the Company a written notice stating that Acquiror is terminating this Agreement.

(b) If a Party wishes to terminate this Agreement pursuant to Section 7.3, then such Party shall deliver to the other Parties to this Agreement a written notice stating that such Party is terminating this Agreement and setting forth a description of the basis on which such Party is terminating this Agreement.

(c) Except as specifically provided in this Section 7.4, in the event of the termination of this Agreement pursuant to Section 7.2, there shall be no further obligation on the part of any Party; provided, however, that the Company shall remain liable for any breach by the Company of any representation, warranty, obligation, agreement or covenant that occurs prior to the termination of this Agreement.

(d) Except as specifically provided in this Section 7.4, in the event of the termination of this Agreement pursuant to Section 7.3, there shall be no further obligation on the part of any Party; provided, however, that each Party shall remain liable for any breach by such Party of any representation, warranty, obligation, agreement or covenant that occurs prior to the termination of this Agreement.

(e) Notwithstanding anything to the contrary in this Agreement, Section 6.7, this Section 7.4 and Article IX shall survive any termination of this Agreement.

7.5	Amendment

This Agreement may not be amended except by an instrument in writing signed by Acquiror and the Company; provided, however, that no amendment may be made without the further approval of the Stockholders to the extent that such approval is required by the DGCL.

7.6	Waiver

At any time prior to the Effective Time, any Party may, by a writing delivered to the other Parties to this Agreement, (a) extend the time for the performance of any obligation or other act of any other Party, (b) waive any inaccuracy in the representations and warranties contained in this Agreement or in any document delivered pursuant hereto or (c) waive compliance with any obligation, agreement, covenant or condition contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

ARTICLE VIII

SURVIVAL AND INDEMNIFICATION

8.1	Survival

(a) The obligations of the Non-Dissenting Holders under Section 8.2 with respect to the representations, warranties, obligations, agreements and covenants of the Company contained in this Agreement or in any certificate delivered pursuant hereto and the other matters set forth in Section 8.2 shall survive until the first anniversary of the Closing Date (the period from the Closing through such date being the “Survival Period”), and shall not be deemed waived or otherwise affected by any information furnished, any investigation made or any knowledge acquired with respect thereto, or by any notice delivered pursuant to Section 6.9. Notwithstanding the foregoing, if at any time prior to or during the Survival Period, any Indemnified Party delivers to the Stockholder Representative Committee an Indemnity Claim Notice with respect to any Indemnity Claim, then the Survival Period with respect to the Indemnity Claim asserted in such Indemnity Claim Notice shall continue until such time as such Indemnity Claim is fully and finally resolved.

(b) All representations and warranties of Acquiror and Merger Sub, and all obligations, agreements and covenants of Acquiror and Merger Sub to be performed at or prior to the Effective Time, shall terminate and expire as of the Effective Time, and any Liability of Acquiror or Merger Sub with respect to such representations, warranties, obligations, agreements and covenants shall thereupon cease.

(c) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Memorandum or in any Disclosure Memorandum Update shall be deemed to be a representation and warranty made by the Company in this Agreement.

8.2	Indemnification by the Non-Dissenting Holders

Subject to the provisions of Section 8.3, the Non-Dissenting Holders severally and not jointly shall indemnify, compensate, reimburse and hold harmless Acquiror and the other Indemnified Parties, solely out of the Holdback Amount (except to the extent provided in Section 8.3(e)), against, for and from all Losses that are directly or indirectly suffered or incurred by any of the Indemnified Parties or to which any of the Indemnified Parties may otherwise become subject (regardless of whether or not such Losses relate to any Third-Party Claim) and which directly or indirectly arise from or as a result of, or are directly or indirectly connected with:

(a) any inaccuracy in, or breach of, any representation or warranty made by the Company in this Agreement, or in any certificate delivered pursuant hereto, whether as of the date of this Agreement, as of the Secondary Period Commencement Date (as if such representation and warranty had been made on and as of the Secondary Period Commencement Date) or as of the Closing Date (as if such representation and warranty had been made on and as of the Closing Date), in either case without giving effect to (i) any “Company Material Adverse Effect” or other materiality qualification, or any similar qualification, that is contained or incorporated directly or indirectly in such representation or warranty and that would otherwise limit the scope or effect of such representation or warranty, or (ii) any Disclosure Memorandum Update made or purported to have been made on or after the date of this Agreement;

(b) any failure by the Company to perform or comply, in whole or in part, with any obligation, agreement or covenant in this Agreement;

(c) the exercise by any Dissenting Holder of such Dissenting Holder’s appraisal rights under the DGCL, including the amount, if any, by which (A) the aggregate amount ultimately awarded to a Dissenting Holder in any appraisal proceeding exceeds (B) the consideration to which such Dissenting Holder would have been entitled to receive pursuant to Section 1.7.1(b), Section 1.7.1(c), Section 1.7.1(d) or Section 1.7.1(e), as applicable, had such Dissenting Holder been a Non-Dissenting Holder; and

(d) except as otherwise expressly provided in Section 8.3(f): any claim for indemnity or reimbursement asserted by any Company Associate against the Company or the Surviving Corporation pursuant to the provisions of the Company Certificate of Incorporation, the Company Bylaws or any individual agreements identified in Annex 6.13(a), applicable Law or otherwise, and whether asserted in accordance with Section 6.13 or otherwise;

(e) any Post-Merger Specified Litigation Losses; and

(f) any Legal Proceeding relating to any matter referred to in clause “(a),” clause “(b),” clause “(c),” clause “(d)” or clause “(e)” above (including any Legal Proceeding commenced by any Indemnified Party for the purpose of enforcing any of its rights under this Section 8.2).

8.3	Threshold and Limitations

(a) The Indemnified Parties shall not be entitled to receive any indemnification payment with respect to any Indemnity Claim under Section 8.2(1)(a) until the aggregate Losses for which such Indemnified Parties would be otherwise entitled to receive indemnification with respect to Indemnity Claims under Section 8.2(1)(a) exceed $650,000 (the “Threshold”); provided, however, that once the aggregate Losses with respect to Indemnity Claims under Section 8.2(1)(a) exceed the Threshold, such Indemnified Parties shall be entitled to indemnification for the aggregate amount of all Losses with respect to Indemnity Claims under Section 8.2(1)(a) without regard to the Threshold.

(b) Subject to Section 8.3(e): (i) the indemnification remedy provided by this Article VIII shall be the sole monetary remedy for any alleged breach of the representations, warranties or covenants made by the Company hereunder; (ii) the total liability of the Non-Dissenting Holders pursuant to Section 8.2 shall be limited to the Holdback Amount, and the Holdback Amount shall be the sole source of monetary recovery for any Indemnity Claims made by any Indemnified Party hereunder; and (iii) the total liability of the Non-Dissenting Holders pursuant to Section 8.2 with respect to Indemnity Claims that are not Pre-Closing Indemnity Claims shall be limited to $36,500,000.

(c) No Non-Dissenting Holder shall have, nor shall any Non-Dissenting Holder exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against Acquiror or against the Surviving Corporation to satisfy or otherwise seek reimbursement for any indemnification obligation or any other liability to which such Non-Dissenting Holder may become subject under or in connection with this Agreement.

(d) The Parties acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Losses as a result of or in connection with any inaccuracy in, or breach of or failure to perform or comply with, any representation, warranty, obligation, agreement or covenant, then (without limiting any of the rights of the Surviving Corporation as an Indemnified Party) Acquiror shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Losses as a result of and in connection with such inaccuracy, misrepresentation, breach, failure to perform or failure to comply.

(e) Nothing contained in this Agreement shall limit the rights of any Indemnified Party (i) to seek or obtain from any Person any relief or remedy to which such Indemnified Party may otherwise be entitled under applicable Law with respect to any fraud, intentional misrepresentation or willful misconduct committed by or behalf of such Person, or (ii) to seek or obtain injunctive relief, specific performance, rescission or any other equitable remedy to which such Indemnified Party may otherwise be entitled.

(f) For the avoidance of doubt and notwithstanding anything to the contrary herein: (i) in the event that the Litigation Resolution Date is prior to the Closing Date, the Non-Dissenting Holders shall have no liability, whether pursuant to Section 8.2 or otherwise, for any Losses suffered or incurred by any of the Indemnified Parties or to which any of the Indemnified Parties may otherwise become subject that exclusively arise from or as a result of any settlement of the Specified Litigation after the Litigation Resolution Date or any appeal of a Final Judgment entered into in the Specified Litigation, including any costs or expenses incurred by the Indemnified Parties in prosecuting or defending such appeal and any judgment that may be entered against the Company as a result of additional proceedings in the Specified Litigation after the Litigation Resolution Date (including reversal on appeal, entry of judgment after appeal, remand for new trial or any combination of the foregoing); provided, however, that notwithstanding the foregoing, the Aggregate Transaction Value shall be reduced (in accordance the definition of such term) by the Pre-Merger Specified Litigation Loss Amount; and (ii) in no event shall any of the Non-Dissenting Holders have any entitlement to any payment or benefit whatsoever by reason of (A) any reduction in the amount of any Final Judgment entered by the court in connection with the Specified Litigation following the Litigation Resolution Date, (B) any settlement of the Specified Litigation following the Litigation Resolution Date or any appeal of a Final Judgment entered into in the Specified Litigation, or (C) any other fact, event or circumstance involving or relating in any way to the Specified Litigation (whether such fact, event or circumstance exists or occurs prior to or following the Litigation Resolution Date).

8.4	Procedure for Indemnification

(a) If any Indemnified Party has incurred or suffered or claims to have incurred or suffered, or believes that it may incur or suffer, Losses for which it is or may be entitled to be indemnified, compensated, reimbursed or held harmless under this Article VIII, such Indemnified Party may deliver an Indemnity Claim Notice to the Stockholder Representative Committee, which shall (i) describe the general facts and circumstances on which the asserted Indemnity Claim is based, and (ii) contain a good faith, non-binding, preliminary estimate of the aggregate dollar amount of actual and potential Losses that have arisen and may arise as a result of the matter referred to in such notice (the aggregate amount of such estimate, as it may be modified by such Indemnified Party in good faith from time to time, being referred to as the “Claimed Amount”), and the provisions in this Agreement on which the Indemnity Claim is based.

(b) During the 30-day period commencing upon the delivery by an Indemnified Party to the Stockholder Representative Committee of an Indemnity Claim Notice (the “Dispute Period”), the Stockholder Representative Committee shall deliver to the Indemnified Party a written response (the “Response Notice”) in which the Stockholder Representative Committee: (i) agrees that the full Claimed Amount is owed to the Indemnified Party; (ii) agrees that part (but not all) of the Claimed Amount (the “Agreed Amount”) is owed to the Indemnified Party; or (iii) asserts that no part of the Claimed Amount is owed to the Indemnified Party. Any part of the Claimed Amount that is not agreed by the Stockholder Representative Committee to be owed to the Indemnified Party pursuant to the Response Notice (or the entire Claimed Amount, if the Stockholder Representative Committee asserts in the Response Notice that no part of the Claimed Amount is owed to the Indemnified Party) shall be referred to as the “Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any good faith modifications by the Indemnified Party to the Claimed Amount). If a Response Notice is not received by the Indemnified Party prior to the expiration of the Dispute Period, then the Stockholder Representative Committee shall be conclusively and irrevocably deemed to have agreed that the full Claimed Amount is owed to the Indemnified Party.

(c) If the Stockholder Representative Committee delivers a Response Notice to the Indemnified Party agreeing that the full Claimed Amount with respect to an Indemnity Claim is owed to the Indemnified Party, or if the Stockholder Representative Committee does not deliver a Response Notice to the Indemnified Party during the Dispute Period, then, within three days following the earlier of the delivery of such Response Notice to the Indemnified Party or the expiration of the Dispute Period, Acquiror shall become entitled to permanently retain out of the Holdback Amount an amount equal to the lesser of (i) the full Claimed Amount or (ii) the portion of the Holdback Amount available therefor (as provided above) not previously permanently retained by Acquiror based on other Indemnity Claims.

(d) If the Stockholder Representative Committee delivers a Response Notice to the Indemnified Party during the Dispute Period agreeing that less than the full Claimed Amount with respect to an Indemnity Claim is owed to the Indemnified Party, then, within three days following the delivery of such Response Notice to the Indemnified Party, Acquiror shall become entitled to permanently retain out of the Holdback Amount an amount equal to the lesser of (i) the Agreed Amount or (ii) the portion of the Holdback Amount available therefor (as provided above) not previously permanently retained by Acquiror based on other Indemnity Claims.

In addition, if the Stockholder Representative Committee delivers a Response Notice to the Indemnified Party during the Dispute Period agreeing that less than the full Claimed Amount with respect to an Indemnity Claim is owed to the Indemnified Party, then the Stockholder Representative Committee and the Indemnified Party shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Indemnified Party and the Stockholder Representative Committee resolve such dispute in writing, then their resolution of such dispute shall be binding on the Stockholder Representative Committee, the Non-Dissenting Holders and the Indemnified Party and a settlement agreement stipulating the amount owed to the Indemnified Party (the “Stipulated Amount”) shall be signed by the Indemnified Party and the Stockholder Representative Committee. Within three days after the execution of such settlement agreement, Acquiror shall become entitled to permanently retain out of the Holdback Amount an amount equal to the lesser of (i) the Stipulated Amount or (ii) the portion of the Holdback Amount available therefor (as provided above) not previously permanently retained by Acquiror based on other Indemnity Claims.

(e) If the Stockholder Representative Committee and the Indemnified Party are unable to resolve the dispute relating to any Contested Amount with respect to an Indemnity Claim during the 30-day period commencing upon the delivery of the Response Notice to the Indemnified Party, then either the Indemnified Party or the Stockholder Representative Committee may submit the contested portion of the indemnification claim to binding arbitration in San Francisco, California, accordance with the JAMS Comprehensive Arbitration Rules and Procedures then in effect. Arbitration will be conducted by one arbitrator, mutually selected by Acquiror and the Stockholder Representative Committee; provided, however, that if Acquiror and the Stockholder Representative Committee fail to mutually select an arbitrator within 15 Business Days after the contested portion of the indemnification claim is submitted to arbitration, then the arbitrator shall be selected by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures then in effect. The Parties agree to use commercially reasonable efforts to cause the arbitration hearing to be conducted within 75 days after the appointment of the arbitrator, and to use commercially reasonable efforts to cause the decision of the arbitrator to be furnished within 15 days after the conclusion of the arbitration hearing. The arbitrator’s authority shall be confined to: (A) whether the Indemnified Party is entitled to recover the Contested Amount (or a portion thereof), and the portion of the Contested Amount the Indemnified Party is entitled to recover; and (B) whether either party to the arbitration shall be required to bear and pay all or a portion of the other party’s attorneys’ fees and other expenses relating to the arbitration. The final decision of the arbitrator shall include the dollar amount of the award to the Indemnified Party, if any (the “Award Amount”), and shall be furnished to the Stockholder Representative Committee and the Indemnified Party in writing, shall constitute a conclusive determination of the issues in question, binding upon the Stockholder Representative Committee, the Non-Dissenting Holders and the Indemnified Party. Within three days following the receipt of the final award of the arbitrator setting forth the Award Amount, Acquiror shall become entitled to permanently retain out of the Holdback Amount an amount equal to the lesser of (i) the Award Amount or (ii) the portion of the Holdback Amount available therefor (as provided above) not previously permanently retained by Acquiror based on other Indemnity Claims.

(f) In the event of the assertion or commencement by any Person of any Third-Party Claim (whether against the Surviving Corporation, against Acquiror or against any other Person) with respect to which Acquiror determines that any Indemnified Party may be entitled to be held harmless, indemnified or reimbursed pursuant to this Article VIII, (a) Acquiror shall notify the Stockholder Representative Committee promptly after Acquiror receives written notice of such Third-Party Claim (it being understood that any failure by Acquiror to so promptly notify the Stockholder Representative Committee shall have no effect on an Indemnified Party’s ability to recover Damages pursuant to this Article VIII, except to the extent that the defense of such Third-Party Claim is materially prejudiced thereby), and (b) Acquiror shall proceed with the defense of such Third-Party Claim with counsel reasonably acceptable to the Stockholder Representative Committee. In connection with the defense of any such Third-Party Claim: (i) all out-of-pocket expenses relating to the defense of such Third-Party Claim shall, subject to Section 8.3, be borne and paid exclusively out of the Holdback Amount through a permanent retention of such amounts by Acquiror; (ii) Acquiror shall not settle, adjust or compromise such Third-Party Claim without the prior written consent of the Stockholder Representative Committee (which consent shall not be unreasonably withheld or delayed); and (iii) the Stockholder Representative Committee shall cooperate with Acquiror and shall be entitled to consult with Acquiror from time to time in connection with the defense or handling of such Third-Party Claim with its own counsel and at its own expense.

(g) Nothing in this Article VIII shall limit any rights of setoff or other similar rights that the Stockholder Representative Committee, Acquiror or any of the other Indemnified Parties may have at common law or otherwise.

8.5	Holdback Payments

(a) Within 30 days following the expiration of the Survival Period, Acquiror shall make, or shall cause the Surviving Corporation to make, a payment to the Non-Dissenting Holders in an aggregate amount equal to the amount (if any) by which (i) the Primary Holdback Amount, reduced by any amounts previously permanently retained therefrom by Acquiror or other Indemnified Parties in accordance with Section 8.4, exceeds (ii) the aggregate amount of the Claimed Amounts under all Indemnity Claim Notices (including Indemnity Claim Notices with respect to Post-Merger Specified Litigation Losses) that remain unresolved at such time (the amount of such excess, the “Initial Holdback Payment”).

(b) Following the date of the Initial Holdback Payment (the “Initial Payment Date”), within 30 days following the date of final resolution of any Indemnity Claim Notice that remained unresolved as of the Initial Payment Date, Acquiror shall make, or shall cause the Surviving Corporation to make, a payment to the Non-Dissenting Holders in an amount equal to the lesser of (i) the portion (if any) of the Claimed Amount under such Indemnity Claim Notice that Acquiror is not entitled to permanently retain under the applicable provision of Section 8.4 pursuant to which such Indemnity Claim Notice was finally resolved, or (ii) the amount (if any) by which (x) the Primary Holdback Amount, reduced by any amounts permanently retained therefrom by Acquiror or other Indemnified Parties in accordance with Section 8.4, exceeds (y) the aggregate amount of the Claimed Amounts under all Indemnity Claim Notices that remain unresolved at such time (the lesser of such amounts, a “Subsequent Holdback Payment”).

(c) Within 30 days following the date of final resolution of any Indemnity Claim Notice with respect to a Pre-Closing Indemnity Claim, Acquiror shall make, or shall cause the Surviving Corporation to make, a payment to the Non-Dissenting Holders in an amount equal to the amount (if any) by which (i) the Supplemental Holdback Amount, reduced by any amounts permanently retained therefrom by Acquiror or other Indemnified Parties in accordance with Section 8.4, exceeds (ii) the sum of (A) the aggregate amount of the Claimed Amounts under all Indemnity Claim Notices with respect to Pre-Closing Indemnity Claims that remain unresolved at such time, plus (B) the aggregate amount previously paid to Non-Dissenting Holders pursuant to this Section 8.5(c) (each such payment, a “Supplemental Holdback Payment”).

(d) The Initial Holdback Payment, Subsequent Holdback Payments and Supplemental Holdback Payments (if any) shall be paid to and allocable among the Non-Dissenting Holders in accordance with their respective Holdback Percentages.

8.6	Exercise of Remedies by Indemnified Parties Other than Acquiror

No Indemnified Party (other than Acquiror or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Acquiror (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

8.7	Stockholder Representative Committee

(a) Each of the Non-Dissenting Holders (by executing the applicable Letter of Transmittal or by delivering its certificates or other instruments representing shares of Company Capital Stock to the Paying Agent in accordance with the provisions of Section 1.7.3, or by executing the Stockholder Consent (or both)), shall automatically be deemed to have irrevocably authorized and appointed the three members of the Stockholder Representative Committee, with full power of substitution and resubstitution, as its representatives and true and lawful attorneys-in-fact and agents, with full power of substitution, to act in its name, place and stead for purposes of executing any documents and taking any actions that the Stockholder Representative Committee may, in its sole discretion, determine to be necessary, desirable or appropriate in all matters relating to or arising out of this Agreement, including in connection with any claim for indemnification, compensation or reimbursement as contemplated by this Article VIII and to execute in the name and on behalf of such Non-Dissenting Holder any agreement, certificate, instrument or document to be delivered by such Non-Dissenting Holder in connection with any of the foregoing. Such power of attorney is coupled with an interest and is irrevocable, may be delegated by the Stockholder Representative Committee and shall survive the dissolution, death or incapacity of each of the Non-Dissenting Holders. Each of the members of the Stockholder Representative Committee hereby accepts his appointment as a member of the Stockholder Representative Committee.

(b) The approval by a majority of the members of the Stockholder Representative Committee shall constitute the action of the Stockholder Representative Committee hereunder. Notwithstanding the foregoing, for all purposes hereunder, the Company shall be entitled to conclusively rely on any statement or representation by any member of the Stockholder Representative Committee that a matter, action or decision has been approved by a majority of the members of the Stockholder Representative Committee, and any such statement or representation shall be binding upon the Stockholder Representative Committee and all of the members thereof, and on the Non-Dissenting Holders.

(c) Notwithstanding anything to the contrary contained in this Agreement or in any other Contract entered into in connection with any of the Contemplated Transactions, each Indemnified Party shall be entitled to deal exclusively with the Stockholder Representative Committee on all matters relating to Article VIII, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document entered into or purported to be entered into on behalf of any Non-Dissenting Holder by the Stockholder Representative Committee with respect to matters relating to Article VIII, and on any other action taken or purported to be taken on behalf of any Non-Dissenting Holder by the Stockholder Representative Committee with respect to matters relating to Article VIII, as fully binding upon such Non-Dissenting Holder.

(d) Members of the Stockholder Representative Committee may resign at any time. Upon such resignation, the Non-Dissenting Holders shall appoint a new member of the Stockholder Representative Committee to replace such resigning member of the Stockholder Representative Committee with the same powers and duties as such resigning member of the Stockholder Representative Committee, provided that such newly appointed member of the Stockholder Representative Committee shall have been a Stockholder immediately prior to the Effective Time or a Representative of an Entity that was a Stockholder immediately prior to the Effective Time.

(e) If any member of the Stockholder Representative Committee or any successor shall die, become disabled or otherwise become unable to act as a member of the Stockholder Representative Committee, a replacement shall promptly be appointed by a writing signed by the Non-Dissenting Holders, provided that such newly appointed member of the Stockholder Representative Committee shall have been a Stockholder immediately prior to the Effective Time or a Representative of an Entity that was a Stockholder immediately prior to the Effective Time. If for any reason there are no remaining members of the Stockholder Representative Committee at any time, all references in this Agreement to the Stockholder Representative Committee shall be deemed to refer to the Non-Dissenting Holders.

(f) All expenses incurred by the Stockholder Representative Committee in connection with the performance of its duties as Stockholder Representative Committee shall be borne and paid exclusively by the Non-Dissenting Holders.

(g) On the Closing Date, if previously requested in writing by the Stockholder Representative Committee, Acquiror shall deposit with a third party escrow agent to be appointed by the Stockholder Representative Committee, in accordance with the terms and conditions of an escrow agreement in form and substance approved by Acquiror (such approval not to be unreasonably withheld), a sum of money determined by the Stockholder Representative Committee in its sole discretion, as evidenced by a written notice delivered by the Stockholder Representative Committee to Acquiror prior to the Closing Date, such sum not to exceed $500,000 (the “Stockholder Representative Committee Escrow Amount”), to provide for the reimbursement of expenses incurred by the Stockholder Representative Committee in connection with the performance of its duties under this Agreement. The payment of the Stockholder Representative Committee Escrow Amount by Acquiror to such escrow agent shall completely discharge Acquiror’s obligations with respect to such amount, and in no event shall Acquiror have any responsibility or liability whatsoever for the manner in which the Stockholder Representative Committee administers the Stockholder Representative Committee Escrow Amount, or for causing or ensuring that all or any portion of the Stockholder Representative Committee Escrow Amount is ultimately paid or distributed to Non-Dissenting Holders. The Stockholder Representative Committee Escrow Amount shall have the effect of reducing the Aggregate Transaction Value, as provided in the definition of “Aggregate Transaction Value” herein.

(h) No member of the Stockholder Representative Committee shall be liable to any Non-Dissenting Holder for any act done or omitted hereunder as a member of the Stockholder Representative Committee while acting in good faith and in the absence of gross negligence. The Non-Dissenting Holders shall severally indemnify each Stockholder Representative Committee member and hold each member of the Stockholder Representative Committee harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of any Stockholder Representative Committee member and arising out of or in connection with the acceptance or administration of the Stockholder Representative Committee’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative Committee.

(i) Each Non-Dissenting Holder acknowledges that members of the Stockholder Representative Committee or their Affiliates may have in the past performed and may in the future perform services for Acquiror or its Affiliates in matters unrelated to the Contemplated Transactions and that, so long as a Stockholder Representative Committee member fulfills his or her obligations pursuant to Section 8.7(h), such activities shall not constitute a breach by a Stockholder Representative Committee member of this Section 8.7.

ARTICLE IX

GENERAL

9.1	Expenses

Subject to Article VIII, whether or not the Contemplated Transactions are consummated, each Party will pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement and the other Operative Documents, including all legal, accounting and advisory fees; provided, however, that (a) if the Parties file premerger notification and report forms pursuant to the HSR Act during the Primary Period, Acquiror shall bear and pay 100% of all filing fees in connection with the filing by the Parties of such forms, and (b) if the Parties file premerger notification and report forms pursuant to the HSR Act during the Secondary Period, Acquiror and the Company shall each bear and pay 50% of all filing fees in connection with the filing by the Parties of the premerger notification and report forms relating to the Merger under the HSR Act and the filing of any notice or other document under any other Antitrust Law. Should any suit or other action be brought hereunder, the attorneys’ fees and expenses of the prevailing Party shall be paid by the other Party to such action.

9.2	Notices

Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other Parties).

TO ACQUIROR OR MERGER SUB:

Gilead Sciences, Inc.

333 Lakeside Drive

Foster City, CA 94404

Fax: (650) 522-5537

Attention: General Counsel

with a copy to:

Cooley Godward LLP

3000 El Camino Real

Five Palo Alto Square

Palo Alto, CA 94306

Fax: (650) 849-7400

Attention: Robert L. Jones

TO THE COMPANY:

Corus Pharma, Inc.

2025 1st Avenue, Suite 800

Seattle, WA 98121

Fax: (206) 728-5095

Attention: Chief Executive Officer

TO THE STOCKHOLDER REPRESENTATIVE COMMITTEE:

Rodney A. Ferguson, Ph.D.

Managing Director

Panorama Capital

2440 Sand Hill Road, Suite 302

Menlo Park, CA 94025

Fax: (650) 234-1437

in the case of the Company or the Stockholder Representative Committee, with a copy to:

Orrick, Herrington & Sutcliffe LLP

719 Second Avenue, Suite 900

Seattle, WA 98104

Fax: (206) 839-4301

Attention: Alan C. Smith

9.3	Severability

If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. If the Final Judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.4	Entire Agreement

This Agreement, the other Operative Documents and the Non-Disclosure Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.

9.5	Specific Performance; Remedies Cumulative

Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any competent court having jurisdiction over the Parties, in addition to any other remedy to which they may be entitled at Law or in equity. Except as otherwise set forth in this Agreement, the rights and remedies of the Parties shall be cumulative (and not alternative).

9.6	Successors and Assigns; Assignment

This Agreement shall be binding upon: the Company and its successors and assigns (if any); Acquiror and its successors and assigns (if any); Merger Sub and its successors and assigns (if any); and the Stockholder Representative Committee (including its current and future members). This Agreement shall inure to the benefit of: the Company; Acquiror; Merger Sub; the other Indemnified Parties (subject to Article VIII); the Stockholders’ Representative; and the respective successors and assigns (if any) of the foregoing. This Agreement shall not be assigned by operation of Law or otherwise; provided, however, that Merger Sub’s rights and obligations may be assigned to and assumed by Acquiror or any other corporation wholly owned (directly or through intermediate wholly owned Subsidiaries) by Acquiror, and Acquiror may freely assign any or all of its rights under this Agreement (including its indemnification rights under Article VIII), in whole or in part, to any successor to all or substantially all of the business of Acquiror or the Surviving Corporation, whether by merger, acquisition of assets or otherwise, without obtaining the consent or approval of any other Party or of any other Person; provided, however, that any such assignment does not affect the economic or legal substance of any of the Contemplated Transactions. No Stockholder may assign any rights to receive merger consideration or any other rights under this Agreement.

9.7	Parties in Interest

Except as otherwise provided in Section 6.13 and except for the Indemnified Parties, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.8	Governing Law; Venue

This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to Contracts executed in and to be performed in that state. Except as otherwise provided in Article VIII, any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in the Court of Chancery of the State of Delaware or in any state or federal court located in San Francisco, California. Each Party to this Agreement: (a) irrevocably and unconditionally consents and submits to the jurisdiction and venue of the Court of Chancery of the State of Delaware and the state and federal courts located in San Francisco, California; (b) agrees that the Court of Chancery of the State of Delaware and each state and federal court located in San Francisco, California shall be deemed to be a convenient forum; and (c) agrees not to assert (by way of motion, as a defense or otherwise), in any such Legal Proceeding commenced in the Court of Chancery of the State of Delaware or the any state or federal court located in San Francisco, California, any claim that such Party is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such Legal Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

9.9	Headings

The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

9.10	Counterparts

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.11	Waiver

(a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.12	Further Assurances

Each Party shall execute and cause to be delivered to each other Party such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Contemplated Transactions.

9.13	Construction

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement and the Schedules and Annexes to this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) For purposes of this Agreement, e-mail and other forms of electronic communications shall be deemed to be written communications. An e-mail or other electronic communication shall be deemed to have been provided to and received by the Company if an officer or other employee of the Company who has or had any authority or responsibility relating to the subject matter of such communication shall have received such communication or a copy thereof (whether directly from the sender or otherwise).

(e) Except as otherwise indicated, (i) all references in this Agreement to “Articles,” “Sections,” “Exhibits,” “Schedules” and “Annexes” are intended to refer to Articles or Sections of this Agreement, Exhibits to this Agreement, Schedules to the Disclosure Memorandum and Annexes to this Agreement (as applicable), and (ii) all references in this Agreement to dollar amounts are intended to refer to U.S. dollars.

ARTICLE X

CERTAIN DEFINITIONS

“Abaris” shall mean the company formerly known as Abaris Pharma, Inc., which was merged into the Company on January 1, 2004.

“Acquiror Common Stock” shall mean Acquiror’s common stock, par value $0.001 per share.

“Acquiror-Held Company Securities” shall mean (i) all Acquiror-Held Series C Shares, and (ii) any shares of Company Capital Stock issued to Acquiror upon the conversion of any notes issued to Acquiror pursuant to Section 7.1(e).

“Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person; provided, however, that an Entity in which a Key Stockholder holds an equity interest or that is otherwise controlled by a Key Stockholders shall not be considered an Affiliate of the Company solely as a result of such ownership or control by such Key Stockholder.

“Aggregate Closing Transaction Value” shall mean the amount (if any) by which (a) the Aggregate Transaction Value exceeds (b) the Holdback Amount.

“Aggregate Exercise Amount” shall mean the aggregate dollar amount payable to the Company as purchase price for the exercise of unexercised Company Stock Options that are outstanding immediately prior to the Effective Time.

“Aggregate Non-Dissenting Residual Amount” shall mean the sum of the following:

(a) the product of (i) the number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time held by Non-Dissenting Holders multiplied by (ii) 1.8240647 multiplied by (iii) the Residual Per Share Amount;

(b) the product of (i) the number of shares of Series B Preferred Stock outstanding immediately prior to the Effective Time held by Non-Dissenting Holders multiplied by (ii) the Residual Per Share Amount;

(c) the product of (i) the number of shares of Series C Preferred Stock (other than Acquiror-Held Series C Shares) outstanding immediately prior to the Effective Time held by Non-Dissenting Holders multiplied by (ii) the Residual Per Share Amount; and

(d) the product of (i) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time held by Non-Dissenting Holders multiplied by (ii) the Residual Per Share Amount.

“Aggregate Preference Amount” shall mean the sum of the following:

(a) the product of (i) the Series A Preference Amount multiplied by (ii) the aggregate number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time; plus

(b) the product of (i) the Series B Preference Amount multiplied by (ii) the aggregate number of shares of Series B Preferred Stock outstanding immediately prior to the Effective Time; plus

(c) the product of (i) the Series C Preference Amount multiplied by (ii) the aggregate number of shares of Series C Preferred Stock (other than Acquiror-Held Series C Shares) outstanding immediately prior to the Effective Time.

“Aggregate Transaction Value” shall mean the amount by which (a) $365,000,000, exceeds (b) the sum of (i) the Pre-Merger Specified Litigation Loss Amount, plus (ii) the Pre-Closing Indemnity Settlement Amount, plus (iii) the Stockholder Representative Committee Escrow Amount plus (iv) the Eligible Debt Securities Amount.

“Agreement” shall mean this Agreement and Plan of Merger (including the Disclosure Memorandum), as it may be amended from time to time.

“Asset” shall mean all assets of any nature whatsoever, whether real, personal or mixed, tangible or intangible.

“Balance Sheet Date” shall mean December 31, 2005.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in Seattle, Washington are authorized or obligated by Law or executive order to be closed.

“CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time.

“Certificate of Merger” shall mean the certificate of merger with respect to the Merger, containing the provisions required by, and executed in accordance with, the DGCL.

“Change in Control Agreements” shall mean those certain Change in Control Severance Agreements between the Company and the respective CIC Employees, each of which is dated as of February 5, 2005 (except that the Change in Control Severance Agreement between the Company and Thomasin Abuan is dated as of July 27, 2004).

“CIC Employees” shall mean the individuals listed on Annex 10(b), each of whom is a party to a Change in Control Agreement with the Company.

“Closing” shall mean the consummation of the Merger, as contemplated by Section 1.2.

“Closing Distribution Percentage” shall mean the amount by which (a) 100%, exceeds (b) the percentage corresponding to a fraction having (i) a numerator equal to the Holdback Amount, and (ii) a denominator equal to the Aggregate Non-Dissenting Residual Amount.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company 1020 Product” shall mean the Company’s proprietary development-stage pharmaceutical product (a) containing the compound aztreonam and designated by the Company as “Corus 1020” and (b) delivered in conjunction with (i) either of the PARI Devices or (ii) any other inhalation device that Gryphon has tested for the delivery of aztreonam (in either case as used in the delivery of such pharmaceutical product).

“Company 1040 Product” shall mean the Company’s proprietary, pre-clinical development-stage pharmaceutical product containing a combination of the compounds fosfomycin and tobramycin, in any combination and formulation.

“Company Associate” shall mean any current or former employee (including any officer), consultant, independent contractor or director of the Company or an ERISA Affiliate.

“Company Balance Sheet” shall mean the Company’s unaudited balance sheet as of the Balance Sheet Date.

“Company Benefit Plan” shall mean any Employee Benefit Plan that is or has been maintained, contributed to or required to be contributed to by the Company or any ERISA Affiliate for the benefit of any Company Associate, or with respect to which the Company or any ERISA Affiliate has or may have any Liability or obligation; provided, however, that a Company Employee Agreement shall not be considered a “Company Benefit Plan.”

“Company Bylaws” shall mean the Amended and Restated Bylaws of the Company dated April 5, 2004.

“Company Capital Stock” shall mean Company Common Stock and Company Preferred Stock.

“Company Certificate of Incorporation” shall mean the Company’s Restated Certificate of Incorporation as in effect on the date of this Agreement.

“Company Common Stock” shall mean the Company’s common stock, par value $0.001 per share.

“Company Contract” shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any of its Assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

“Company Employee Agreement” shall mean any management, employment, severance, change in control, transaction bonus, consulting, relocation, repatriation or expatriation agreement or other Contract between the Company or an ERISA Affiliate and any Company Associate, other than any such Contract that is terminable “at will” by the Company or an ERISA Affiliate without any obligation on the part of the Company or any ERISA Affiliate to make any payment or provide any benefit in connection with the termination of such Contract.

“Company Intellectual Property” shall mean all Intellectual Property Rights and Intellectual Property in which the Company has (or purports to have) an ownership interest or a license, or that is otherwise used or to be used in the business of the Company as currently conducted or as currently proposed to be conducted by the Company.

“Company Material Adverse Effect” shall mean any change, event, effect, claim, violation, inaccuracy, circumstance or other matter (any such item, an “Effect”) that, individually or taken together with all other Effects, (a) is or could reasonably be expected to be or to become materially adverse to the business, operations, financial performance, properties, capitalization, condition (financial or otherwise), Intellectual Property, Intellectual Property Rights, Contract rights, employee relations, government relations, Governmental Authorizations, Assets, Liabilities or current drug development plans of the Company or (b) prevents or materially limits or delays, or could reasonably be expected to prevent or materially limit or delay, the performance by the Company of any of its or his obligations, agreements or covenants under this Agreement or any of the other Operative Documents, the exercise by Acquiror of any of its rights under this Agreement or any of the Other Operative Documents or the consummation of the Merger or any of the other transactions contemplated by the Operative Documents; provided, however, that in no event shall any of the following occurring after the date of this Agreement, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (i) any Effect that results directly from changes affecting the biotechnology or pharmaceutical industries generally (to the extent such Effect is not disproportionate with respect to the Company in any material respect) or the United States economy generally (to the extent such Effect is not disproportionate with respect to the Company in any material respect); or (ii) any Effect that results directly from changes affecting general worldwide economic or capital market conditions (to the extent such Effect is not disproportionate with respect to the Company in any material respect).

“Company Option Plan” shall mean the Company’s 2001 Stock Plan, as amended.

“Company Pension Plan” shall mean any (a) Company Benefit Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA, or (b) other occupational pension plan, including any final salary or money purchase plan.

“Company Preferred Stock” shall mean the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

“Company Stock Option” shall mean an option to acquire shares of Company Capital Stock from the Company, whether vested or unvested, and whether granted under any Company Option Plan or otherwise.

“Company Stock Rights” shall mean any options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans, stock equivalents, rights of first refusal or offer, preemptive rights or other rights, agreements, arrangements or commitments (contingent or otherwise and whether or not immediately exercisable) of any character issued, granted, authorized or assumed by the Company or by which the Company is bound relating to all or any portion of the issued or unissued capital stock of the Company or obligating the Company to issue or grant, authorize or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests or similar interests in, the Company.

“Company Warrant” shall mean that certain warrant to acquire 219,725 shares of Company Common Stock held by Corus Pharma Warrant Holdings.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” shall mean the transactions and other matters contemplated by this Agreement and the other Operative Documents, including (a) the Merger and the solicitation and obtaining of the adoption of this Agreement pursuant to the Stockholder Consent, and (b) the execution, delivery and performance of the Operative Documents.

“Contract” shall mean any legally binding written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Countersigned Offer Letters” shall mean those certain employment offer letters from Acquiror, dated prior to the date of this Agreement and effective as of the Closing, as countersigned by each of the CIC Employees identified as having signed a Countersigned Offer Letter on Annex 10(b), pursuant to which each of such CIC Employees has agreed (i) to accept employment following the Closing with Acquiror or the Surviving Corporation, (ii) to the amendment to the Change in Control Agreement to which such CIC Employee is a party described therein and (iii) to such other matters as are described therein.

“Disclosure Memorandum” shall mean the Disclosure Memorandum delivered by the Company to Acquiror and Merger Sub concurrently with the execution of this Agreement.

“Dissenting Holder” shall mean any Stockholder who has demanded appraisal of his, her or its shares of Company Capital Stock pursuant to Section 262 of the DGCL and as of the Effective Time has neither effectively withdrawn nor lost his, her or its right to appraisal of such shares.

“Dissenting Shares” shall mean any shares of Company Capital Stock held by a Dissenting Holder with respect to which such Dissenting Holder asserts appraisal rights pursuant to Section 262 of the DGCL (and with respect to which such appraisal rights shall not have been lost).

“DOL” shall mean the United States Department of Labor.

“Effective Time” shall mean the time the Certificate of Merger is duly filed with the Delaware Secretary of State, or such other time jointly determined by the Company and Acquiror as is specified in the Certificate of Merger.

“Eligible Debt Securities” shall mean debt securities issued by the Company that (a) are exercisable or convertible solely into shares of Company Capital Stock and (b) are repayable by the Company (without penalty) at any time; provided, however, that notwithstanding the foregoing, the promissory notes evidencing any Pre-Closing Period Loans shall not be considered Eligible Debt Securities hereunder.

“Eligible Debt Securities Amount” shall mean the aggregate face amount of all Eligible Debt Securities, if any, issued by the Company at any time during the Pre-Closing Period.

“Employee Benefit Plan” shall mean any plan, fund, program, agreement, arrangement or scheme providing for employee benefits or for the remuneration, direct or indirect, of any of the current or former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees of any Person or the dependents of any of them (whether written or oral), including each: (a) deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity compensation plan; (b) “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA); (c) “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA); (d) severance plan or agreement; (e) health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental or legal benefit plan; and (f) other employee benefit plan, fund, program, agreement or arrangement.

“Encumbrance” shall mean any lien, mortgage, pledge, deed of trust, security interest, charge, encumbrance, hypothecation, mortgage, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other Asset, any restriction on the receipt of any income derived from any Asset, any restriction on the use of any Asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any Asset) or other claim or interest of any kind.

“End Date” shall mean the date 90 days after the commencement of the Secondary Period; provided, however, that in the event that on or prior to such date, (a) a settlement has been entered into in connection with the Specified Litigation that is not a Lump Sum Settlement, or a Final Judgment has been entered by the court in connection with the Specified Litigation that is not a Lump Sum Judgment, (b) the Parties have not agreed on the “Lump Sum Equivalent Amount” of such settlement or Final Judgment and (c) the determination of the Lump Sum Equivalent Amount of such settlement or Final Judgment has been submitted to arbitration in accordance with Section 6.3(c), then (i) the Parties shall use commercially reasonable efforts to cause such arbitration to be completed within thirty (30) days after the date on which such determination has been submitted to arbitration, and (ii) the End Date shall be the date ten (10) Business Days after the date of the final decision in any arbitration conducted in accordance with the principles and procedures set forth on Annex 6.3(c) for the purposes of determining the “Lump Sum Equivalent Amount” of such settlement or Final Judgment.

“Enforceability Exceptions” shall mean (a) applicable bankruptcy and other similar Laws affecting the rights of creditors generally, (b) rules of Law governing specific performance, injunctive relief and other equitable remedies, and (c) the enforceability of provisions requiring indemnification against liabilities under securities Laws in connection with the offering, sale or issuance of securities.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), branch office, firm or other enterprise, association, organization or entity, including any Governmental Entity.

“Environmental Laws” shall mean Laws relating to protection of the environment, pollution control, health and safety, product registration or Hazardous Materials, including any Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any Person under common control with the Company within the meaning of Sections 414(b), 414(c), 414(m) and 414(o) of the Code, and the regulations thereunder.

“Euticals” shall mean Euticals S.p.A.

“Euticals Agreement” shall mean the Pharmaceutical Supply Agreement between the Company and Euticals dated January 23, 2004.

“Final Judgment” shall mean the last to occur of the following events in the Specified Litigation: (i) the entry by the trial court of order(s) granting summary judgment on all causes of action and the expiration of the time for, and resolution of, any motions for reconsideration on such summary judgment motion; (ii) the entry by the trial court of a judgment with respect to a jury verdict and expiration of the time for the filing of post-verdict motions without any such motions being filed; and (iii) the issuance of all orders, following the entry by the trial court of a judgment with respect to a jury verdict, resolving all post-trial motions, including any post-trial motions for judgment notwithstanding the verdict, judgment as a matter of law, a new trial, injunctive relief, the imposition of a constructive trust or enhanced damages, but specifically excluding any motion for attorneys fees or costs.

“Foreign Plan” shall mean any: (a) Company Benefit Plan mandated by a Governmental Entity outside the United States; (b) Company Benefit Plan that is subject to any of the Laws of any jurisdiction outside the United States; or (c) Company Benefit Plan that covers or has covered any Company Associate whose services are or have been performed primarily outside the United States.

“Fully Diluted Company Share Number” shall mean the sum of (a) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including any such shares that are subject to a repurchase option or risk of forfeiture under any restricted stock purchase agreement or other Contract and including any such shares subject to issuance pursuant to Company Stock Options exercised prior to the Effective Time or pursuant to the exercise of the Company Warrant), (b) the aggregate number of shares of Company Common Stock purchasable under or otherwise subject to Company Stock Options that are outstanding immediately prior to the Effective Time (whether or not such Company Stock Options are immediately exercisable), (c) the aggregate number of shares of Company Common Stock issuable upon the conversion (at the applicable conversion ratio) of all shares of Company Preferred Stock (other than Acquiror-Held Company Securities) outstanding immediately prior to the Effective Time, and (d) the aggregate number of shares of Company Common Stock issuable upon the conversion or exercise of any other convertible securities of the Company or Company Stock Rights outstanding immediately prior to the Effective Time.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Authorization” shall mean any permit, license, certificate, franchise, permission, variance, clearance, registration, designation, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law. A Governmental Authorization shall be deemed to be “required” in connection with the Contemplated Transactions if the failure to obtain such Governmental Authorization could reasonably be expected to have an adverse effect on Acquiror or the Company in the event the Contemplated Transactions were consummated.

“Governmental Entity” shall mean any nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, any United States federal, state or local, or any foreign, government or any court, tribunal, administrative or regulatory agency, commission, division, department, agency, commission, instrumentality, official, organization, unit, body or other governmental or quasi-governmental authority or agency, domestic or foreign, and any self-regulatory organization (including Nasdaq).

“Hazardous Materials” shall mean any waste, pollutant, hazardous substance, toxic, ignitable, radioactive, reactive or corrosive substance, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which is in any way governed by or subject to any applicable Law.

“Holdback Amount” shall mean the sum of (a) the Primary Holdback Amount plus (b) the Supplemental Holdback Amount.

“Holdback Payment” shall mean any Initial Holdback Payment, Subsequent Holdback Payment or Supplemental Holdback Payment.

“Holdback Percentage” shall mean, with respect to any Non-Dissenting Holder, the percentage corresponding to a fraction having (i) a numerator equal to the portion of the Aggregate Non-Dissenting Residual Amount attributable to shares of Company Capital Stock held by such Non-Dissenting Holder, and (ii) a denominator equal to the Aggregate Non-Dissenting Residual Amount.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indemnified Parties” shall mean the following Persons: (a) Acquiror; (b) Acquiror’s current and future Affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above; provided, however, that the Stockholders shall not be deemed to be “Indemnified Parties.”

“Indemnity Claim” shall mean any claim for indemnification under Article VIII.

“Indemnity Claim Notice” shall mean written notice of any Indemnity Claim.

“Intellectual Property” shall mean information, results and data of any type whatsoever, including databases, data collections, development tools, practices, processes, techniques, methods, specifications, protocols, formulations, formulae, knowledge, know-how, diagrams, skill, experience, test data including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, inventions (whether or not patentable), logos, marks (including brand names, product names, logos and slogans), proprietary information, software and software code (in any form, including source code and executable or object code), works of authorship and other forms of technology, whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, specimens, studies and summaries.

“Intellectual Property Rights” shall mean all past and present rights of the following types, which exist or have been created under the Laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(i)” through “(e)” above.

“IRS” shall mean the United States Internal Revenue Service.

“knowledge” shall mean, with respect to an individual, that (a) such individual is actually aware of the fact or other matter in question or (b) any of the Company Associates who directly report to such individual has actual knowledge of the fact or other matter in question. The Company shall be deemed to have “knowledge” of a particular fact or other matter if any of the individuals identified on Annex 10(a) or any members of the Board of Directors of the Company has knowledge of such fact or other matter.

“Law” shall mean any federal, state, local, municipal or foreign statute, law, requirement, Consent, ordinance, policy, rule of common law, constitution, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or interpretation issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity, including any judicial or administrative interpretation thereof.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Letter of Transmittal” shall mean the letter of transmittal for effecting the surrender of Certificates representing Company Capital Stock contemplated by Section 1.7.3, substantially in the form attached hereto as Exhibit A.

“Liabilities” shall mean any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, unconditional or conditional, mature or unmatured or determined or determinable, including those arising under any Law, those arising under any Contract and those arising as a result of any act or omission.

“Loss” shall mean any loss, obligation (including any obligation to pay royalties), deficiency, diminution in value, damage (including any consequential damage), claim, injury, Liability, demand, settlement, judgment, award, fine, penalty, tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation and including any opportunity cost) or expense of any nature (including, in the case of a Third-Party Claim, the amount of any settlement entered into with respect thereto, and all reasonable legal fees and other expenses).

“Lump Sum Equivalent Amount” shall mean the amount (with respect to the Specified Litigation) agreed to by Acquiror and the Company or determined by arbitration in accordance with the procedures and principles set forth in Annex 6.3(c).

“Lump Sum Judgment” shall mean a Final Judgment entered by the court in connection with the Specified Litigation that provides solely for the Company to make a single, lump sum cash payment and imposes no other monetary obligations and no injunctive relief or other equitable remedies on the Company or any of the other defendants in the Specified Litigation (other than minor procedural obligations related to the trial and any appeal thereof).

“Lump Sum Settlement” shall mean a settlement of the Specified Litigation that provides solely for the Company to make a single, lump sum cash payment and imposes no other obligation of any nature on the Company or any of the other defendants in the Specified Litigation.

“Made Available” shall mean that the subject documents were actually delivered by the Company to Acquiror or its counsel prior to the date of this Agreement or were located in the data room organized by the Company at the offices of Orrick, Herrington & Sutcliffe in Menlo Park, California, at all times between August 24, 2005 and October 14, 2005 in connection with the diligence investigation conducted by Acquiror.

“Material Contract” shall mean:

(a) any Contract providing for potential payments by or to the Company in excess of $100,000 or providing for the delivery by or to the Company of consideration valued at more than $100,000;

(b) any Contract (including any Company Employee Agreement) (i) pursuant to which the Company is or may become obligated to make any severance, termination or similar payment to any Company Associate in excess of $100,000, (ii) providing for payment of base salary by the Company to any current employee in excess of $100,000 on an annualized basis or (iii) pursuant to which the Company is or may become obligated to make any bonus or similar payment (whether in the form of cash, stock or other securities, excluding payments constituting base salary and sales commissions) in excess of $25,000 to any Company Associate;

(c) any Contract providing for the acquisition, transfer, development, distribution, promotion, marketing, sharing, support or license of any Intellectual Property or Intellectual Property Right, other than standard form license agreements for commercially available software priced at less than $5,000;

(d) any Contract (i) creating or relating to any partnership or collaboration, or any joint development, joint marketing, distribution or similar arrangement, or (ii) pursuant to which the Company grants or has granted to any Person the right to manufacture, develop or market any product containing aztreonam;

(e) any Contract providing for the manufacture of bulk aztreonam or finished or packaged aztreonam;

(f) any Contract with any clinical research organization (a “CRO Contract”) providing clinical trial services for any clinical trial for any product containing aztreonam;

(g) any Contract that provides for indemnification, or for reimbursement of any legal fees or expenses, of any Company Associate;

(h) any Contract relating to the Specified Litigation that involves greater than $5,000 or that could reasonably be expected to have an adverse effect on the nature or scope of any remedy to be awarded in the Specified Litigation, on the cost of defending the Specified Litigation, on the timing of the resolution of the Specified Litigation or on the prospects for settling the Specified Litigation;

(i) any Contract that would require the consent of any Person in order to consummate any of the Contemplated Transactions;

(j) any Contract imposing any restriction on the right or ability of the Company (i) to compete with, or solicit any customer of, any other Person, (ii) to acquire any product or other Asset or any services from any other Person, (iii) to solicit, hire or retain any Person as an employee, consultant or independent contractor, (iv) to develop, sell, supply, distribute, offer, support or service any product or any technology or other Asset to or for any other Person, (v) to perform services for any other Person, or (vi) to transact business or deal in any other manner with any other Person;

(k) any Contract (other than Contracts evidencing Company Options) (i) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (ii) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any securities, or (iii) providing the Company with any right of first refusal with respect to, or right to repurchase, redeem, put or call, any securities;

(l) any Contract relating to the creation of any Encumbrance with respect to any material Asset of the Company;

(m) any Contract providing for the sharing of revenues, profits, losses, costs, Assets or Liabilities;

(n) any Contract (i) containing “standstill” or similar provisions relating to transactions involving the acquisition, disposition or other transfer of Assets or securities of an Entity, or (ii) providing any right of first negotiation, right of first refusal or similar right to any Person;

(o) any Contract relating to the purchase or sale of any product or other Asset by or to, or the performance of any services by or for, any Related Party;

(p) any Contract (i) contemplating payments or the delivery of other consideration during any 12-month period aggregating or having an aggregate value of more than $100,000, (ii) that has a term of more than 60 days and that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the

Company or (iii) under which the Merger or any of the other Contemplated Transactions would give rise to or expand any rights in favor of, or any obligations on the part of, the Company or any other Person;

(q) any Contract that could reasonably be expected to (i) have or result in a material effect on the business, operations, financial performance, properties, capitalization, condition (financial or otherwise), Intellectual Property, Intellectual Property Rights, Contract rights, employee relations, government relations, Governmental Authorizations, Assets, Liabilities or current drug development plans of the Company, or Acquiror’s right to own, or to receive dividends or other distributions with respect to, the stock of the Surviving Corporation or (ii) prevent or materially limit or delay the performance by the Company of any of its obligations, agreements or covenants under this Agreement or any of the Operative Documents, the exercise by Acquiror of any of its rights under this Agreement or any of the Operative Documents or the consummation of the Merger or the other transactions contemplated by any of the Operative Documents;

(r) any Product Contract;

(s) any Contract of a type required to be disclosed by Section 2.3, other than any Contract providing for the grant of Company Options; and

(t) any other Contract, if a breach of such Contract or the termination of such Contract could reasonably be expected to have or result in a Company Material Adverse Effect.

“Non-Dissenting Holder” shall mean any Stockholder who is not a Dissenting Holder.

“Operative Documents” shall mean this Agreement, the Series C Preferred Stock Purchase Agreement, the Registration Rights Agreement, the Stockholders’ Agreement, the 1040 Product Agreement, the Key Stockholder Agreements, the Noncompetition Agreements, the General Releases, the Countersigned Offer Letters, the Joint Defense Agreement and the Stockholder Consent.

“Option Exchange Ratio” shall mean a fraction, (a) the numerator of which is the Residual Per Share Amount, and (b) the denominator of which is the average closing price of a share of Acquiror Common Stock on the Nasdaq National Market for the period of five consecutive trading days ending on the Closing Date (adjusted as appropriate to reflect any stock split, stock dividend, reverse stock split, reclassification or other similar transaction effected by Acquiror between the beginning of such period and the Closing).

“Order” shall mean any writ, judgment, injunction, consent, order, decree, stipulation, award of or by any Governmental Entity.

“PARI” shall mean PARI GmbH.

“PARI Agreement” shall mean the Development Agreement between PARI and Salus dated February 20, 2002.

“PARI Devices” shall mean (i) the inhalation device currently used in the Company’s Phase 3 clinical trials, and (ii) the modified eFlow inhalation device contemplated by the eKey Agreement between PARI and the Company dated May 18, 2005.

“Patent Right” shall mean any (a) patent or patent application, or (b) continuation, continuation-in-part, divisional, re-examination, extension, reissue or foreign counterpart of any patent or patent application.

“Paying Agent” shall mean a paying agent selected by Acquiror and reasonably acceptable to the Company.

“Person” shall mean any individual or Entity.

“Plantex” shall mean Plantex, Ltd.

“Post-Merger Specified Litigation Losses” shall mean all Losses that are or have been directly or indirectly paid, payable, suffered, borne or incurred by Acquiror, the Surviving Corporation and other Indemnified Parties (or any of them), and all Losses to which Acquiror, the Surviving Corporation and other Indemnified Parties (or any of them) otherwise become subject, that are paid, payable, suffered, borne or incurred after the Effective Time and that directly or indirectly arise from or as a result of, or are directly or indirectly connected with, the Specified Litigation (or any appeal relating to the Specified Litigation), including legal fees and expenses, filing fees, court reporter fees, witness fees, accounting fees and expenses, other advisory fees and expenses, amounts paid or payable in full or partial settlement of the Specified Litigation (including the Lump Sum Equivalent Amount of any settlement entered into in connection with the Specified Litigation that is not a Lump Sum Settlement), amounts paid or payable pursuant to any Order, license agreement, royalty agreement or any other Contract relating to, or entered into in connection with the full or partial settlement of, the Specified Litigation (including the Lump Sum Equivalent Amount of any Final Judgment entered by the court in connection with the Specified Litigation that is not a Lump Sum Judgment), any amounts paid or payable by or on behalf of Acquiror, the Surviving Corporation or any of the Indemnified Parties to any Company Associate as indemnification or reimbursement of expenses or other amounts paid or payable by such Company Associate in connection with the Specified Litigation, whether or not such Company Associate has actually demanded such amounts during the Survival Period, and any other amounts directly or indirectly paid, payable, suffered or incurred by Acquiror, the Surviving Corporation and other Indemnified Parties at any time after the Effective Time with respect to or in connection with the Specified Litigation; provided, however, that in computing the Post-Merger Specified Litigation Losses, the amount of the Losses associated with any settlement entered into in connection with the Specified Litigation that is not a Lump Sum Settlement, or any Final Judgment entered by the court in connection with the Specified Litigation that is not a Lump Sum Judgment, shall be the “Lump Sum Equivalent Amount” of such settlement or Final Judgment.

“Pre-Closing Indemnity Claim” shall mean a claim made by Acquiror in an Indemnity Claim Notice delivered at or prior to the Closing that: (a) constitutes or involves an allegation by Parent that there was any inaccuracy in, or breach of, any representation or warranty made by the

Company in this Agreement as of the date of this Agreement, without giving effect to (i) any “Company Material Adverse Effect” or other materiality qualification, or any similar qualification, that is contained or incorporated directly or indirectly in such representation or warranty and that would otherwise limit the scope or effect of such representation or warranty, or (ii) any Disclosure Memorandum Update made or purported to have been made on or after the date of this Agreement; or (b) constitutes or involves an allegation by Parent that there has been any failure by the Company to perform or comply, in whole or in part, with any obligation, agreement or covenant in this Agreement.

“Pre-Closing Indemnity Settlement Amount” shall mean the aggregate amount, if any, agreed in writing by the Parties as a reduction to the Aggregate Transaction Value in consideration of the resolution or settlement of all Settled Pre-Closing Indemnity Claims.

“Predecessor Entity” shall mean Abaris, Salus and Summanus.

“Pre-Merger Specified Litigation Loss Amount” shall mean all Losses that are or have been directly or indirectly paid, payable, suffered, borne or incurred by the Company and other Indemnified Parties (or any of them), and all Losses to which the Company and other Indemnified Parties (or any of them) otherwise become or have become subject, that are paid, payable, suffered, borne or incurred at any time between the date of this Agreement and the Effective Time and that directly or indirectly arise or arose from or as a result of, or are or were directly or indirectly connected with, the Specified Litigation (or any appeal relating to the Specified Litigation), including filing fees, court reporter fees, witness fees, accounting fees and expenses, other advisory fees and expenses, amounts paid or payable in full or partial settlement of the Specified Litigation (including the Lump Sum Equivalent Amount of any settlement entered into in connection with the Specified Litigation that is not a Lump Sum Settlement), amounts paid or payable pursuant to any Order, license agreement, royalty agreement or any other Contract relating to, or entered into in connection with the full or partial settlement of, the Specified Litigation (including the Lump Sum Equivalent Amount of any Final Judgment entered by the court in connection with the Specified Litigation that is not a Lump Sum Judgment), any amounts paid or payable by or on behalf of the Company or any of the Indemnified Parties to any Company Associate as indemnification or reimbursement of expenses or other amounts paid or payable by such Company Associate in connection with the Specified Litigation, whether or not such Company Associate has actually demanded such amounts prior to the Effective Time, and any other amounts directly or indirectly paid, payable, suffered or incurred by the Company and other Indemnified Parties at any time between the date of this Agreement and the Effective Time with respect to or in connection with the Specified Litigation; provided, however, that (i) the Pre-Merger Specified Litigation Loss Amount shall not include legal fees and expenses actually paid by the Company to its outside legal counsel between the date of this Agreement and the Effective Time for litigation services performed in connection with the Specified Litigation, and (ii) in computing the Pre-Merger Specified Litigation Loss Amount, the amount of the Losses associated with any settlement entered into in connection with the Specified Litigation that is not a Lump Sum Settlement, or any Final Judgment entered by the court in connection with the Specified Litigation that is not a Lump Sum Judgment, shall be the “Lump Sum Equivalent Amount” of such settlement or Final Judgment. For the avoidance of doubt, the amount of any Final Judgment in the Specified Litigation shall be deemed “payable” (and shall be included in the Pre-Merger Specified Litigation Loss Amount) regardless of whether such Final Judgment remains subject to, or eligible for, an appeal.

“Primary Holdback Amount” shall mean $36,500,000.

“Registration Rights Agreement” shall mean that certain Amended and Restated Registration Rights Agreement dated April 9, 2004, among the Company and certain investors in the Company named therein, as amended by Amendment No. 1 thereto dated as of April 12, 2006.

“Related Party” shall mean: (a) each of the Key Stockholders; (b) each individual who is, or who has at any time been, an officer, director or CIC Employee of the Company or any Predecessor Entity; (iii) each member of the immediate family of each of the Persons referred to in clauses “(a)” and “(b)” above; and (d) any trust or other Entity (other than the Company) in which any one of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

“Representatives” shall mean officers, directors, employees, partners, accountants, auditors, attorneys, advisors, representatives and other agents.

“Residual Per Share Amount” shall mean the amount determined by dividing (a) the amount by which (i) the sum of the Aggregate Closing Transaction Value plus the Aggregate Exercise Amount exceeds (ii) the Aggregate Preference Amount by (b) the Fully Diluted Company Share Number.

“Salus” shall mean the company formerly known as Salus Pharma, Inc., which was merged into the Company on January 1, 2004.

“Series A Preference Amount” shall mean $2.1845 (subject to adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by the Company with respect to the Series A Preferred Stock prior to the Effective Time).

“Series B Preference Amount” shall mean $0.9729 (subject to adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by the Company with respect to the Series B Preferred Stock prior to the Effective Time).

“Series C Preference Amount” shall mean $1.16 (subject to adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by the Company with respect to the Series C Preferred Stock prior to the Effective Time).

“Series A Preferred Stock” shall mean the Company’s Series A Preferred Stock, $0.001 par value per share.

“Series B Preferred Stock” shall mean the Company’s Series B Preferred Stock, $0.001 par value per share.

“Series C Preferred Stock” shall mean the Company’s Series C Preferred Stock, $0.001 par value per share.

“Settled Pre-Closing Indemnity Claims” shall mean Pre-Closing Indemnity Claims that are settled or otherwise resolved between Acquiror and the Company at or prior to the Closing.

“Specified Litigation” shall mean that certain Legal Proceeding entitled “Chiron Corporation, Plaintiff, v. Corus Pharma, Inc., Salus Pharma, Inc., Alan Bruce Montgomery and William Baker, Defendants, Case No. 04-2-35883-SEA in the Superior Court of the State of Washington, for the County of King” and any appeal thereof or related pending, threatened or potential Legal Proceeding involving (a) the Company or any of its products or any Company Associate, and (b) Chiron Corporation or any of its Affiliates (other than any related Legal Proceeding in which one or more Company Associates (but not the Company) is a plaintiff).

“Specified Litigation Document” shall mean any document, record, written material or other information in written or readable form that relates to, or contains any analysis or discussion of, the Specified Litigation.

“Specified Transaction” shall mean any of the following: (a) any merger, consolidation, share exchange, business combination, reorganization, recapitalization or similar transaction involving the Company; (b) any sale, lease, license, exchange, transfer or other disposition of a material portion of the Assets of, or an equity, voting, beneficial or other interest in, the Company; (c) any tender offer or exchange offer for all or any portion of the outstanding securities of the Company; (d) any sale, issuance, grant or disposition of any option, call, warrant or right (whether or not immediately exercisable) to acquire, or any security, instrument or obligation that is or may become convertible into or exchangeable for, five percent or more of the outstanding voting or equity securities of the Company; (e) any partnership, alliance or joint venture involving the Company or any of its products; (f) any borrowing or debt financing involving the Company; or (g) any solicitation in opposition to adoption by the Stockholders of this Agreement or the approval by the Stockholders of the Merger.

“Stockholder Consent” shall mean the written consent of the Stockholders contemplated by Section 6.11.

“Stockholder Representative Committee” shall mean a committee of three representatives of the Non-Dissenting Holders, to be elected by the Non-Dissenting Holders.

“Stockholders” shall mean holders of Company Capital Stock.

“Stockholders’ Agreement” shall mean that certain Amended and Restated Stockholders’ Agreement dated as of April 12, 2006, among the Company and certain stockholders of the Company named therein.

“Subsidiary” of any Person shall mean any Entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns (a) more than 50% of the voting stock, equity interests or value of such Entity, or (b) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body.

“Summanus” shall mean the company formerly known as Summanus Pharma, Inc., which was merged into the Company on January 1, 2004.

“Supplemental Holdback Amount” shall mean the amount (if any) by which (i) the lesser of (A) $13,500,000 or (B) the aggregate total of all Claimed Amounts set forth in Indemnity Claim Notices delivered by Acquiror to the Company during the Pre-Closing Period with respect to Pre-Closing Indemnity Claims, exceeds (ii) the Pre-Closing Indemnity Settlement Amount; provided, however, that notwithstanding the foregoing, in the event that the aggregate total of all Claimed Amounts set forth in Indemnity Claim Notices delivered by Acquiror to the Company during the Pre-Closing Period with respect to Pre-Closing Indemnity Claims is less than $500,000, “Supplemental Holdback Amount” shall mean $0.

“Tax” shall mean any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty or other tax, like assessment or charge of any kind whatsoever in the nature of a tax, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Teva” shall mean Teva Pharmaceutical Industries Ltd.

“Third-Party Claim” shall mean any claim or Legal Proceeding asserted or commenced by a third party against an Indemnified Party for which indemnification is available under Article VIII.

IN WITNESS WHEREOF, the Parties have entered into and signed this Agreement and Plan of Merger as of the date and year first above written.

GILEAD SCIENCES, INC.

By	/s/ John F. Milligan
Name	John F. Milligan, Ph.D.
Its	Executive Vice President and Chief Financial Officer

GRYPHON ACQUISITION SUB, INC.

By	/s/ Gregg H. Alton
Name	Gregg H. Alton
Its	President

CORUS PHARMA, INC.

By	/s/ A. Bruce Montgomery
Name	A. Bruce Montgomery
Its	Chief Executive Officer

/s/ Rodney A. Ferguson
Rodney A. Ferguson, Ph.D., as Chairman of and on Behalf of the Stockholder Representative Committee

[Signature Page to Agreement and Plan of Merger]